UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.            )

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LIONS GATE ENTERTAINMENT CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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LIONS GATE ENTERTAINMENT CORP.

250 Howe Street, 20th Floor
Vancouver, British Columbia V6C 3R8
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404

NOTICE OF ANNUAL GENERAL AND SPECIAL MEETING OF SHAREHOLDERS
To Be Held September 9, 2014

To Our Shareholders:

You are invited to attend the Annual General and Special Meeting of Shareholders (the "Annual Meeting") of Lions Gate Entertainment Corp. ("Lionsgate" or the "Company"), which will be held on Tuesday, September 9, 2014, beginning at 10:00 a.m., local time, at the Shangri-La Hotel, 188 University Avenue, Toronto, Ontario, M5H 0A3, Canada. At the Annual Meeting, shareholders will act on the following matters:

    1.
    Elect 12 directors, each for a term of one year or until their successors are duly elected and qualified;

    2.
    Re-appoint Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2015;

    3.
    Conduct an advisory vote to approve executive compensation;

    4.
    Approve amendments to the Lions Gate Entertainment Corp. 2012 Performance Incentive Plan; and

    5.
    Transact such further and other business as may properly come before the meeting and any continuations, adjournments or postponements thereof.

Shareholders will also receive the audited consolidated financial statements of the Company for the fiscal year ended March 31, 2014, together with the auditor's report thereon. Shareholders of record at 5:00 p.m. (Eastern Standard Time) on July 18, 2014 are entitled to vote at the meeting or any continuations, adjournments or postponements thereof. It is expected that these materials will be mailed to shareholders on or about July 30, 2014.

Registered shareholders unable to attend the Annual Meeting in person are requested to read the enclosed proxy statement and the proxy card that accompany this notice and to complete, sign, date and deliver the proxy card, together with the power of attorney or other authority, if any, under which it was signed (or a notarized certified copy thereof) to IVS Associates, Inc. ("IVS Associates"), Attn: Lionsgate Proxy Tabulation, 1000 N. West Street, Suite 1200, Wilmington, Delaware, 19801, via facsimile at 302-295-3811, or at www.ivselection.com/lionsgate2014. To be effective, proxies must be received by IVS Associates by or at the Annual Meeting prior to the closing of the polls.

If you are not a registered shareholder, please refer to the accompanying proxy statement for information on how to vote your shares.

By Order of the Board of Directors,

/s/ Jon Feltheimer
Jon Feltheimer
Chief Executive Officer

Vancouver, British Columbia
July 29, 2014

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

In accordance with our security procedures, all persons attending the Annual Meeting will be required to present picture identification.

2014 ANNUAL GENERAL AND SPECIAL MEETING OF SHAREHOLDERS OF
LIONS GATE ENTERTAINMENT CORP.

PROXY STATEMENT

This proxy statement is part of a solicitation of proxies by the Board of Directors (the "Board") and management of Lions Gate Entertainment Corp. ("Lionsgate," the "Company," "we," "us" or "our") and contains information relating to our annual general and special meeting of shareholders (the "Annual Meeting") to be held on Tuesday, September 9, 2014, beginning at 10:00 a.m., local time, at the Shangri-La Hotel, 188 University Avenue, Toronto, Ontario, M5H 0A3, Canada, and to any continuations, adjournments or postponements thereof. All dollar figures contained in this proxy statement are in U.S. dollars, unless otherwise indicated. The notice of the Annual Meeting, this proxy statement and the enclosed proxy card will be mailed to shareholders on or about July 30, 2014.

ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors, re-appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2015, conducting an advisory vote on executive compensation and approving amendments to the 2012 Lions Gate Entertainment Corp. Performance Incentive Plan. In addition, after the formal portion of the meeting, the Company's management will report on the Company's performance during fiscal 2014 and respond to appropriate questions from shareholders.

Who is entitled to vote at the Annual Meeting?

Only shareholders of record of the Company's common shares (NYSE: LGF) at 5:00 p.m. (Eastern Standard Time) on July 18, 2014 (the "Record Date") are entitled to receive notice of the Annual Meeting and to vote the common shares that they held on that date at the Annual Meeting, or any continuations, adjournments or postponements of the Annual Meeting. Each outstanding common share entitles its holder to cast one vote on each matter to be voted upon. As of the Record Date, 137,088,387 common shares were outstanding and entitled to vote and held by approximately 669 shareholders of record.

Each shareholder has the right to appoint a person or company to represent the shareholder other than the persons designated in the form of proxy.

Who can attend and vote at the Annual Meeting?

Only registered shareholders of the Company or the persons they appoint as their proxies are permitted to attend and vote at the Annual Meeting. Most shareholders of the Company are "non-registered" shareholders ("Non-Registered Shareholders") because the shares they own are not registered in their names but are, instead, registered in the name of the brokerage firm, bank or trust company through which they purchased the shares. Shares beneficially owned by a Non-Registered Shareholder are registered either: (i) in the name of an intermediary (an "Intermediary") that the Non-Registered Shareholder deals with in respect of the common shares of the Company (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered Registered Retirement Savings Plans, Registered Retirement Income Funds, Registered Education Savings Plans and similar plans); or (ii) in the name of a clearing agency (such as The Canadian Depository for Securities Limited or The Depository Trust & Clearing Corporation) of which the Intermediary is a participant. In accordance with applicable securities law requirements, the Company will have distributed copies of the notice of Annual Meeting, this proxy statement and the proxy card (collectively, the "Meeting Materials") to the clearing agencies and Intermediaries for distribution to Non-Registered Shareholders.

Intermediaries are required to forward the Meeting Materials to Non-Registered Shareholders unless a Non-Registered Shareholder has waived the right to receive them. Intermediaries often use service companies to forward the Meeting Materials to Non-Registered Shareholders. Generally, Non-Registered Shareholders who have not waived the right to receive Meeting Materials will either:

    (i)
    be given a voting instruction form which is not signed by the Intermediary and which, when properly completed and signed by the Non-Registered Shareholder and returned to the Intermediary or its service company, will constitute voting instructions (often called a "voting instruction form") which the Intermediary must follow. Typically, the voting instruction form will consist of a one-page printed form. Sometimes, instead of the one-page pre-printed form, the voting instruction form will consist of a regular printed proxy form accompanied by a page of instructions which contains a removable label with a bar code and other information. In order for the form of proxy to validly constitute a voting instruction form, the Non-Registered Shareholder must remove the label from the instructions and affix it to the form of proxy, properly complete and sign the form of proxy and submit it to the Intermediary or its service company in accordance with the instructions of the Intermediary or its service company; or

    (ii)
    be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted to the number of shares beneficially owned by the Non-Registered Shareholder but which is otherwise not completed by the Intermediary. Because the Intermediary has already signed the form of proxy, this form of proxy is not required to be signed by the Non-Registered Shareholder when submitting the proxy. In this case, the Non-Registered Shareholder who wishes to submit a proxy should properly complete the form of proxy and deposit it with the Company, c/o IVS Associates, Inc., Attn: Lionsgate Proxy Tabulation, 1000 N. West Street, Suite 1200, Wilmington, Delaware, 19801, via facsimile at 302-295-3811.

In either case, the purpose of these procedures is to permit Non-Registered Shareholders to direct the voting of the common shares of the Company they beneficially own. Should a Non-Registered Shareholder who receives one of the above forms wish to vote at the Annual Meeting in person (or have another person attend and vote on behalf of the Non-Registered Shareholder), the Non-Registered Shareholder should request a legal proxy from their Intermediary. Instructions for obtaining legal proxies may be found on the voting instruction form. If you have any questions about voting your shares, please call MacKenzie Partners, Inc. at 1-800-322-2885 or 212-929-5500 or e-mail lionsgate@mackenziepartners.com.

A Non-Registered Shareholder may revoke a voting instruction form or a waiver of the right to receive Meeting Materials and to vote which has been given to an Intermediary at any time by written notice to the Intermediary, provided that an Intermediary is not required to act on a revocation of a voting instruction form or of a waiver of the right to receive Meeting Materials and to vote which is not received by the Intermediary in a timely manner in advance of the Annual Meeting.

What constitutes a quorum?

A quorum is necessary to hold a valid meeting of shareholders. The presence at the Annual Meeting, in person or by proxy, of two holders of the Company's common shares outstanding on the Record Date who, in the aggregate, hold at least 10% of the issued common shares of the Company entitled to vote at the Annual Meeting, will constitute a quorum. Abstentions and "broker non-votes" (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will each be counted as present for purposes of determining the presence of a quorum.

How do I vote at the Annual Meeting?

If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. Registered shareholders that are unable to attend the Annual Meeting in person are requested to read this proxy statement and accompanying proxy card and to complete, sign and date the proxy card, and to return it, together with the power of attorney or other authority, if any, under which it was signed or a notarized certified copy thereof, to IVS Associates, Inc., Attn: Lionsgate Proxy Tabulation, 1000 N. West Street, Suite 1200, Wilmington, Delaware, 19801, via facsimile at 302-295-3811, or at www.ivselection.com/lionsgate2014. To be effective, proxies must be received by IVS Associates by or at the Annual Meeting prior to the closing of the polls.

"Street name" shareholders who wish to vote at the Annual Meeting will need to obtain a proxy or voting instruction form from the institution that holds their shares. See Who can attend and vote at the Annual Meeting? above.

At the Annual Meeting, a representative from IVS Associates, Inc., an independent, third-party company, shall be appointed to act as scrutineer. The scrutineer will determine the number of common shares represented at the Annual Meeting, the existence of a quorum and the validity of proxies, will count the votes and ballots, if required, and will determine and report the results to the Company.

If you are a registered shareholder but do not wish to, or cannot, attend the Annual Meeting in person, you can appoint someone who will attend the Annual Meeting and act as your proxy holder to vote in accordance with your instructions by striking out the printed names of the proposed management nominees on the accompanying proxy card and inserting the name of such other person in the blank space provided therein for that purpose. To vote your shares, your proxy must attend the Annual Meeting. If you do not fill a name in the blank space in the enclosed form of proxy, the persons named in the form of proxy are appointed to act as your proxy holder. Those persons are directors and/or officers of the Company.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote by depositing a duly executed proxy bearing a later date in the manner and within the time described above. See How do I vote at the Annual Meeting? above. You may also revoke a previously deposited proxy (i) by an instrument in writing that is received by or at the Annual Meeting prior to the closing of the polls, (ii) by an instrument in writing provided to the Chairman of the Annual Meeting at the Annual Meeting or any adjournment thereof, or (iii) in any other manner permitted by law. The powers of the proxy holders will be suspended if you attend the Annual Meeting in person and so request, although attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except:

  •
  As necessary to meet applicable legal requirements;

  •
  To allow for the tabulation and certification of votes; and

  •
  To facilitate a successful proxy solicitation.

Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to the Company's management and the Board.

What are the Board of Directors' recommendations?

The enclosed proxy is solicited on behalf of the Board and the Company's management. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board set forth with the description of each item in this proxy statement.

The Board recommends a vote:

  •
  "FOR" the election of each of the nominated directors (see page 11);

  •
  "FOR" the re-appointment of Ernst & Young LLP as our independent registered public accounting firm (see page 15);

  •
  "FOR" the proposal regarding an advisory vote to approve executive compensation (see page 16); and

  •
  "FOR" the proposal regarding approval of amendments to the Lions Gate Entertainment Corp. 2012 Performance Incentive (see page 17).

Other than the proposals described in this document, the Board does not know of any other matters that may be brought before the Annual Meeting. If any other matter should properly come before the Annual Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in accordance with their best judgment.

What vote is required to approve each item?

For the election of each of the 12 nominated directors (Proposal 1), a plurality of the common shares voting in person or by proxy is required to elect each of the 12 nominees for director. A plurality means that the 12 nominees receiving the largest number of votes cast (votes "FOR") will be elected. Shareholders are not permitted to cumulate their shares for purposes of electing directors.

For the re-appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal 2), the advisory vote to approve executive compensation (Proposal 3) and approval of amendments to the Lions Gate Entertainment Corp. 2012 Performance Incentive Plan (Proposal 4) — each requires the affirmative vote of a majority of the votes cast by holders of the Company's common shares present or represented by proxy at the Annual Meeting. Notwithstanding the vote required, please be advised that Proposal 3 (an advisory vote on executive compensation) is advisory only and is not binding on us. The Board will consider the outcome of the vote of this proposal in considering what action, if any, should be taken in response to the advisory vote by shareholders.

Note that if your shares are held by a broker or nominee, such broker or nominee may exercise his or her discretion to vote your shares for Proposal 2 (re-appointment of independent registered public accounting firm) but such broker or nominee will not have authority to vote your shares on Proposal 1 (election of directors), Proposal 3 (an advisory vote on executive compensation) or Proposal 4 (approval of amendments to the Lions Gate Entertainment Corp. 2012 Performance Incentive Plan) unless you provide instructions to him or her regarding how you would like your shares to be voted. If such broker or nominee does not receive such instructions, and as a result is unable to vote your shares on Proposal 1, Proposal 3 or Proposal 4, this will result in a "broker non-vote."

For purposes of determining the number of votes cast, only shares voting "FOR" or "AGAINST" are counted. Abstentions (other than on Proposal 4 — amendments to the Lions Gate Entertainment Corp. 2012 Performance Incentive Plan) and broker non-votes are not treated as votes cast, although they are counted for purposes of determining whether a quorum is present at the Annual Meeting. Under New York Stock Exchange (the "NYSE") listing standards applicable to shareholder approval of equity compensation plans, abstentions are treated as votes cast. Accordingly, for purposes of Proposal 4 only, abstentions will have the effect of a vote "AGAINST" the proposal.

Who pays for the preparation of this proxy statement?

The Company will pay the cost of proxy solicitation, including the cost of preparing, assembling and mailing this proxy statement, notice of the Annual Meeting and enclosed proxy card. In addition to the use of mail, the Company's employees and advisors may solicit proxies personally and by telephone, facsimile, courier service, telegraph, the Internet, e-mail, newspapers and other publications of general distribution. The Company's employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies, and the Company will reimburse those persons for their reasonable out-of-pocket expenses incurred in connection with these activities. The Company will compensate only independent third-party agents that are not affiliated with the Company but who solicit proxies. We have retained MacKenzie Partners, Inc., a third-party solicitation firm, to assist in the distribution of proxy materials and solicitation of proxies on our behalf for an estimated fee of $20,000 plus reimbursement of certain out-of-pocket expenses.

May I propose actions or recommend director nominees for consideration at next year's annual general meeting of shareholders?

Yes. Under U.S. laws, for your proposal or recommendation for director nominees to be considered for inclusion in the proxy statement for next year's annual meeting, we must receive your written proposal no later than April 1, 2015. You should also be aware that your proposal must comply with U.S. Securities and Exchange Commission (the "SEC") regulations regarding inclusion of shareholder proposals in company-sponsored proxy materials. Shareholder proposals or recommendation for director nominees submitted as per the Business Corporations Act (British Columbia) (the "BC Act") to be presented at the next annual general meeting of shareholders must be received by our Corporate Secretary at our registered office no later than June 5, 2015, and must comply with the requirements of the BC Act. If you wish to recommend a director nominee you should also provide the information set forth under Information Regarding the Board of Directors and Committees of the Board of Directors — Shareholder Communications.

If the date of the 2015 annual meeting is advanced or delayed by more than 30 days from the date of the 2014 annual meeting, under U.S. laws, shareholder proposals intended to be included in the proxy statement for the 2015 annual meeting must be received by us within a reasonable time before we begin to print and mail the proxy statement for the 2015 annual meeting. Upon any determination that the date of the 2015 annual meeting will be advanced or delayed by more than 30 days from the date of the 2014 annual meeting, we will disclose the change in the earliest practicable Quarterly Report on Form 10-Q.

SEC rules also govern a company's ability to use discretionary proxy authority with respect to shareholder proposals that were not submitted by the shareholders in time to be included in the proxy statement. In the event a shareholder proposal is not submitted to us prior to June 15, 2015, the proxies solicited by the Board for the 2015 annual meeting of shareholders will confer authority on the proxyholders to vote the shares in accordance with the recommendations of the Board if the proposal is presented at the 2015 annual meeting of shareholders without any discussion of the proposal in the proxy statement for such meeting. If the date of the 2015 annual meeting is advanced or delayed more than 30 days from the date of the 2014 annual meeting, then the shareholder proposal must have been submitted to us within a reasonable time before we mail the proxy statement for the 2015 annual meeting.

Who can I contact if I have questions?

Shareholders who have questions about deciding how to vote should contact their financial, legal or professional advisors. For any queries referencing information in this proxy statement or in respect of voting your shares, please call MacKenzie Partners, Inc. at 1-800-322-2885 or 212-929-5500 or e-mail lionsgate@mackenziepartners.com.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on September 9, 2014

The notice of the Annual Meeting, this proxy statement and the enclosed proxy card will be mailed to shareholders on or about July 30, 2014. Our proxy statement and fiscal 2014 Annual Report to Shareholders will also be available in the Corporate/Reports section on our website at www.lionsgate.com.

NO PERSON IS AUTHORIZED ON BEHALF OF THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION AND/OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED, AND THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

Our registered and head office is located at 250 Howe Street, 20th Floor, Vancouver, British Columbia V6C 3R8. Our principal executive offices and our corporate head office is located at 2700 Colorado Avenue, Suite 200, Santa Monica, California 90404, and our telephone number is (310) 449-9200. Our website is located at www.lionsgate.com. Website addresses referred to in this proxy statement are not intended to function as hyperlinks, and the information contained on our website is not a part of this proxy statement. As used in this proxy statement, unless the context requires otherwise, the terms "Lionsgate," "we," "us," "our" and the "Company" refer to Lions Gate Entertainment Corp. and its subsidiaries.

The date of this proxy statement is July 29, 2014

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table presents certain information about beneficial ownership of our common shares as of July 18, 2014 by each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of our common shares. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and dispositive power with respect to all common shares shown as beneficially owned by them, subject to community property laws, where applicable.

Name of Beneficial Owner(1)	Number of Shares	Percent of Total(2)
Mark H. Rachesky, M.D.(3)	51,312,928	37.4%
Capital Research Global Investors(4)	8,921,000	6.5%
Capital World Investors(5)	7,537,700	5.5%

(1)
The addresses for the listed beneficial owners are as follows: Mark H. Rachesky, M.D. c/o MHR Fund Management LLC, 40 West 57th Street, 24th Floor, New York, NY 10019; Capital Research Global Investors, 333 South Hope Street, Los Angeles, California 90071; and Capital World Investors, 333 South Hope Street, Los Angeles, California 90071.

(2)
The percentage of total common shares owned by each person (or group of affiliated persons) is calculated by dividing: (1) the number of common shares deemed to be beneficially held by such person (or group of affiliated persons) as of July 18, 2014, as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") by (2) the sum of (A) 137,088,387 which is the number of common shares outstanding as of July 18, 2014; plus (B) the number of common shares issuable upon the exercise of options and other derivative securities, if any, exercisable as of July 18, 2014 or within 60 days thereafter, held by such person (or group of affiliated persons) (i.e., September 16, 2014).

(3)
The information is based solely on the information in a Form 4 filed with the SEC on April 3, 2014 by Dr. Rachesky. Includes 1,521 restricted share units that will vest on or before September 16, 2014. According to the information in the Form 4: MHR Advisors LLC and MHRC LLC, each have sole voting and dispositive power over 2,686,673 shares; MHR Institutional Advisors III LLC and MHRC II LLC each have sole voting and dispositive power over 8,278,176 shares; MHR Institutional Advisors has sole voting and dispositive power over 40,297,050 shares; MHR Fund Management LLC and MHR Holdings LLC each have sole voting and dispositive power over 51,261,899 shares; and Dr. Rachesky has sole voting and dispositive power over 51,312,928 shares.

(4)
The information is based solely on a Schedule 13F-HR filed on May 15, 2014 with the SEC by Capital Research Global Investors.

(5)
The information is based solely on a Schedule 13F-HR filed on May 15, 2014 with the SEC by Capital World Investors.

 SECURITY OWNERSHIP OF MANAGEMENT

The following table presents certain information about beneficial ownership of our common shares as of July 18, 2014 by (i) each current director, nominee for director and current named executive officer, and (ii) all current directors and executive officers as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and dispositive power with respect to all common shares shown as beneficially owned by them, subject to community property laws, where applicable. Except for common shares in brokerage accounts, which may, from time to time together with other securities in the account, serve as collateral for margin loans made in such accounts (other than a $150,000 minimum value of shares required to be held in the Company), no shares reported as beneficially owned have been pledged as security for any loan or indebtedness.

Name of Beneficial Owner(1)	Number of Shares(1)	Percent of Total(2)
James W. Barge(3)	50,000	*
Steven Beeks(4)	308,747	*
Michael Burns(5)	3,016,457	2.2%
Gordon Crawford(6)	202,638	*
Arthur Evrensel(7)	56,249	*
Jon Feltheimer(8)	3,924,266	2.9%
Frank Giustra(7)	106,566	*
Brian Goldsmith(9)	159,267	*
Morley Koffman(7)	78,725	*
Wayne Levin(10)	235,364	*
Harald Ludwig(7)	129,778	*
G. Scott Paterson(7)	269,379	*
Mark H. Rachesky, M.D.(11)	51,312,928	37.4%
Daryl Simm(7)	63,651	*
Hardwick Simmons(7)	87,266	*
Phyllis Yaffe(7)	27,565	*
All current executive officers and directors as a group (16 persons)	60,028,846	43.6%

*
Less than 1%

(1)
Pursuant to Rule 13d-3(d)(1) of the Exchange Act, amount includes vested restricted share units and restricted share units vesting and options exercisable within 60 days of July 18, 2014 (i.e., September 16, 2014).

(2)
The percentage of total common shares owned by each person (or group of affiliated persons) is calculated by dividing: (1) the number of common shares deemed to be beneficially held by such person (or group of affiliated persons) as of July 18, 2014, as determined in accordance with Rule 13d-3 under the Exchange Act by (2) the sum of (A) 137,088,387 which is the number of common shares outstanding as of July 18, 2014; plus (B) the number of common shares issuable upon the exercise of options and other derivative securities, if any, exercisable as of July 18, 2014 or within 60 days thereafter, held by such person (or group of affiliated persons) (i.e., September 16, 2014).

(3)
Includes 6,250 restricted share units and 43,750 common shares subject to options that are exercisable on or before September 16, 2014.

(4)
Includes 233,333 common shares subject to options that are currently exercisable.

(5)
Includes 1,514,286 common shares subject to options that are currently exercisable.

(6)
Includes 445 restricted share units that will vest on or before September 16, 2014.

(7)
Includes 1,521 restricted share units that will vest on or before September 16, 2014.

(8)
Includes 1,862,500 common shares subject to options that are currently exercisable.

(9)
Includes 83,334 common shares subject to options that are currently exercisable.

(10)
Includes 116,666 common shares subject to options that are currently exercisable.

(11)
The information is based solely on the information in a Form 4 filed with the SEC on April 3, 2014 by Dr. Rachesky. Includes 1,521 restricted share units that will vest on or before September 16, 2014. According to the information in the Form 4: MHR Advisors LLC and MHRC LLC, each have sole voting and dispositive power over 2,686,673 shares; MHR Institutional Advisors III LLC and MHRC II LLC each have sole voting and dispositive power over 8,278,176 shares; MHR Institutional Advisors has sole voting and dispositive power over 40,297,050 shares; MHR Fund Management LLC and MHR Holdings LLC each have sole voting and dispositive power over 51,261,899 shares; and Dr. Rachesky has sole voting and dispositive power over 51,312,928 shares.

PROPOSAL 1
ELECTION OF DIRECTORS

Nominees for Directors

Upon the recommendation of the Nominating and Corporate Governance Committee of the Board, the 12 persons named below have been nominated for election as directors. Each nominee, if elected at the Annual Meeting, will serve until our 2015 Annual General Meeting of Shareholders, or until his or her successor is duly elected or appointed, unless his or her office is earlier vacated in accordance with our Articles or applicable law. Proxies cannot be voted for a greater number of persons than the nominees named.

The nominees have consented to serve on the Board and the Board has no reason to believe that they will not serve if elected. However, if any of them should become unavailable to serve as a director, and if the Board has designated a substitute nominee, the persons named as proxies will vote for this substitute nominee. There are no family relationships among the nominees for directors or executive officers of the Company. Ages are as of July 18, 2014.

Michael Burns

  Age:  55
  Director Since:  August 1999
  Position with the Company:  Mr. Burns has been our Vice Chairman since March 2000.
  Business Experience:  Mr. Burns served as Managing Director and Head of the Office at Prudential Securities Inc.'s Los Angeles Investment Banking Office from 1991 to March 2000.
  Other Directorships:  Mr. Burns is the Chairman and a co-founder of Novica.com, a private company, and a member of the Board of Visitors of the John E. Anderson Graduate School of Management at the University of California at Los Angeles.
  Qualifications:  Mr. Burns has joined with Mr. Feltheimer in building the Company into a leading global entertainment company with annual revenue of approximately $2.6 billion in fiscal 2014. Through an accomplished career specialized in raising equity within the media and entertainment industry, Mr. Burns brings important business and financial expertise to the Board in its deliberations on complex transactions and other financial matters. Additionally, Mr. Burns' extensive knowledge of, and history with, the Company, his financial and investment banking expertise, his in-depth understanding of our industry, his connections in the business community and relationships with our shareholders, makes Mr. Burns an invaluable advisor to the Board.
  Residence:  Santa Monica, California

Gordon Crawford

  Age:  67
  Director Since:  February 2013
  Position with the Company:  Mr. Crawford is a member of the Strategic Advisory Committee of the Board.
  Business Experience:  Since June 1971, Mr. Crawford served in various positions at Capital Research and Management, a privately held investment management company. In December 2012, Mr. Crawford retired as its Senior Vice President. Currently, Mr. Crawford serves as Chairman of the Board of Trustees of the U.S. Olympic and Paralympic Foundation, and is a Life Trustee on the Board of Trustees of Southern California Public Radio. Mr. Crawford formerly served as Vice Chairman at The Nature Conservancy and Vice Chairman of the Paley Center for Media.
  Qualifications:  Mr. Crawford has been one of the most influential and successful investors in the media and entertainment industry since 1971. This professional experience and deep understanding of the media and entertainment sector makes Mr. Crawford a valuable member of our Board.
  Residence:  La Cañada, California

Arthur Evrensel

  Age:  56
  Director Since:  September 2001
  Position with the Company:  Mr. Evrensel is Chairman of the Compensation Committee of the Board.
  Business Experience:  Mr. Evrensel is a founding partner of the law firm of Michael, Evrensel & Pawar LLP, which was formed in February 2014. Prior to that, Mr. Evrensel was a partner with the law firm of Heenan Blaikie LLP from 1992 until February 2014.
  Qualifications:  Mr. Evrensel is a leading counsel in entertainment law relating to television and motion picture development, production, financing and distribution, as well as in the areas of new media and video game law. Mr. Evrensel is recognized as one of Canada's leading entertainment lawyers in the   Guide to the Leading 500 Lawyers in Canada published by Lexpert/American Lawyer, the Euromoney Legal Media Group's Guide to the World's Leading Technology, Media & Telecommunications Lawyers, and in The Best Lawyers in Canada (Woodward/White). In 2012, he was named Vancouver's Best Lawyer of the Year in Entertainment Law, and has been recognized in the 2014 Canadian Legal Lexpert Directory in entertainment law. Mr. Evrensel has also published numerous articles on international co-productions and bank financing in the filmed entertainment industry, has lectured at McGill University, University of British Columbia and the University of Victoria, and has chaired numerous seminars and conferences on the film and television industry in Canada, the United States, China and England. This expertise, along with his in-depth understanding of our industry and his network in the business and entertainment community provide meaningful leadership for the Board.
  Residence:  North Vancouver, British Columbia

Jon Feltheimer

  Age:  62
  Director Since:  January 2000
  Position with the Company:  Mr. Feltheimer has been our Chief Executive Officer since March 2000 and served as the Co-Chairman of the Board from June 2005 to February 2012.
  Business Experience:  Mr. Feltheimer worked for Sony Pictures Entertainment from 1991 to 1999, serving as Founder and President of TriStar Television from 1991 to 1993, as President of Columbia TriStar Television from 1993 to 1995, and, from 1995 to 1999, as President of Columbia TriStar Television Group and Executive Vice President of Sony Pictures Entertainment.
  Qualifications:  During Mr. Feltheimer's tenure, the Company has grown from its independent studio roots into a leading next generation global content leader with a reputation for innovation. As our Chief Executive Officer, Mr. Feltheimer provides a critical link to management's perspective in Board discussions regarding the businesses and strategic direction of the Company. With over 30 years of experience in the entertainment industry, Mr. Feltheimer brings an unparalleled level of strategic and operational experience to the Board, as well as an in-depth understanding of our industry and invaluable relationships in the business and entertainment community.
  Residence:  Los Angeles, California

Frank Giustra

  Age:  56
  Director Since:  December 2010
  Position with the Company:  Mr. Giustra founded Lionsgate in 1997 and was our Chairman from 1997 to 2003.
  Business Experience:  Since August 2007, Mr. Giustra has been the President and Chief Executive Officer of Fiore Financial Corporation ("Fiore"), a private boutique merchant banking firm focused on creating, financing, and launching investment opportunities in the natural resource sector. Fiore provides certain of its services exclusively to Endeavour Financial Corporation, of which Mr. Giustra was Chairman from January 2001 to August 2007.
  Other Directorships:  Mr. Giustra is a director and member of the Corporate Governance Committee, the Compensation Committee and the Health and Safety Committee of Petromanas Energy Inc. (PMI: TSVX), and a director of Endeavour Mining Corp. (EDV: TSX). From July 2010 to June 2013, Mr. Giustra was a member of the Board of Directors of Eacom Timber Corporation (ETR: TSXV), from July 2008 to March 2011, a member of the Board of Directors of Gold Wheaton Gold Corp., a former public company then listed on the Toronto Stock Exchange, from February 2010 to September 2010, a member of the Board of Directors of Crew Gold Corporation (CRU: TSX), from October 2009 to September 2010, a member of the Board of Directors of Etruscan Resources Inc., a former public company then listed on the Toronto Stock Exchange, from April 2007 to June 2008, a member of the Board of Directors of Peak Gold Ltd., a former public company then listed on the TSX Venture Exchange, and from October 2005 to February 2007, a member of the Board of Directors of UrAsia Energy Ltd., a former public company then listed on the TSX Venture Exchange. Mr. Giustra is also a member of the Board of Trustees of the William J. Clinton Foundation and International Crisis Group, a director of the Radcliffe Foundation, sits on the Board of Streettohome Foundation and a Trustee of the Boston's Museum of Fine Arts. In June 2007, Mr. Giustra and Former President Bill Clinton launched the Clinton Giustra Sustainable Growth Initiative, which focuses on alleviating poverty in the developing world in partnership with the global mining community.
  Qualifications:  Mr. Giustra's reputation and relationships with the investment community, which includes investment banks, commercial banks, and large institutional equity investors, and his prior experience in the entertainment industry as the founder of the Company, provide the requisite qualifications, skills, perspectives and experience that make him well qualified to serve on the Board.
  Residence:  Vancouver, British Columbia

Morley Koffman, Q.C.

  Age:  84
  Director Since:  November 1997
  Position with the Company:  Mr. Koffman is Chairman of the Nominating and Corporate Governance Committee of the Board and a member of the Audit & Risk Committee of the Board.
  Business Experience:  Mr. Koffman is a lawyer with the firm of Koffman Kalef LLP, where he has practiced since 1993.
  Other Directorships:  From 1993 to 2007, Mr. Koffman was a director, a member of the Audit Committee and Chairman of the Corporate Governance Committee of Ainsworth Lumber Co. Ltd. (ANS: TSX).
  Qualifications:  Mr. Koffman has considerable strength and experience as a corporate and commercial lawyer for the past 50 years. In 2012, Mr. Koffman was named as 'best' corporate lawyer in British Columbia, and was also awarded the Lifetime Achievement Award by the University of British Columbia Law School. Mr. Koffman has also been a director and member of audit committees and corporate governance committees of several public companies over his years of practice. Mr. Koffman's legal background and knowledge of British Columbia law and long-time service on the Audit & Risk Committee of the Board and the Nominating and Corporate Governance Committee of the Board provide the Board with the perspective of an experienced lawyer who has evaluated operational and business issues similar to those facing the Company.
  Residence:  Vancouver, British Columbia

Harald Ludwig

  Age:  59
  Director Since:  November 1997 to December 2004, reappointed in June 2005.
  Business Experience:  Since 1985, Mr. Ludwig has served as President and Chief Executive Officer of Macluan Capital Corporation, a private equity firm.
  Other Directorships:  Mr. Ludwig is a director, a member of the Governance and Nominating Committee and Chairman of the Compensation Committee of West Fraser Timber Co. Limited (WFT: TSX), a director, Chairman of the Corporate Governance and Nominating Committee, and member of the Audit and Compensation Committees of Canadian Overseas Petroleum Limited (formerly Velo Energy, Inc.) (XOP: TSXV), and a director and member of the Conflict Committee of Seaspan Corporation (SSW: NYSE). From 2007 to 2009, Mr. Ludwig was a director of Third Wave Acquisition Corp., a company formerly listed on the American Stock Exchange, from 2010 to 2012, a director of Prima Columbia Hardwood Inc. (PCT: TSXV), from 2011 to 2013, a director of West African Iron Ore Corp. (WAI: TSXV), and from 2011 to 2013, a director of Zattikka plc (ZATT: LON).
  Qualifications:  With over 30 years of business and investment experience, and as a founding partner or private equity investor in a number of North American and international private equity firms, hedge funds, mezzanine lenders, growth capital providers, distressed investment firms and real estate investment vehicles, Mr. Ludwig provides unique insight and valuable advice on business practices. Moreover, Mr. Ludwig's practical business experience, financial and business acumen and his connections in the business community provide the Board with critical perspective on the business issues the Company faces and make him uniquely qualified to serve on the Board.
  Residence:  West Vancouver, British Columbia

G. Scott Paterson

  Age:  50
  Director Since:  November 1997
  Position with the Company:  Mr. Paterson is Chairman of the Audit & Risk Committee of the Board.
  Business Experience:  Mr. Paterson is Vice Chairman of NeuLion Inc. (NLN: TSX), a leader specializing in digital video broadcasting, distribution and monetization. Mr. Paterson previously served as Chairman and Chief Executive Officer of Yorkton Securities Inc. He was also former Chairman of the Canadian Venture Stock Exchange and former Vice Chairman of the Toronto Stock Exchange. In 2009, Mr. Paterson obtained an ICD.d designation by graduating from the Rotman Institute of Corporate Directors at the University of Toronto. In 2014, Mr. Paterson obtained a Certificate in Entertainment Law from Osgoode Hall Law School, York University.
  Other Directorships:  Mr. Paterson is a member of the Nominating & Governance Committee and Chairman of Symbility Solutions Inc. (SY: TSX), Co-Chairman of Gale Force Petroleum Inc. (GFP: TSXV), Chairman of Apogee Silver Ltd. (APE: TSXV) and Chairman of Engagement Labs Inc. (EL: TSX). From 2003 to 2007, Mr. Paterson was a member of the Board and Audit Committee of Rand A Technology Corp. and from 1994 to 2002, a member of the Board of Leitch Technology Corp., both then listed on the Toronto Stock Exchange and both subsequently acquired. In addition, Mr. Paterson is Chairman of the Merry Go Round Children's Foundation and a Governor of Ridley College.
  Qualifications:  Mr. Paterson's investment banking background and experience with the Canadian securities industry, together with his management experience at entertainment-related companies provide the Board with significant operational and financial expertise with specific application to the entertainment industry. His varied service as a director and chairman of other public companies brings him a wide range of knowledge surrounding strategic transactions, board of director oversight, corporate responsibility and securities regulations that is valuable to the Board when considering recommendations and decisions for the Company.
  Residence:  Toronto, Ontario

Mark H. Rachesky, M.D.

  Age:  55
  Director Since:  September 2009
  Position with the Company:  Dr. Rachesky is Chairman of the Board, a member of the Strategic Advisory Committee of the Board and a member of the Compensation Committee of the Board.
  Business Experience:  Dr. Rachesky is the President of MHR Fund Management LLC, an investment manager of various private investment funds that invest in inefficient market sectors, including special situation equities and distressed investments, a position he has held since 1996. Dr. Rachesky holds an M.B.A. from the Stanford University School of Business, an M.D. from the Stanford University School of Medicine, and a B.A. from the University of Pennsylvania.
  Other Directorships:  Dr. Rachesky is the Non-Executive Chairman of the Board of Directors, member of the Executive Committee and Chairman of the Compensation Committee of Loral Space & Communications Inc. (LORL: NASDAQ), non-executive Chairman of the Board and member of the Compensation & Corporate Governance Committee of Telesat Canada, a non-executive director and member of the Nominating and Governance Committee and the Compensation Committee of Emisphere Technologies, Inc. (EMIS: OTCBB), a non-executive director of Titan International, Inc. (TWI: NYSE), and a non-executive director and member of the Nominating and Governance Committee, Co-Chairman of the Finance Committee and a member of the Compensation Committee of Navistar International Corporation (NAV: NYSE). Dr. Rachesky formerly served on the Board of Directors of Neose Technologies, Inc. (NASDAQ: NTEC) and NationsHealth, Inc. (formerly quoted on OTCBB: NHRX), and was a director of Leap Wireless International, Inc. (NASDAQ: LEAP) until its merger with AT&T in March 2014.
  Qualifications:  Dr. Rachesky has demonstrated leadership skills as well as extensive financial expertise and broad-based business knowledge and relationships. In addition, as the President of MHR, with a demonstrated investment record in companies engaged in a wide range of businesses over the last 15 years, together with his experience as chairman and director of other public and private companies, Dr. Rachesky brings to the Board broad and insightful perspectives relating to economic, financial and business conditions affecting the Company and its strategic direction.
  Residence:  New York, New York

Daryl Simm

  Age:  53
  Director Since:  September 2004
  Position with the Company:  Mr. Simm is a member of the Nominating and Corporate Governance Committee of the Board and a member of the Compensation Committee of the Board.
  Business Experience:  Since 1998, Mr. Simm has been Chairman and Chief Executive Officer of Omnicom Media Group, a division of Omnicom Group, Inc. (OMC:NYSE), of which he is an officer.
  Qualifications:  During his career, Mr. Simm has played a leading role in the decoupling of media services from ad agencies, resulting in the best media values and cost improvements. Under Mr. Simm's tenure at Omnicom, the company has been honored as the world's most creative media agency for a number of years by The Gunn Report for Media, which evaluates global media creativity. Additionally, Mr. Simm has received numerous industry awards over the years, including "Media Maven" by Advertising Age and the Media Executive of the Year and Media Innovator Awards. This knowledge and experience in leading a highly successful, entrepreneurial, creative-led agency provides meaningful leadership in these areas to the Board.
  Residence:  Greenwich, Connecticut

Hardwick Simmons

  Age:  74
  Director Since:  June 2005
  Position with the Company:  Mr. Simmons is Chairman of the Strategic Advisory Committee of the Board and a member of the Audit & Risk Committee of the Board.
  Business Experience:  Mr. Simmons currently serves as a director of various privately held companies. From February 2001 to June 2003, Mr. Simmons served first as Chief Executive Officer and then as Chairman and Chief Executive Officer at The NASDAQ Stock Market Inc. From May 1991 to December 2000, Mr. Simmons served as President and Chief Executive Officer of Prudential Securities Incorporated.
  Other Directorships:  Mr. Simmons is currently the Lead Director and Chairman of the Audit and Risk Committee of Raymond James Financial (RJF: NYSE). Additionally, from 2007 to 2009, Mr. Simmons was a director of Geneva Acquisition Corp., a company listed on the American Stock Exchange.
  Qualifications:  Mr. Simmons, through an accomplished career overseeing one of the largest equity securities trading markets in the world and other large complex financial institutions, brings important business and financial expertise to the Board in its deliberations on complex transactions and other financial matters. In addition, his broad business knowledge, connections in the business community, and valuable insight regarding investment banking and regulation is relevant to the Board's oversight of the Company's business.
  Residence:  Marion, Massachusetts

Phyllis Yaffe

  Age:  65
  Director Since:  September 2009
  Position with the Company:  Ms. Yaffe is a member of the Audit & Risk Committee of the Board and a member of the Nominating and Corporate Governance Committee of the Board.
  Business Experience:  From June 2005 to December 2007, Ms. Yaffe was Chief Executive Officer and a member of the Board of Directors of Alliance Atlantis Communications, a media company for whom she has worked in several capacities since 1998. Alliance Atlantis Communications was acquired in 2007 by CanWest Global Communications.
  Other Directorships:  Ms. Yaffe is Lead Director, the Chair of the Nominating and Governance Committee and a member of the Salary and Organization Committee of Torstar Corporation (TS.B: TSX), and the Chair of the Board of Cineplex Entertainment LP. Cineplex Inc. owns approximately 99.6% of Cineplex Entertainment LP (CGX: TSX). Additionally, from 2010 to July 2013, Ms. Yaffe was a director of Astral Media, Inc. (ACM: TSX). Ms. Yaffe is also a member (former Chair) of the Board of Governors of Ryerson University, the Chair of Women Against Multiple Sclerosis (Canada) and a member of the Board of Directors of Blue Ant Media, an independent Canadian broadcasting and media company specializing in the operation of multi-platform broadcast and video-on-demand channels and content production.
  Qualifications:  Ms. Yaffe has extensive experience in the entertainment industry. At Alliance Atlantis,

  Ms. Yaffe was responsible for overseeing worldwide operations, including all of its Canadian specialty television channels, its international television distribution business and the hit CSI franchise. In 1999, Ms. Yaffe was selected as the Canadian Women in Communications Woman of the Year, and received the Lifetime Achievement Award from Women in Film and Television in April 2000. In 2006, Ms. Yaffe was included in the Women's Executive Network's list of Canada's 100 Most Powerful Women and in November 2007, she was inducted into the Canadian Association of Broadcasters' Broadcast Hall of Fame. Ms. Yaffe brings to the Board new broadcast expertise as the Company continues its successful diversification into television production and broadcasting.
  Residence:  Toronto, Ontario

Vote Required and Board Recommendation

A plurality of the common shares voting in person or by proxy is required to elect each of the 12 nominees for director. A plurality means that the 12 nominees receiving the largest number of votes cast (votes "FOR") will be elected. Shareholders are not permitted to cumulate their shares for purposes of electing directors.

For purposes of this proposal, abstentions and broker non-votes will not be counted as votes cast in determining the number of votes necessary for the election of each of the nominated directors.

UNLESS SUCH AUTHORITY IS WITHHELD, THE PROXIES GIVEN PURSUANT TO THIS SOLICITATION WILL BE VOTED FOR THE ELECTION OF EACH DIRECTOR. THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

PROPOSAL 2
RE-APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the request of the Audit & Risk Committee, Ernst & Young LLP will be nominated at the Annual Meeting for re-appointment as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2015 at remuneration to be fixed by the Audit & Risk Committee. Ernst & Young LLP has been our independent registered public accounting firm since August 2001.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, and will have the opportunity to make a statement if they desire to do so, and to respond to appropriate questions from shareholders.

Vote Required and Board Recommendation

The affirmative vote of a majority votes cast by holders of the Company's common shares present or represented by proxy at the Annual Meeting is required for the re-appointment of Ernst & Young LLP as our independent registered public accounting firm. For purposes of this proposal, abstentions will not be counted as votes cast in determining the number of votes necessary for the re-appointment of Ernst & Young LLP as our independent registered public accounting firm.

UNLESS SUCH AUTHORITY IS WITHHELD, THE PROXIES GIVEN PURSUANT TO THIS SOLICITATION WILL BE VOTED FOR THE RE-APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING MARCH 31, 2015, AT A REMUNERATION TO BE DETERMINED BY THE AUDIT & RISK COMMITTEE. THE BOARD RECOMMENDS THEIR RE-APPOINTMENT.

 PROPOSAL 3
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Company is providing its shareholders with the opportunity to cast a non-binding, advisory vote on the compensation of our Named Executive Officers (as defined below) as disclosed pursuant to the SEC's executive compensation disclosure rules and set forth in this proxy statement (including in the compensation tables and narratives accompanying those tables as well as in the Compensation Discussion and Analysis).

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, the Board will request your advisory vote on the following resolution at the Annual Meeting:

  RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed in this proxy statement pursuant to the SEC's executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

This vote is an advisory vote only and will not be binding on the Company, the Board or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Board or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and administering the Company's executive compensation program, values the opinions expressed by shareholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for the Named Executive Officers.

The Company's current policy is to provide shareholders with an opportunity to approve the compensation of the Named Executive Officers each year at the Annual Meeting of Shareholders. It is expected that the next such vote will occur at the 2015 Annual Meeting.

Vote Required and Board Recommendation

Approval of this Proposal No. 3 requires the affirmative vote of the holders of a majority of the votes cast by holders of the Company's common shares present in person or by proxy at the Annual Meeting. For purposes of this proposal, abstentions and broker non-votes will not be counted as votes cast in determining the number of votes necessary for the advisory vote to approve executive compensation.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL NO. 3.

PROPOSAL 4
APPROVAL OF AMENDMENTS TO THE LIONS GATE ENTERTAINMENT CORP.
2012 PERFORMANCE INCENTIVE PLAN

General

At the Annual Meeting, shareholders will be asked to approve the following amendments to the Lions Gate Entertainment Corp. 2012 Performance Incentive Plan (the "2012 Plan"), which were previously adopted by the Board on July 21, 2014, subject to shareholder approval:

  •
  Increase in Aggregate Share Limit.  The 2012 Plan currently limits the aggregate number of the Company's common shares that may be delivered pursuant to all awards granted under the plan to 20,000,000 shares. The proposed amendments would increase this limit by an additional 7,600,000 shares so that the new aggregate share limit for the 2012 Plan would be 27,600,000 shares. (This number excludes shares that were subject to awards originally granted under the Lions Gate Entertainment Corp. 2004 Performance Incentive Plan (the "2004 Plan") and became available for grant purposes under the 2012 Plan in accordance with the terms of the 2012 Plan.) If stockholders approve the proposed amendments, there would also be a corresponding increase of 7,600,000 shares to the limit on the number of shares that may be delivered pursuant to "incentive stock options" granted under the 2012 Plan. For purposes of clarity, any shares that are delivered pursuant to incentive stock options also count against (and are not in addition to) the 2012 Plan aggregate share limit described above.

  •
  Modification of Fungible Share-Counting Ratio.  The 2012 Plan currently provides that shares issued in respect of any "full-value award" (which generally includes awards other than stock option grants and share appreciation rights) are counted against the 2012 Plan aggregate share limit described above as 2.0 shares for every one share actually issued in connection with the award. The proposed amendments would decrease this share-counting ratio for full-value awards so that shares issued in respect of any full-value awards under the 2012 Plan granted after the Annual Meeting would be counted against the 2012 Plan aggregate share limit as 1.9 shares for every share actually issued.

  •
  Change in Share-Counting Rules.  The 2012 Plan currently provides that shares that are exchanged by a participant or withheld by the Company as payment in connection with an award under the plan, as well as any shares exchanged by a participant or withheld by the Company to satisfy the tax withholding obligations related to any award, are not available for subsequent awards under the plan. Under the proposed amendments, effective as of the Annual Meeting date, any such shares that are exchanged by a participant or withheld by the Company as payment of a "full-value award," or to satisfy the tax withholding obligations related to such an award, would be available for subsequent awards under the 2012 Plan (with any such shares becoming available for subsequent awards taking into account the premium share-counting rule for full-value awards described above).

  •
  Extension of Performance-Based Award Feature.  One element of the 2012 Plan is the flexibility to grant certain performance-based awards designed to satisfy the requirements for deductibility of compensation under Section 162(m) of the U.S. Internal Revenue Code. These awards are referred to as "Performance-Based Awards" and are in addition to other awards, such as stock options and share appreciation rights, expressly authorized under the 2012 Plan which may also qualify as performance-based compensation for Section 162(m) purposes. If stockholders approve this 2012 Plan proposal, the Performance-Based Award feature of the 2012 Plan will be extended through the first annual meeting of stockholders that occurs in 2019 (this expiration time is earlier than the general expiration date of the 2012 Plan and is required under applicable tax rules). See Summary Description of the 2012 Performance Incentive Plan — Performance-Based Awards below.

As of July 4, 2014, a total of 1,711,213 of the Company's common shares were available for new award grants under the 2012 Plan. The 2012 Plan is the only plan maintained by the Company under which new equity awards can be granted.

The Company believes that incentives and share-based awards focus employees on the objective of creating shareholder value and promoting the success of the Company, and that incentive compensation plans like the 2012 Plan are an important attraction, retention and motivation tool for participants in the plan. The Board believes the foregoing amendments are important to give the Company flexibility to structure future incentives and better attract, retain and award key employees and other participants in the plan.

If shareholders do not approve this 2012 Plan proposal, the current share limits, term and other provisions of the 2012 Plan will continue in effect.

Awards Outstanding Under Company Plans

As of July 4, 2014, the outstanding awards under all of the Company's equity compensation arrangements (including awards granted under the 2012 Plan and the 2004 Plan, and excluding awards that may only be settled in cash), referred to as the Company's "overhang," were as follows:

  •
  A total of 14,283,847 the Company's common shares were subject to outstanding options and share appreciation rights. The weighted average exercise price of these outstanding options and share appreciation rights was $21.06, and the weighted average remaining term was 7.18 years. The Company's outstanding options and share appreciation rights do not include dividend equivalent rights and may not be transferred (subject to limited exceptions referred to below, such as transfers on death or, with the Company's approval, to a family member for tax or estate planning purposes); and

  •
  A total of 2,117,779 of the Company's common shares were subject to outstanding awards of restricted stock units.

Burn Rate Information and Commitment

The following table presents information regarding the Company's burn rate for the past three complete fiscal years. For this purpose, the "burn rate" for any particular fiscal year means the total number of Company common shares issuable upon exercise or payment, as the case may be, of the equity-based awards granted by the Company during that fiscal year divided by the Company's weighted average number of common shares issued and outstanding during that fiscal year. In calculating the burn rate, shares issuable upon exercise or payment, as the case may be, of equity-based awards other than options and share appreciation rights are counted as 2.0 shares for each share actually issuable in respect of the award. Shares issued in respect of equity-based awards that are initially granted by other entities and that are assumed or substituted for by the Company in connection with mergers and acquisitions are not counted for purposes of calculating the burn rate. For awards subject to performance-based vesting requirements, unless otherwise stated, the number of shares presented is based on the target level of performance. As shown in the table, the Company's average burn rate calculated in this fashion for the three-year period was 4.54%.

	Fiscal Years Ended March 31,
	2012	2013	2014
Total options and SARs granted	250,000	3,692,904	5,689,223
Total full-value awards granted	1,147,052	1,814,186	1,455,754

Total dilution	1,397,052	5,507,090	7,144,977
Adjusted total dilution*	2,544,104	7,321,276	8,600,731
Weighted average basic common shares outstanding	132,226,365	134,513,639	137,467,588
				3-Year Average
Burn Rate*	1.92%	5.44%	6.26%	4.54%

*
As discussed above, calculated as follows for the applicable year:

    Total options and SARs granted + (Total full-value awards granted × 2.0)
    Weighted average basic common shares outstanding

    The full-value award multiplier of 2.0 is based on an annual volatility rate of 37.90%.

If stockholders approve the proposed amendments to the 2012 Plan, equity-based awards granted by the Company during its 2015, 2016 and 2017 fiscal years will be structured such that the Company's average annual burn rate (as defined above) with respect to such grants will not exceed 4.43% over this three-year period.

For more information on the Company's outstanding awards and grants made under the 2012 Plan, please see the Potential Dilution section of this 2012 Plan proposal below.

Summary Description of the 2012 Performance Incentive Plan

The principal terms of the 2012 Plan, as amended by the Board, are summarized below. The following summary is qualified in its entirety by the full text of the 2012 Plan, which has been filed as Exhibit A to the copy of this Proxy Statement that was filed electronically with the SEC and can be reviewed on the SEC's website at www.sec.gov. A copy of the 2012 Plan document may also be obtained without charge by writing to the Corporate Secretary of the Company at our principal executive office.

Purpose.    The purpose of the 2012 Plan is to promote the success of the Company and the interests of our shareholders by providing an additional means for us to attract, motivate, retain and reward directors, officers, employees and other eligible persons through the grant of awards and incentives for high levels of individual performance and improved financial performance of the Company. Equity-based awards are also intended to further align the interests of award recipients and our shareholders.

Administration.    The Board or one or more committees appointed by the Board administers the 2012 Plan. The Board has delegated general administrative authority for the 2012 Plan to the Compensation Committee. A committee may delegate some or all of its authority with respect to the 2012 Plan to another committee of directors, and certain limited authority to grant awards to employees may be delegated to one or more officers of the Company. (The appropriate acting body, be it the Board, a committee within its delegated authority, or an officer within his or her delegated authority, is referred to in this proposal as the "Administrator").

The Administrator has broad authority under the 2012 Plan with respect to award grants including, without limitation, the authority:

  •
  to select participants and determine the type(s) of award(s) that they are to receive;

  •
  to determine the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award;

  •
  to cancel, modify, or waive the Company's rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consents;

  •
  to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards;

  •
  subject to the other provisions of the 2012 Plan, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award; and

  •
  to allow the purchase price of an award or common shares to be paid in the form of cash, check, or electronic funds transfer, by the delivery of already-owned common shares or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the Administrator may authorize, or any other form permitted by law.

No Repricing.    In no case (except due to an adjustment to reflect a stock split or other event referred to under "Adjustments" below, or any repricing that may be approved by shareholders) will the Administrator (1) amend an outstanding stock option or share appreciation right to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or share appreciation right in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or share appreciation right in exchange for an option or share appreciation right with an exercise or base price that is less than the exercise or base price of the original award.

Eligibility.    Persons eligible to receive awards under the 2012 Plan include officers or employees of the Company or any of its subsidiaries, directors of the Company, and certain consultants and advisors to the Company or any of its subsidiaries. Currently, approximately 615 officers and employees of the Company and its subsidiaries (including all of the Named Executive Officers), and each of the Company's ten Non-Employee Directors (as defined below), are considered eligible under the 2012 Plan.

Authorized Shares; Limits on Awards.    The maximum number of common shares that may be issued or transferred pursuant to awards under the 2012 Plan currently equals: (1) 20,000,000 common shares, less (2) the number of any common shares subject to awards granted under the 2004 Plan after March 31, 2012 and on or before September 11, 2012 (which was 1,917,000 shares), plus (3) the number of any common shares subject to stock options and share appreciation rights granted under the 2004 Plan and outstanding as of March 31, 2012 which expire, or for any reason are cancelled or terminated, after that date without being exercised, plus (4) the number of any common shares subject to restricted stock and restricted stock unit awards granted under the 2004 Plan that are outstanding and unvested as of March 31, 2012 which are forfeited, terminated, cancelled, or otherwise reacquired after that date without having become vested. For these purposes, shares subject to awards granted under the 2004 Plan that are "full-value awards" (as described below) will be taken into account based on the full-value award ratio described below as in effect on the relevant date. As of July 4, 2014, a total of 4,145,578 of the Company's common shares were subject to outstanding stock options and share appreciation rights granted under the 2004 Plan, and a total of 368,943 of the Company's common shares were subject to outstanding awards of restricted stock units granted under the 2004 Plan. If shareholders approve the proposed amendments, the number of shares referred to in clause (1) above would be increased to 27,600,000 shares.

Shares issued in respect of any "full-value award" granted under the 2012 Plan are currently counted against the share limit described in the preceding paragraph as 2.0 shares for every one share actually issued in connection with the award. For example, if the Company granted 100 of its common shares under the 2012 Plan, 200 shares would be charged against the share limit with respect to that award. For this purpose, a "full-value award" generally means any award granted under the plan other than a stock option or share appreciation right. If shareholders approve the proposed amendments, this ratio would be changed to 1.9 shares for every one share issued in connection with a full-value award granted on or after the date of the Annual Meeting.

The following other limits are also contained in the 2012 Plan:

  •
  The maximum number of common shares that may be delivered pursuant to options qualified as incentive stock options granted under the plan is currently 20,000,000 shares. If shareholders approve the proposed amendments, this limit would be increased to 27,600,000 shares.

  •
  The maximum number of common shares subject to those options and share appreciation rights that are granted during any calendar year to any individual under the plan is 2,000,000 shares.

  •
  Performance-Based Awards under Section 5.2 of the 2012 Plan granted to a participant in any one calendar year will not provide for payment of more than (1) in the case of awards payable only in cash and not related to shares, $10,000,000, and (2) in the case of awards related to shares (and in addition to options and share appreciation rights which are subject to the limit referred to above), 2,000,000 shares (counting such shares on a one-for-one basis for this purpose).

Except as described below, shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2012 Plan will again be available for subsequent awards under the 2012 Plan (with any such shares subject to full-value awards increasing the shares available for grant based on the full-value award ratio then in effect as described above). Under the current plan provisions, shares that are exchanged by a participant or withheld by the Company to pay the exercise price of an award granted under the 2012 Plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any award, are not available for subsequent awards under the 2012 Plan. If shareholders approve the proposed amendments, effective as of the Annual Meeting date, shares that are exchanged by a participant or withheld by the Company as full or partial payment in connection with any full-value award granted under the 2012 Plan, as well as any shares exchanged by a participant or withheld by the Company to satisfy the tax withholding obligations related to any full-value award granted under the 2012 Plan, will be available for subsequent awards under the 2012 Plan

(with any such shares becoming available for subsequent awards taking into account the premium share-counting rule discussed above for full-value awards as then in effect). Shares that are exchanged by a participant or withheld by the Company to pay the exercise price of a stock option or share appreciation right granted under the 2012 Plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any stock option or share appreciation right, will not be available for subsequent awards under the 2012 Plan. To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will again be available for subsequent awards under the 2012 Plan (with any such shares subject to full-value awards increasing the plan's share limit based on the full-value award ratio described above as then in effect). In the event that shares are delivered in respect of a dividend equivalent right, the actual number of shares delivered with respect to the award shall be counted against the share limits of the 2012 Plan. (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Company pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 95 shares (after adjustment for the 1.9:1 full-value award share counting ratio described above) shall be counted against the share limits of the plan.) To the extent that shares are delivered pursuant to the exercise of a share appreciation right or stock option, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits, as opposed to only counting the shares actually issued. (For purposes of clarity, if a share appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits with respect to such exercise.) In addition, the 2012 Plan generally provides that shares issued in connection with awards that are granted by or become obligations of the Company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the 2012 Plan. The Company may not increase the applicable share limits of the 2012 Plan by repurchasing common shares on the market (by using cash received through the exercise of stock options or otherwise).

Types of Awards.    The 2012 Plan authorizes stock options, share appreciation rights, restricted stock, stock bonuses and other forms of awards granted or denominated in the Company's common shares or units of the Company's common shares, as well as cash bonus awards. The 2012 Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be paid or settled in cash.

A stock option is the right to purchase the Company's common shares at a future date at a specified price per share (the "exercise price"). The per share exercise price of an option generally may not be less than the fair market value of a common share on the date of grant. The maximum term of an option is ten years from the date of grant. An option may either be an incentive stock option or a nonqualified stock option. Incentive stock option benefits are taxed differently from nonqualified stock options, as described under Federal Income Tax Consequences of Awards Under the 2012 Plan below. Incentive stock options are also subject to more restrictive terms and are limited in amount by the U.S. Internal Revenue Code and the 2012 Plan. Incentive stock options may only be granted to employees of the Company or a subsidiary.

A share appreciation right (also referred to as a "SAR") is the right to receive payment of an amount equal to the excess of the fair market value of a common share on the date of exercise of the SAR over the base price of the SAR. The base price will be established by the Administrator at the time of grant of the SAR and generally may not be less than the fair market value of a common share on the date of grant. SARs may be granted in connection with other awards or independently. The maximum term of a SAR is ten years from the date of grant.

The per share exercise price of an option or the per share base price of a SAR may, however, be less than the fair market value of a common share on the date of grant if the option or SAR will be treated as a full-value award under the share-counting rules for the 2012 Plan described above.

The other types of awards that may be granted under the 2012 Plan include, without limitation, stock bonuses, restricted stock, performance stock, stock units, dividend equivalents, or similar rights to purchase or acquire shares, and cash awards.

Performance-Based Awards.    The Administrator may grant awards that are intended to be performance-based awards within the meaning of Section 162(m) of the U.S. Internal Revenue Code. Performance-Based Awards are in addition to any of the other types of awards that may be granted under the 2012 Plan (including options and share appreciation rights which may also qualify as performance-based awards for Section 162(m) purposes). Performance-Based Awards may be in the form of restricted stock, performance stock, stock units, other rights, or cash bonus opportunities. There can be no assurance, however, that the compensation intended to qualify for deductibility under Section 162(m) awarded or paid by the Company will be fully deductible.

The vesting or payment of Performance-Based Awards (other than options or SAR) will depend on the absolute or relative performance of the Company on a consolidated, subsidiary, segment, division, or business unit basis. The Administrator will establish the criterion or criteria and target(s) on which performance will be measured. The Administrator must establish criteria and targets in advance of applicable deadlines under the U.S. Internal Revenue Code and while the attainment of the performance targets remains substantially uncertain. The criteria that the Administrator may use for this purpose will include one or more of the following: earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), stock price, total shareholder return, gross revenue, revenue growth, operating income (before or after taxes), net earnings (before or after interest, taxes, depreciation and/or amortization), return on equity or on assets or on net investment, cost containment or reduction, or any combination thereof. The performance measurement period with respect to an award may range from three months to ten years. Performance targets will be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets.

Performance-Based Awards may be paid in stock or in cash (in either case, subject to the limits described under the heading Authorized Shares; Limits on Awards above). Before any Performance-Based Award (other than an option or SAR) is paid, the Administrator must certify that the performance target or targets have been satisfied. The Administrator has discretion to determine the performance target or targets and any other restrictions or other limitations of Performance-Based Awards and may reserve discretion to reduce payments below maximum award limits.

Dividend Equivalents; Deferrals.    The Administrator may provide for the deferred payment of awards, and may determine the other terms applicable to deferrals. The Administrator may provide that awards under the 2012 Plan (other than options or SARs), and/or deferrals, earn dividends or dividend equivalents based on the amount of dividends paid on outstanding common shares, provided that as to any dividend equivalent rights granted in connection with an award granted under the 2012 Plan that is subject to performance-based vesting requirements, no dividend equivalent payment will be made unless the related performance-based vesting conditions of the award are satisfied (or, in the case of a restricted stock or similar award where the dividend must be paid as a matter of law, the dividend payment will be subject to forfeiture or repayment, as the case may be, if the related performance-based vesting conditions are not satisfied).

Assumption and Termination of Awards.    Generally, and subject to limited exceptions set forth in the 2012 Plan, if the Company dissolves or undergoes certain corporate transactions such as a merger, business combination, or other reorganization, or a sale of substantially all of its assets, all awards then-outstanding under the 2012 Plan will become fully vested or paid, as applicable, and will terminate or be terminated in such circumstances, unless the Administrator provides for the assumption, substitution or other continuation of the award. The Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2012 Plan. For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a corporate event that is not described above and provide that any such acceleration shall be automatic upon the occurrence of any such event.

Transfer Restrictions.    Subject to certain exceptions contained in Section 5.7 of the 2012 Plan, awards under the 2012 Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient's lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient's beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws and are not made for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting securities are held by the award recipient or by the recipient's family members).

Adjustments.    As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2012 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the shareholders.

No Limit on Other Authority.    Except as expressly provided with respect to the termination of the authority to grant new awards under the 2004 Plan if shareholders approve the 2012 Plan, the 2012 Plan does not limit the authority of the Board or any committee to grant awards or authorize any other compensation, with or without reference to the common shares, under any other plan or authority.

Termination of or Changes to the 2012 Plan.    The Board may amend or terminate the 2012 Plan at any time and in any manner. Shareholder approval for an amendment will be required only to the extent then required by applicable law or any applicable listing agency or required under Sections 162, 422 or 424 of the U.S. Internal Revenue Code to preserve the intended tax consequences of the plan. For example, shareholder approval will be required for any amendment that proposes to increase the maximum number of shares that may be delivered with respect to awards granted under the 2012 Plan. (Adjustments as a result of stock splits or similar events will not, however, be considered an amendment requiring shareholder approval.) Unless terminated earlier by the Board, the authority to grant new awards under the 2012 Plan will terminate on July 15, 2022. Outstanding awards, as well as the Administrator's authority with respect thereto, generally will continue following the expiration or termination of the plan. Generally speaking, outstanding awards may be amended by the Administrator (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder.

Federal Income Tax Consequences of Awards under the 2012 Plan

The U.S. federal income tax consequences of the 2012 Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2012 Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the U.S. Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.

With respect to nonqualified stock options, the company is generally entitled to deduct and the participant recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, the company is generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax.

The current federal income tax consequences of other awards authorized under the 2012 Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses, SARs, cash and stock-based performance awards, dividend equivalents, stock units, and other types of awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, the company will generally have a corresponding deduction at the time the participant recognizes income.

If an award is accelerated under the 2012 Plan in connection with a "change in control" (as this term is used under the U.S. Internal Revenue Code), the company may not be permitted to deduct the portion of the compensation attributable to the acceleration ("parachute payments") if it exceeds certain threshold limits under the U.S. Internal Revenue Code (and certain related excise taxes may be triggered). Furthermore, the aggregate compensation in excess of $1,000,000 attributable to awards that are not "performance-based" within the meaning of Section 162(m) of the U.S. Internal Revenue Code may not be permitted to be deducted by the company in certain circumstances.

Specific Benefits under the 2012 Performance Incentive Plan

The Company has not approved any awards that are conditioned upon shareholder approval of the proposed amendments to the 2012 Plan. The Company is not currently considering any other specific award grants under the 2012 Plan, except for the grants of restricted stock units with a value of $50,000 made annually on the date of the Company's Annual General Meeting of Shareholders to Non-Employee Directors, as described under Director Compensation below. The number of units subject to these grants is determined based on the closing price of the Company's common shares on the grant date. Assuming, for illustrative purposes only, that the price of the common shares used for the conversion of the $50,000 grant value into units is $29.19 (which was the closing price of the common shares on July 3, 2014), the number of restricted stock units that would be granted to the Company's ten Non-Employee Directors as a group for calendar years 2014 through 2021 (the eight remaining years in the term of the 2012 Plan) would be approximately 137,033. This calculation assumes, among other future variables, that there are no new eligible directors, the directors eligible to receive these grants continue to serve on the Board through the scheduled grant date and there are no changes to the awards granted under the director equity grant program. If the 2012 Plan had been in existence in fiscal 2014, the Company expects that its award grants for fiscal 2014 would not have been substantially different from those actually made in that year under the 2012 Plan. For information regarding stock-based awards granted to the Named Executive Officers during fiscal 2014, see the material under the heading Executive Compensation below.

The closing market price of our common shares as of July 3, 2014 was $29.19 per share.

Potential Dilution

This section includes additional information to help shareholders assess the potential dilutive impact of the Company's equity awards and the proposed amendments to the 2012 Plan.

The following table shows the total number of our common shares that were subject to outstanding restricted stock unit awards granted under the 2012 Plan, that were subject to outstanding stock options and SARs granted under the 2012 Plan, and that were then available for new award grants under the 2012 Plan, in each case as of March 31, 2014 and as of July 4, 2014. (Unless otherwise expressly stated, in this 2012 Plan proposal, the number of the Company's common shares subject to restricted stock unit awards granted during any particular period or outstanding on any particular date is presented based on the actual number of the Company's common shares covered by those awards (without taking into account the share-counting ratio for full-value awards under the 2012 Plan described above). For awards subject to performance-based vesting requirements, unless otherwise stated, the number of shares presented is based on the target level of performance. The performance-based awards reported in the table below and the narrative that follows the table include certain grants that have been approved by the Company, but for which the performance goals have not yet been established. These awards are considered by the Company to be outstanding but will not be treated as "granted" for accounting purposes until the relevant performance goals have been set. In this 2012 Plan proposal, the number of the Company's common shares subject to awards granted during any particular period or outstanding on any particular date does not include awards that may be settled only in cash.)

	As of March 31, 2014	As of July 4, 2014
Shares subject to outstanding restricted stock unit awards (excluding performance-based vesting awards)	1,556,930	1,472,348
Shares subject to outstanding performance-based vesting restricted stock unit awards	840,460	645,431
Shares subject to outstanding stock options and SARs (excluding performance-based vesting awards)	11,071,367	11,653,845
Shares subject to outstanding performance-based vesting stock options and SARs	1,988,335	2,630,002
Shares available for new award grants	3,471,378	1,711,213

As of March 31, 2014, a total of 15,457,092 of the Company's common shares were subject to all outstanding awards granted under the 2012 Plan and the 2004 Plan. Of these shares, 1,556,930 shares were then subject to outstanding restricted stock unit awards (excluding performance-based vesting awards), 840,460 shares were subject to outstanding performance-based vesting restricted stock unit awards, 11,071,367 shares were then subject to outstanding stock options and SARs (excluding performance-based vesting awards), and 1,988,335 shares were then subject to outstanding performance-based vesting stock options and SARs.

As of July 4, 2014, a total of 16,401,626 of the Company's common shares were subject to all outstanding awards granted under the 2012 Plan and the 2004 Plan. Of these shares, 1,472,348 shares were then subject to outstanding restricted stock unit awards (excluding performance-based vesting awards), 645,431 shares were subject to outstanding performance-based vesting restricted stock unit awards, 11,653,845 shares were then subject to outstanding stock options and SARs (excluding performance-based vesting awards), and 2,630,002 shares were then subject to outstanding performance-based vesting stock options and SARs.

The number of the Company's common shares issued and outstanding as of July 4, 2014 was 137,657,820 shares. The total number of the Company's common shares granted under the 2012 Plan to date during fiscal 2015 (as of July 4, 2014) was 1,733,096 shares (which was 1.3% of the total number of the Company's common shares issued and outstanding as of July 4, 2014), of which 383,096 shares were subject to restricted stock unit awards (excluding performance-based vesting awards), 100,000 shares were subject to performance-based vesting restricted stock unit awards, 625,000 shares were subject to stock options and SARs (excluding performance-based vesting awards), and 625,000 shares were subject to outstanding performance-based vesting stock options and SARs.

The Compensation Committee anticipates that the 7,600,000 additional shares requested for the 2012 Plan (which represents 5.5% of the number of the Company's common shares issued and outstanding as of July 4, 2014), together with the 1,711,213 shares available for new award grants under the 2012 Plan on July 4, 2014 and assuming usual levels of shares becoming available for new awards as a result of forfeitures of outstanding awards, will provide the Company with flexibility to continue to grant equity awards under the 2012 Plan through approximately the end of calendar year 2017. However, this is only an estimate, in the Company's judgment, based on current circumstances. The total number of shares that are subject to the Company's award grants in any one year or from year-to-year may change based on any number of variables, including, without limitation, the value of the Company's common shares (since higher stock prices generally require that fewer shares be issued to produce awards of the same grant date fair value), changes in competitors' compensation practices or changes in compensation practices in the market generally, changes in the number of employees, changes in the number of directors and officers, whether and the extent to which vesting conditions applicable to equity-based awards are satisfied, acquisition activity and the need to grant awards to new employees in connection with acquisitions, the need to attract, retain and incentivize key talent, the type of awards the Company grants and how the Company chooses to balance total compensation between cash and equity-based awards.

Aggregate Past Grants Under the 2012 Plan

As of July 4, 2014, awards covering an aggregate of 13,476,820 of our common shares had been granted under the 2012 Plan. (This number of shares includes shares subject to awards that expired or terminated without having been exercised and paid and became available for new award grants under the 2012 Plan.) The following table shows information regarding the distribution of those awards among the persons and groups identified below, option exercises and RSU vesting prior to and option and unvested RSU holdings as of that date.

	Stock Options				Restricted Stock Units
	Number of Shares Subject to Past Option	Number of Shares Acquired	Number of Shares Underlying Options as of July 4, 2014		Number of RSUs Subject to	Number of RSUs Vested as of July 4,	Number of RSUs Outstanding and Unvested as of July 4,
Name and Position	Grants	on Exercise	Exercisable	Unexercisable	Past Grants	2014	2014
Executive Group:
Jon Feltheimer Chief Executive Officer	3,250,000	0	812,500	2,437,500	441,007	205,436	235,571
Michael Burns Vice Chairman	1,857,143	0	464,286	1,392,857	432,166	320,323	111,843
James Barge Chief Financial Officer	350,000	0	0	350,000	50,000	0	50,000
Steven Beeks Co-Chief Operating Officer and President, Motion Picture Group	0	0	0	0	0	0	0
Brian Goldsmith Co-Chief Operating Officer	250,000	0	83,334	166,666	150,000	50,000	100,000
Wayne Levin General Counsel and Chief Strategic Officer	350,000	0	58,333	291,667	200,000	66,667	133,333
All current Executive Officers, as a Group (6 persons):	6,057,143	0	1,418,453	4,638,690	1,273,173	642,426	630,747
Non-Executive Director Group:
Gordon Crawford	0	0	0	0	1,335	0	1,335
Arthur Evrensel	0	0	0	0	4,563	1,076	3,487
Frank Giustra	0	0	0	0	4,563	1,076	3,487
Morley Koffman	0	0	0	0	4,563	1,076	3,487
Harald Ludwig	0	0	0	0	4,563	1,076	3,487
G. Scott Paterson	0	0	0	0	4,563	1,076	3,487
Mark H. Rachesky	0	0	0	0	4,563	1,076	3,487
Daryl Simm	0	0	0	0	4,563	1,076	3,487
Hardwick Simmons	0	0	0	0	4,563	1,076	3,487
Phyllis Yaffe	0	0	0	0	4,563	1,076	3,487
Total for Non-Executive Director Group:	0	0	0	0	42,402	9,684	32,718
Each other person who has received 5% or more of the options, warrants or rights under the 2012 Plan	2,000,000	0	0	2,000,000	400,000	0	400,000
All employees, including all current officers who are not executive officers or directors, as a group	2,782,899	567,269	466,429	1,732,275	921,203	229,659	686,758
Total	10,840,042	567,269	1,884,882	8,370,965	2,636,778	881,769	1,750,223

Mr. Feltheimer, Mr. Burns and each of the non-executive directors identified above is a nominee for re-election as a director at the 2014 Annual Meeting.

 EQUITY COMPENSATION PLAN INFORMATION

The Company currently maintains two equity compensation plans, the 2004 Plan and 2012 Plan. Each of these plans has been approved by the Company's shareholders.

The following table sets forth, for each of the Company's equity compensation plans, the number of common shares subject to outstanding awards, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of March 31, 2014.

Plan category	Number of shares of Common Stock to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of shares of Common Stock remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by shareholders	15,457,092	(1)	$20.58	(2)	3,471,378	(3)
Equity compensation plans not approved by shareholders	—		—		—
Total	15,457,092		$20.58		3,471,378

(1)
Of these shares, 13,059,702 were subject to options and SARs then outstanding under the 2012 Plan. Of these options and SARs, 1,988,335 represents options subject to the satisfaction of certain performance targets. In addition, this number includes 2,397,390 shares that were subject to outstanding stock unit awards granted under the 2012 Plan. Of these stock unit awards, 840,460 represent units subject to satisfaction of certain performance targets. These share amounts include certain grants that have been approved by the Company, but for which the performance goals have not yet been established. These awards are considered by the Company to be outstanding but will not be treated as "granted" for accounting purposes until the relevant performance goals have been set.

(2)
This number does not reflect the 2,397,390 shares that were subject to outstanding stock unit awards granted under the 2012 Plan.

(3)
All of these shares were available for award grant purposes under the 2012 Plan. The shares available under the 2012 Plan are, subject to certain other limits under that plan, generally available for any type of award authorized under the 2012 Plan including options, share appreciation rights, restricted stock, restricted share units, stock bonuses and performance shares. No new awards may be granted under the 2004 Plan.

Vote Required and Board Recommendation

The Board believes that the adoption of the proposed amendments to the 2012 Plan will promote the interests of the Company and its shareholders and will help the Company and its subsidiaries continue to be able to attract, retain and reward persons important to our success.

All members of the Board and all of the Company's executive officers are eligible for awards under the 2012 Plan and thus have a personal interest in the approval of the amendments to the 2012 Plan.

Approval of the amendments to the 2012 Plan requires the affirmative vote of a majority of votes cast by holders of the Company's common shares present or represented by proxy at the Annual Meeting. For purposes of this proposal, broker non-votes will not be counted as votes cast in determining the number of votes necessary for approval of the amendments to the 2012 Performance Incentive Plans but under NYSE listing standards applicable to shareholder approval of equity compensation plans, abstentions are treated as votes cast. Accordingly, for purposes of this proposal, abstentions will have the effect of a vote "AGAINST" the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE AMENDMENTS TO THE 2012 PERFORMANCE INCENTIVE PLAN AS DESCRIBED ABOVE AND SET FORTH IN EXHIBIT A HERETO.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board Leadership Structure

The Board is currently comprised of the following members:

  •
  an independent, non-executive Chairman;

  •
  an executive Chief Executive Officer;

  •
  an executive Vice Chairman; and

  •
  nine other independent directors (see Director Independence below).

Mr. Feltheimer is the Chief Executive Officer of the Company, and together with Mr. Burns, the Company's Vice Chairman, have led the Company's development over the past 15 years. The Board believes it is appropriate for Messrs. Feltheimer and Burns to be on the Board in an executive capacity, as they are responsible for the day-to-day supervision, management and control of the business and affairs of the Company, develop its strategic direction, and serve as a bridge between management and the Board to support the alignment of the goals of both.

Dr. Rachesky is the Chairman of the Board and the lead independent director of the Board. Dr. Rachesky provides leadership as a non-executive Chairman and helps ensure independent oversight of the Company. Dr. Rachesky also presides over the regularly scheduled executive sessions of the non-management directors. In furtherance of the independent oversight of management, the non-management directors routinely meet and hold discussions without management present.

In keeping with good corporate governance practices, we maintain a majority of independent directors. The Board currently has 10 independent members. A number of our independent Board members are currently serving or have served as directors or as members of senior management of other public companies. All of the committees of the Board are comprised solely of independent directors, each with a different independent director serving as chairperson of the committee. We believe that the number of independent experienced directors that make up the Board, along with the independent oversight of the Board by the non-executive Chairman, benefits the Company and our shareholders.

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. The Board in its discretion may elect a Chairman from among its members. The Board has determined that having an independent director serve as Chairman of the Board is in the best interest of the Company at this time.

Board Role in Risk Oversight

The Company's management is responsible for communicating material risks to the Board and its committees, who provide oversight over the risk management practices implemented by management. Even when the oversight of a specific area of risk has been delegated to a committee, the full Board may maintain oversight over such risks through the receipt of reports from the committee to the full Board. In addition, if a particular risk is material or where otherwise appropriate, the full Board may assume oversight over a particular risk, even if the risk was initially overseen by a committee. The Board and committee reviews occur principally through the receipt of reports from Company management on these areas of risk and discussions with management regarding risk assessment and risk management.

Full Board.    At its regularly scheduled meetings, the Board generally receives reports from management which include information relating to specific risks faced by the Company. As appropriate, the Company's Chief Executive Officer or other members of senior management provide strategic and operational reports, which include risks relating to the Company's core theatrical film, home entertainment and television business, as well as the Company's joint venture and channels businesses. The Company's Vice Chairman reports on the Company's various investments, including analysis of prospective capital sources and uses. The Company's Chief Financial Officer reports on credit and liquidity risks, the integrity of internal controls over financial reporting and on internal audit activities. The Company's General Counsel reports on legal risks and reviews material litigation with the Board. Additionally, at each regularly scheduled Board meeting, the full Board may receive reports from individual committee chairpersons, which may include a discussion of risks initially overseen by the committees for discussion and input from the full Board. As noted above, in addition to these regular reports, the Board receives reports on specific areas of risk from time to time, such as cyclical or other risks that are not covered in the regular reports given to the Board and described above. Outside of formal meetings, Board members also have regular access to senior executives, including the Chief Executive Officer, Chief Financial Officer, Chief Operating Officers, Chief Accounting Officer, General Counsel and Chief Strategic Officer and other division heads. The committee and management reports and real-time management access collectively provide the Board with integrated insight on the Company's management of its risks.

Committees.    The Board also carries out its oversight responsibility through the delegation to its committees of responsibilities related to the oversight of certain risks, as follows:

  •
  The Audit & Risk Committee is generally responsible for reviewing the Company's risk assessment and enterprise risk management. Specifically, among other responsibilities set forth in the Audit & Risk Committee's charter, the committee: (i) discusses guidelines and policies, as they arise, with respect to financial risk exposure, financial statement risk assessment and risk management periodically with the Company's management, internal auditor, and independent auditor, and the Company's plans or processes to monitor, control and minimize such risks and exposures; (ii) reviews and evaluates management's identification of all major risks to the business and their relative weight; (iii) when necessary, reviews the steps the Company's management has taken to address failures, if any, in compliance with established risk management policies and procedures; (iv) reviews the Company's various insurance policies, including directors' and officers' liability insurance; (v) reviews the significant reports to the Company's management prepared by the internal audit department and management's responses; and (vi) reviews the Company's disclosure of risks in all filings with the SEC.

  •
  The Compensation Committee monitors risks related to the Company's compensation practices, including practices related to equity programs, other executive or Company-wide incentive programs.

  •
  The Nominating and Corporate Governance Committee oversees risk as it relates to monitoring developments in law and practice with respect to the Company's corporate governance processes, independence of the Board and director and management succession and transition.

Policy on Hedging

The Board recognizes that hedging against losses in the Company's securities may disturb the alignment between the interests of our officers and directors and those of our other shareholders in our performance and prospects. For this reason, officers, directors and employees are prohibited from entering into short sales of our securities, trading in "puts" and "calls" or other derivative securities that relate to our common shares, and hedging or monetization transactions (such as zero-cost collars and forward sale contracts) that are designated to hedge or offset any decrease in the market value of our securities.

Role of the Board

The Board reviews and regularly monitors the effectiveness of the Company's fundamental operating, financial and other business plans, policies and decisions, including the execution of its strategies and objectives, and seeks to enhance shareholder value over the long term. The key practices and procedures of the Board are outlined in our Corporate Governance Guidelines available on the Corporate/Governance/Governance Documents section of our website at www.lionsgate.com.

The Board held a total of eight meetings in fiscal 2014 (including regularly scheduled and special meetings of the Board, which were held in person or via teleconference) and took action via unanimous written consent six times. Each director attended at least 75% of the aggregate number of meetings of the Board and, meetings of committees on which he or she served in fiscal 2014. All directors are invited, but not required, to attend the Annual Meeting. All of our then current directors attended our 2013 Annual General Meeting of Shareholders in person.

Board Committees and Responsibilities

The Board has a standing Audit & Risk Committee, Compensation Committee, Nominating and Corporate Governance Committee and Strategic Advisory Committee. The table below provides current membership information for our standing committees, as well as meeting information for such committees.

Audit & Risk Committee

Number of Members	4

Current Members	G. Scott Paterson, Chairman
Morley Koffman
Hardwick Simmons
Phyllis Yaffe

Meetings held in fiscal 2014	8

Messrs. Paterson (Chairman), Koffman, Simmons and Ms. Yaffe are the current members of the Audit & Risk Committee. The Audit & Risk Committee held eight meetings during fiscal 2014 (in person or via teleconference) and took action via unanimous written consent one time. The Audit & Risk Committee is governed by a written charter adopted by the Board, which is available in the Corporate/Governance/Governance Documents section on our website at www.lionsgate.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary, at either of our principal executive offices.

Pursuant to its charter, the duties and responsibilities of the Audit & Risk Committee include, among other things, the following:

  •
  overseeing the integrity of the Company's financial statements;

  •
  overseeing the Company's exposure to risk and compliance with legal and regulatory requirements;

  •
  overseeing the independent auditor's qualifications and independence;

  •
  overseeing the performance of the Company's internal audit function and independent auditor;

  •
  overseeing the review of the Company's risk assessment and risk management and discussion of risks as they relate to its review of the Company's financial statements; and

  •
  preparing the reports required by applicable SEC and Canadian securities commissions' disclosure rules.

The Board has determined that each member of the Audit & Risk Committee qualifies as an "independent" director under the NYSE listing standards and the enhanced independence standards applicable to audit committees pursuant to Rule 10A-3(b)(1) under the Exchange Act and that each member of the Audit & Risk Committee is "independent" and "financially literate" as prescribed by Canadian securities laws, regulations, policies and instruments. Additionally, the Board has determined that Mr. Paterson is an "audit committee financial expert" under applicable SEC rules and has "accounting or related financial management expertise" under the NYSE listing standards.

  Compensation Committee

Number of Members	3

Current Members	Arthur Evrensel, Chairman
Mark H. Rachesky, M.D.
Darryl Simm

Meetings held in fiscal 2014	5

Messrs. Evrensel (Chairman), Rachesky and Simm are the current members of the Compensation Committee. The Compensation Committee held five meetings during fiscal 2014 (in person or via teleconference) and took action via unanimous written consent three times. The Compensation Committee is governed by a written charter adopted by the Board, which is available in the Corporate/Governance/Governance Documents section on our website at www.lionsgate.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary, at either of our principal executive offices.

Pursuant to its charter, the duties and responsibilities of the Compensation Committee include, among other things, the following:

  •
  reviewing, evaluating and making recommendations to the Board with respect to management's proposals regarding the Company's overall compensation policies and practices and overseeing the development and implementation of such policies and practices;

  •
  evaluating the performance of and reviewing and approving the level of compensation for our Chief Executive Officer and Vice Chairman;

  •
  in consultation with our Chief Executive Officer, considering and approving the selection, retention and compensation arrangements for other executive officers and employees of the Company with compensation arrangements that meet the requirements for Compensation Committee review, and establishing, reviewing and approving compensation plans in which such executive officers and employees are eligible to participate;

  •
  reviewing and recommending for adoption by the Board incentive compensation plans and equity compensation plans and administering such plans and approving award grants thereunder to eligible persons; and

  •
  reviewing and recommending to the Board compensation for the Board and committee members.

The Compensation Committee may form subcommittees and delegate to its subcommittees such power and authority as it deems appropriate, but no subcommittee will have final decision-making authority on behalf of the Board unless so authorized. The Compensation Committee has no current intention to delegate any of its authority to any subcommittee. Our executive officers, including the Named Executive Officers, do not have any role in determining the form or amount of compensation paid to the Named Executive Officers and our other senior executive officers. However, our Chief Executive Officer and Chief Operating Officers make recommendations to the Compensation Committee with respect to compensation paid to the other executive officers. Pursuant to its charter, the Compensation Committee is also authorized, after considering such independence factors as may be required by the NYSE rules or applicable SEC rules, to retain independent compensation consultants and other outside experts or advisors as it believes to be necessary or appropriate to carry out its duties. See Compensation Discussion and Analysis for additional discussion of the Compensation Committee's role and responsibilities.

The Board has determined that each member of the Compensation Committee qualifies as an "independent" director under the NYSE listing standards.

  Nominating and Corporate Governance Committee

Number of Members	3

Current Members	Morley Koffman, Chairman
Daryl Simm
Phyllis Yaffe

Meetings held in fiscal 2014	3

Messrs. Koffman (Chairman), Simm and Ms. Yaffe are the current members of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee held three meetings during fiscal 2014 (in person or via teleconference and did not take any actions via unanimous written consent. The Nominating and Corporate Governance Committee is governed by a written charter adopted by the Board which is available in the Corporate/Governance/Governance Documents section on our website at www.lionsgate.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary, at either of our principal executive offices.

Pursuant to its charter, the duties and responsibilities of the Nominating and Corporate Governance Committee include, among other things, the following:

  •
  identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board, including those recommended by our shareholders;

  •
  considering and recommending to the Board the director nominees for each annual meeting of shareholders, the Board committees and the Chairpersons thereof;

  •
  developing and recommending to the Board a set of corporate governance guidelines applicable to the Company; and

  •
  overseeing the evaluation of the Board and management.

The Board nominates directors for election at each annual meeting of shareholders and elects new directors to fill vacancies when they arise. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board for nomination or election. In considering candidates for the Board, the Nominating and Corporate Governance Committee reviews the entirety of each candidate's credentials. In particular, the committee's assessment of potential candidates for election includes, but is not limited to, consideration of: (i) relevant knowledge and diversity of background and experience; (ii) understanding of the Company's business; (iii) roles and contributions valuable to the business community; (iv) personal qualities of leadership, character, judgment and whether the candidate possesses and maintains throughout service on the Board a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards; (v) whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at all meetings; (vi) compatibility with our Chief Executive Officer, senior management and the culture of the Board; and (vii) other factors deemed relevant. With regard to diversity, the Company is committed to considering candidates for the Board regardless of gender, ethnicity and national origin.

The Nominating and Corporate Governance Committee assesses the Board's current and anticipated strengths and needs based upon the Board's then-current profile and the Company's current and future needs, and screens the slate of candidates to identify the individuals who best fit the criteria listed above. During the selection process, the Nominating and Corporate Governance Committee seeks inclusion and diversity within the Board. Although we do not currently have a policy with regard to the consideration of diversity in identifying candidates for election to the board, the Nominating and Corporate Governance Committee recognizes the benefits associated with a diverse board, and takes diversity considerations into account when identifying candidates. The Nominating and Corporate Governance Committee utilizes a broad concept of diversity, including diversity of professional experience, employment history, prior experience on other boards of directors, and more familiar diversity concepts such as race, gender and national origin. These factors, and others considered useful by the Nominating and Corporate Governance Committee, will be reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. Prior to the nomination of a new director, the Nominating and Corporate Governance Committee follows prudent practices, such as interviews of the potential nominee conducted by members of the Board and senior management.

For instructions on how shareholders may submit recommendations for director nominees to the Nominating and Corporate Governance Committee, see Shareholder Communications below.

The Board has determined that each member of the Nominating and Corporate Governance Committee qualifies as an "independent" director under the NYSE listing standards.

Strategic Advisory Committee

Number of Members	3

Current Members	Hardwick Simmons, Chairman
Gordon Crawford
Mark H. Rachesky, M.D.

Meetings held in fiscal 2014	4

Messrs. Simmons (Chairman), Crawford and Rachesky are the current members of the Strategic Advisory Committee. The Strategic Advisory Committee held four meetings during fiscal 2014 (in person or via teleconference) and took action via unanimous written consent one time. The Strategic Advisory Committee is responsible for reviewing the Company's strategic plan, meeting with management on a periodic basis to review operations against the plan, as well as overseeing preliminary negotiations regarding strategic transactions and, when applicable, acting as a pricing and approval committee on certain transactions.

Each member of the Strategic Advisory Committee qualifies as an "independent" director under the NYSE listing standards.

Shareholder Communications

The Board recognizes the importance of providing our shareholders and interested parties with a means of direct communication with the members of the Board. Shareholders and interested parties who would like to communicate with the Chairman of the Board or our Non-Employee Directors as a group may do so by writing to the Board or our Non-Employee Directors as a group, care of our Corporate Secretary, at either of our principal executive offices. The complete text of our Policy on Shareholder Communications is available in the Corporate/Governance/Governance Documents section on our website at www.lionsgate.com. Our Corporate Secretary will log in all shareholder and interested party correspondence and forward to the director addressee(s) all communications that, in his judgment, are appropriate for consideration by the directors. Any director may review the correspondence log and request copies of any correspondence. Examples of communications that would be considered inappropriate for consideration by the directors include, but are not limited to, commercial solicitations, trivial, obscene, or profane items, administrative matters, ordinary business matters, or personal grievances. Correspondence that is not appropriate for board of director review will be handled by our Corporate Secretary. All appropriate matters pertaining to accounting or internal controls will be brought promptly to the attention of the Chairman of the Audit & Risk Committee.

Shareholder recommendations for director nominees are welcome and should be sent to our General Counsel and Chief Strategic Officer at 2700 Colorado Avenue, Suite 200, Santa Monica, California 90404, who will forward such recommendations to the Chairman of the Nominating and Corporate Governance Committee. At the time a shareholder makes a recommendation the shareholder must provide:

  •
  the name and address of the shareholder who makes the recommendation and of the candidate(s);

  •
  all information about the candidate(s) that we would be required to disclose in a proxy statement in accordance with the Exchange Act;

  •
  certification of whether the candidate meets the requirements to be

    –
    independent under the NYSE listing standards and as prescribed by Canadian securities laws,

    –
    unrelated under the BC Act,

    –
    a non-management director under Rule 16b-3 of the Exchange Act, and

    –
    an outside director under §162(m) of the Internal Revenue Code;

  •
  proof of the candidate's consent to serve on the Board if nominated and elected;

  •
  proof of the candidate's agreement to complete, upon request, any questionnaire(s) customary for the Company's directors; and

  •
  if a shareholder recommending a candidate is not a record holder the shareholder must provide evidence of eligibility as set forth in Exchange Act Rule 14a-8(b)(2).

The Nominating and Corporate Governance Committee will evaluate candidates recommended by shareholders in the same manner as candidates recommended by other sources, including evaluating the candidate against any standards and qualifications set out in the committee's guidelines and criteria approved by the Board from time to time.

Our policy on shareholder and interested party communications may be amended at any time with the consent of the Nominating and Corporate Governance Committee.

Codes of Conduct and Ethics

We have a Code of Business Conduct and Ethics that applies to all our directors, officers and employees, and a Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. Each of these codes is available in the Corporate/Governance/Governance Documents section on our website at www.lionsgate.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary, at either of our principal executive offices. We will disclose on our website waivers of, or amendments to, either code that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or persons performing similar functions.

Director Independence

It is the policy of the Board that a majority of directors be "independent" of the Company and of the Company's management. For a director to be deemed "independent," the Board will affirmatively determine that the director has no material relationship with the Company or its affiliates or any member of the senior management of the Company or his or her affiliates. In making this determination, the Board will apply, at a minimum and in addition to any other standards for independence established under applicable statutes and regulations, the following standards, which are available in the Corporate/Governance/Governance Documents section on our website at www.lionsgate.com and which may be amended or supplemented, from time to time:

  •
  A director who is, or has been within the last three years, an employee of the Company, or whose immediate family member is, or has been within the last three years an executive officer of the Company will not be deemed independent. Employment as an interim Chairman or Chief Executive Officer or other executive officer will not disqualify a director from being considered independent following that employment.

  •
  A director who has received, or who has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), will not be deemed independent. Compensation received by a director for former service as an interim Chairman or Chief Executive Officer or other executive officer, and compensation received by an immediate family member for service as an employee (other than an executive officer) of the Company will not be considered in determining independence under this test.

  •
  (A) A director who is a current partner or employee of a firm that is the Company's internal or external auditor; (B) a director who has an immediate family member who is a current partner of such a firm; (C) a director who has an immediate family member who is a current employee of such a firm and personally works on the Company's audit; or (D) a director who was, or whose immediate family member was, within the last three years a partner or employee of such a firm and personally worked on the Company's audit within that time will not be deemed independent.

  •
  A director who is, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company's present executive officers at the time serves or served on that company's compensation committee will not be deemed independent.

  •
  A director who is a current employee, or whose immediate family member is a current executive officer, of an entity that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other entity's consolidated gross revenues, will not be deemed independent. In applying this test, both the payments and the consolidated gross revenues shall be those reported in the last completed fiscal year.

Pursuant to our Corporate Governance Guidelines, the Board undertook its annual review of director independence in June 2014. During the annual review, the Board considered transactions and relationships between each director or any member of his/her immediate family and the Company and its subsidiaries and affiliates, including those reported under the heading Certain Relationships and Related Transactions below. The Board also examined transactions and relationships between directors or their affiliates and members of the Company's senior management or their affiliates. As provided in our Corporate Governance Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is "independent." The Nominating and Corporate Governance Committee, with assistance from counsel, regularly reviews our Corporate Governance Guidelines to ensure their compliance with Canadian law and SEC and NYSE regulations. The full text of our Corporate Governance Guidelines is available in the Corporate/Governance/Governance Documents section on our website at www.lionsgate.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary, at either of our principal executive offices.

As a result of this review, the Board affirmatively determined that each of Messrs. Crawford, Evrensel, Giustra, Koffman, Ludwig, Paterson, Dr. Rachesky, Simm, Simmons and Ms. Yaffe are "independent" under our Standards for Director Independence, Canadian standards, SEC rules and regulations and the NYSE listing standards. Each of these directors meets the independence requirements adopted by the Board as set forth above and has no other material relationships with the Company that the Board, after considering all relevant facts and circumstances, believes would interfere with the exercise of independent judgment in carrying out such director's responsibilities.

In making its determination that Mr. Evrensel is an "independent" director, the Board noted that Heenan Blaikie LLP, of which Mr. Evrensel was a partner until February 2014, was the Company's outside Canadian corporate counsel until February 2014. Given that Mr. Evrensel did not directly represent the Company in any legal matters in fiscal 2014 and the Company's payments to Heenan Blaikie LLP for services rendered in fiscal 2014 represented less than 2% of such firm's total consolidated gross revenues for its last fiscal year, the Board concluded that this relationship did not affect Mr. Evrensel's status as an "independent" directors.

Director Compensation

Compensation.    The Compensation Committee reviews and makes recommendations to the Board with respect to compensation of the Board and committee members. The members of the Board who are not employees of the Company or any of its subsidiaries (the "Non-Employee Directors") receive an annual retainer of $50,000, an award of restricted share units with a grant date value of $50,000 granted annually on the date of the Company's Annual General Meeting of Shareholders and a fee of $1,400 for each meeting of a committee on which a Non-Employee Director is a member and attends, in person or via teleconference or videoconference. The restricted share units vest in annual installments over three years following the date of grant and are paid upon vesting in an equivalent number of the Company's common shares. The non-employee Chairman of the Board receives an additional annual retainer of $52,000, the Chairman of the Audit & Risk Committee receives an additional annual retainer of $15,000, and the Chairman of the Compensation Committee, the Chairman of the Nominating and Corporate Governance Committee, and the Chairman of the Strategic Advisory Committee each receive an additional annual retainer of $10,000.

The retainers and fees for the Non-Employee Directors are paid, at the director's election, either 50% in cash and 50% in the form of the Company's common shares or 100% in the form of the Company's common shares. Retainers are paid in two installments each year, with the number of the Company's common shares to be delivered in payment of any retainer to be determined by dividing the dollar amount of the retainer to be paid in the form of the Company's common shares by the average closing price of the Company's common shares for the previous five business days prior to payment.

The following table presents information regarding compensation paid to each of our Non-Employee Directors for services rendered during fiscal 2014. Compensation paid to Messrs. Feltheimer and Burns, each of whom is also employed by us, is presented in the Summary Compensation table and the related explanatory tables.

DIRECTOR COMPENSATION — FISCAL 2014

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Gordon Crawford	$55,600	$50,000	$—	$—	$—	$—	$105,600
Arthur Evrensel	$67,000	$50,000	$—	$—	$—	$—	$117,000
Frank Giustra	$51,400	$50,000	$—	$—	$—	$—	$101,400
Morley Koffman	$76,800	$50,000	$—	$—	$—	$—	$126,800
Harald Ludwig	$50,000	$50,000	$—	$—	$—	$—	$100,000
G. Scott Paterson	$77,600	$50,000	$—	$—	$—	$—	$127,600
Mark H. Rachesky, M.D.	$114,600	$50,000	$—	$—	$—	$—	$164,600
Daryl Simm	$59,800	$50,000	$—	$—	$—	$—	$109,800
Hardwick Simmons	$78,200	$50,000	$—	$—	$—	$—	$128,200
Phyllis Yaffe	$66,800	$50,000	$—	$—	$—	$—	$116,800

(1)
The amounts reported in column (b) represent director annual retainer, chairman fees and meeting fees earned during fiscal 2014, paid, at the director's election, either 50% in cash and 50% in the form of our common shares, or 100% in the form of our common shares. The value of the common shares is calculated using the average closing price of our common shares for the last five business days prior to payment. Payments of common shares are made twice a year in April and October of each year. During fiscal 2014, our Non-Employee Directors who elected to receive 50% of their retainers and fees in the form of common shares received the following number of shares: Mr. Evrensel, 1,107 shares, Mr. Giustra, 853 shares, Mr. Koffman, 1,280 shares, Mr. Ludwig, 833 shares, Mr. Simm, 979 shares and Mr. Simmons, 1,328 shares. During fiscal 2014, our Non-Employee Directors who elected to receive 100% of their retainers and fees in the form of common shares received the following number of shares: Mr. Crawford, 1,881 shares, Mr. Paterson, 2,608 shares, Dr. Rachesky, 5,068 shares and Ms. Yaffe, 2,227 shares.

(2)
The amounts reported in column (c) reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of the Company's financial statements. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock awards contained in Note 12 to the Company's Audited Consolidated Financial Statements, included as part of the Company's 2014 Annual Report filed on Form 10-K filed with the SEC on May 29, 2014.

(3)
The following table presents the number of unvested stock awards held by each of our Non-Employee Directors as of March 31, 2014. No Non-Employee Directors held any outstanding option awards as of that date.

Director	Number of Unvested Restricted Share Units as of 3/31/14
Gordon Crawford	1,335
Arthur Evrensel	3,487
Frank Giustra	3,487
Morley Koffman	3,487
Harald Ludwig	3,487
G. Scott Paterson	3,487
Mark H. Rachesky, M.D.	3,487
Daryl Simm	3,487
Hardwick Simmons	3,487
Phyllis Yaffe	3,487

Education.    The Company encourages the participation of all directors in continuing education programs, at the Company's expense, that are relevant to the business and affairs of the Company and the fulfillment of the directors' responsibilities as members of the Board and any of its committees.

Stock Ownership Policy.    The Company requires that Non-Employee Directors maintain an ownership position in the Company of at least $150,000 of the Company's common shares; provided, however, that new directors shall have three years from their initial election to the Board to reach this ownership threshold. Pursuant to the Company's policies, directors are also reimbursed for reasonable expenses incurred in the performance of their duties.

MANAGEMENT

Biographical Information

The following is a list of our executive officers followed by their biographical information (other than for Messrs. Feltheimer and Burns, whose biographical information appears above). Ages are as of July 18, 2014.

Name	Age	Position
Jon Feltheimer	62	Chief Executive Officer and Director
Michael Burns	55	Vice Chairman and Director
James W. Barge	58	Chief Financial Officer
Steven Beeks	57	Co-Chief Operating Officer and President, Motion Picture Group
Brian Goldsmith	41	Co-Chief Operating Officer
Wayne Levin	51	General Counsel and Chief Strategic Officer

James W. Barge.    Mr. Barge has been our Chief Financial Officer since October 1, 2013. From October 2010 to November 2012. Mr. Barge served as the Executive Vice President, Chief Financial Officer of Viacom, Inc. (having served as its Executive Vice President, Controller, Tax and Treasury since January 2008), where he was responsible for overseeing all aspects of the company's global finances and capital structure, as well as information technology, risk management and internal audit activities. Prior to joining Viacom, Mr. Barge served as Senior Vice President, Controller and Chief Accounting Officer (from October 2002 to December 2007) and Vice President and Controller (from February 2000 to October 2002) of Time Warner Inc., where he was responsible for the company's overall financial planning, reporting and analysis, including budgeting and long range planning, and led several shared service and global process improvement initiatives. Mr. Barge joined Time Warner in March of 1995 as Assistant Controller. Prior to joining Time Warner, Mr. Barge held several positions at Ernst & Young, most recently as the Area Industry Leader of the Consumer Products Group and, prior to that, as a partner in its National Office, where he was responsible for the resolution of SEC accounting and reporting issues.

Steven Beeks.    Mr. Beeks has been our President, Motion Picture Group, since March 2012, our Chief Operating Officer since April 2007, our Co-Chief Operating Officer since September 2007, and the President of Lions Gate Entertainment Inc., our wholly owned subsidiary, since December 2003. From July 2006 to March 2012, Mr. Beeks served as our President, and from January 1998 to December 2003, as the President of Artisan Home Entertainment Inc., our wholly owned subsidiary.

Brian Goldsmith.    Mr. Goldsmith has been our co-Chief Operating Officer since October 2012, and served as our Executive Vice President, Corporate Development and Strategy, from September 2008 to October 2012. Prior to that, Mr. Goldsmith served as the Chief Operating Officer and Chief Financial Officer of Mandate Pictures, LLC, a wholly-owned subsidiary of the Company since September 2007.

Wayne Levin.    Mr. Levin has been our Chief Strategic Officer since February 2013 and our General Counsel since November 2000. Previously, Mr. Levin had been our Executive Vice President, Corporate Operations since February 2004. Mr. Levin had been our Executive Vice President, Legal and Business Affairs since November 2000. Mr. Levin worked for Trimark Holdings, Inc. from September 1996 to November 2000, first as Director of Legal and Business Affairs from 1996 to 1998 and then as General Counsel and Vice President from 1998 to 2000.

Appointment of Executive Officers

Our officers are appointed and serve at the discretion of the Board. The employment agreements for the Named Executive Officers (as defined under Executive Compensation below) are described in Executive Compensation Information — Description of Employment Agreements below.

 COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis ("CD&A") is designed to provide stockholders with an understanding of the Company's executive compensation philosophy and objectives as well as the analysis that the Compensation Committee performs in setting executive compensation. In doing so, it describes the material elements of compensation awarded to, earned by or paid to the individuals who served as our principal executive officer or our principal financial officer during fiscal 2014, and our three other most highly compensated executive officers for fiscal 2014 (the "Named Executive Officers"). The Named Executive Officers for fiscal 2014 include the following:

Name	Position
Jon Feltheimer	Chief Executive Officer and Director
Michael Burns	Vice Chairman and Director
James W. Barge	Chief Financial Officer
Steven Beeks	Co-Chief Operating Officer and President, Motion Picture Group
Brian Goldsmith	Co-Chief Operating Officer
James Keegan	Former Chief Financial Officer and Chief Administrative Officer

Executive Summary

The Company is a leading global entertainment company with a strong and diversified presence in motion picture production and distribution, television programming and syndication, home entertainment, family entertainment, digital distribution, new channel platforms and international distribution and sales. The Company believes that the design of its executive compensation program as described in this CD&A plays an important role in attracting and retaining top executive talent and providing appropriate incentives for those executives to achieve continued growth of the Company and the creation of value for our shareholders.

The Company continued its record of strong performance in fiscal 2014. For fiscal 2014, the Company reported revenue of $2.63 billion, record adjusted EBITDA of $370.8 million, record adjusted net income of $217.9 million or $1.58 adjusted basic net income per share, and net income of $152.0 million or $1.11 basic net income per share for the full year fiscal 2014 (fiscal year ended March 31, 2014). The $370.8 million of adjusted EBITDA for the fiscal year compared to adjusted EBITDA of $329.7 million in the prior year, and the $217.9 million of adjusted net income or $1.58 adjusted basic net income per share compared to adjusted net income of $136.5 million or $1.01 adjusted basic net income per share in the prior year. The Company's filmed entertainment backlog, or already contracted future revenue not yet recorded, rose to $1.2 billion at March 31, 2014, compared to $1.1 billion at March 31, 2013. The Company also continued to strengthen its balance sheet in the fiscal year and reduced the principal amount outstanding on its $800 million revolving credit facility to $97.6 million on March 31, 2014 and zero on May 29, 2014. Cash-based interest expense in the fiscal year was $49.0 million compared to $75.3 million in the prior year.(1)

(1)
See Exhibit B to this Proxy Statement for definitions of the non-GAAP financial measures discussed in this summary and a reconciliation of each such non-GAAP financial measure to the most directly comparable financial measure calculated and presented in accordance with GAAP.

As shown in the graph below, the Company's total shareholder return has outpaced the returns for the NYSE Composite Index and the S&P Movies & Entertainment Index for the period commencing March 31, 2009 and ending March 31, 2014.

	3/09	3/10	3/11	3/12	3/13	3/14
Lions Gate Entertainment Corporation	100.00	123.56	123.76	275.64	470.69	531.18
NYSE Composite	100.00	153.37	177.03	177.22	202.04	239.36
S&P Movies & Entertainment	100.00	195.52	243.50	259.97	369.69	482.33

As described below in this CD&A, a substantial portion of our Named Executive Officers' compensation is performance-based and/or linked to the value of our share price. Annual incentives are awarded based on the Compensation Committee's assessment of a broad range of Company and individual performance metrics and are contingent on achievement of a threshold level of adjusted EBITDA for the fiscal year. Our equity incentive awards are primarily in the form of stock options that have value only if our share price increases after the date of grant of the option and/or awards that are subject to performance-based vesting requirements. The Compensation Committee believes that the compensation awarded to our executive officers for fiscal 2014 described below is appropriate in light of our Company's continued strong performance during the fiscal year.

Key Features of Our Executive Compensation Program

The Compensation Committee believes that our executive compensation program includes key features that align the interests of the Named Executive Officers and the Company's long-term strategic direction with the interests of our shareholders. Our program's key features include:

  •
  Align pay with short-term and long-term performance:

  •
  Executives' pay reflects performance achieved in financial and operational results (through the annual bonus plan and performance-based equity awards) and shareholder value creation (through equity awards generally).

  •
  Competitive, market based pay with pay positioning generally targeted below or on par with our peer companies.

  •
  Significant pay is at risk:

  •
  The Company provides both annual incentive opportunities as well as long-term equity awards to motivate performance and constitute a substantial majority of each executive's total compensation opportunity.

  •
  The Compensation Committee retains discretion in assessing performance and awarding payouts under the annual incentive plan and performance-based equity grants.

  •
  Compensation is balanced:

  •
  The compensation program provides a mix of fixed compensation and short- and long-term variable compensation to mitigate excessive risk taking behavior.

  •
  Bonuses are capped at maximum payout amounts.

  •
  Limited benefits and perquisites are provided.

During the past year, the Company has entered into new employment agreements with Mr. Feltheimer and, in connection with his joining the Company as its Chief Financial Officer, Mr. Barge. We have previously entered into employment agreements with our other Named Executive Officers and believe these agreements have helped to create stability for our management team and contributed to the Company's strong performance during fiscal 2014, as outlined above. These agreements have been structured to incorporate a number of features that we believe represent best practices in executive compensation and are generally favored by shareholders. In particular, these agreements do not provide for any accelerated vesting of equity awards or other payments or benefits that are triggered solely by a change in control (i.e., there are no "single-trigger" benefits) or any rights for the executive to be grossed up for any taxes imposed on excess parachute payments in connection with a change in control or any other benefits. These agreements also do not include any right for the executive to voluntarily terminate employment in connection with a change in control and receive severance (other than certain "good reason" terminations that we believe would constitute a constructive termination of the executive's employment).

As noted below, equity award grants are generally made to the Named Executive Officers in connection with the executive's entering into a new employment agreement with the Company. The Company typically does not grant equity-based awards to its executive officers at any other time. Because the Company entered into a new agreement with Mr. Feltheimer during fiscal 2014, the compensation for Mr. Feltheimer reported in the Summary Compensation table below for fiscal 2014 is greater than the other fiscal years in the table because, under applicable SEC rules, the full grant date fair value of equity awards (as determined for accounting purposes) is required to be reported in the table as compensation for the fiscal year in which the award was granted.

Executive Compensation Program Objectives

The goal of the Company's executive compensation program is to facilitate the creation of long-term value for the Company's shareholders by attracting, motivating, and retaining qualified senior executive talent. To this end, the Company has designed and administered the Company's compensation program to appropriately reward its executives for sustained financial and operating performance, to align their interests with those of the Company's shareholders, and to encourage them to remain with the Company for long and productive careers. To achieve alignment with shareholder interests, the Compensation Committee believes that the Company's compensation program provides significant, but appropriate, rewards for outstanding performance. The majority of the Company's senior executives' compensation is "at risk" in the form of annual and long-term incentive awards that are paid, if at all, based upon Company and individual performance. The Compensation Committee views the executive compensation program as one in which the individual components combine together to create a total compensation package for each Named Executive Officer that achieves these objectives and generally has a target value below or on par with targeted total direct compensation for similarly situated executives of the peer group companies identified below. As used in this discussion, the term "targeted total direct compensation" means the aggregate amount of the executive's base salary, target annual incentive bonus, and long-term equity incentive awards based on the grant-date fair value of such awards, as determined under the accounting principles used in the Company's financial reporting.

Executive Compensation Practices

Below are examples of (i) executive compensation practices the Company has implemented because the Compensation Committee considers them to be effective at driving performance and supporting long-term growth for the Company's stockholders while mitigating risk and (ii) executive compensation practices the Company does not engage in because the Compensation Committee believes they are inconsistent with the Compensation Committee's philosophy and stockholder interests.

Practices the Company Has Implemented	Practices the Company Does Not Engage In

☑ Pay for Performance: A significant portion of the Named Executive Officers' total target compensation is "at risk" in the form of annual and long-term incentive awards.

☑ Use Multiple Performance Metrics: The Company's annual bonus and long-term incentive programs rely on diversified performance metrics, including individual and group contributions and the Company's financial and operating performance.

☑ Mitigate Undue Risk: The Company's compensation programs include risk mitigation features, such as significant Compensation Committee discretion and oversight, a balance of annual and long-term incentives for senior executives and the use of multiple performance metrics.

☑ Maintain a Clawback Policy: The Board has policies requiring the recoupment under certain circumstances of performance-based compensation paid to the Named Executive Officers.

☑ Competitive Peer Groups: The Company's peer groups for the purpose of assessing executive compensation focus on companies which we directly compete for executive talent and are generally similar to the Company in terms of revenues, market-capitalization and focus of its business.

☑ No Excise Tax Gross-ups: The employment agreements with the Named Executive Officers do not provide for any gross-up payments to cover excise taxes incurred by the executive.

☑ No Tax Gross-ups for Personal Benefits: None of the Named Executive Officers are entitled to receive gross-ups for taxes on personal benefits.

☑ No Change in Control Agreements: None of the Named Executive Officers' employment agreements or arrangements provide benefits triggered solely by a change in control of the Company.

☑ No Hedging/Pledging: The Company prohibits all directors and employees, including the Named Executive Officers, from certain collateral pledging and margin practices involving the Company's common shares.

☑ No Repricing of Stock Options or SARs: The Compensation Committee may not reprice stock options or SARs without the approval of the Company's stockholders.

Process for Determining Executive Compensation

Role of the Compensation Committee

The Company's executive compensation program is administered by the Compensation Committee. The Compensation Committee, working with management, determines and implements the Company's executive compensation philosophy, structure, policies and programs, and administers and interprets the Company's compensation and benefit plans. The Compensation Committee is ultimately responsible for determining the compensation arrangements for the Company's executive officers.

Role of Management

Throughout the year, the Compensation Committee requests various types of information from management, in order to align the design and operation of the executive compensation programs with the Company's business strategies and objectives. At various times during fiscal 2014, our Chief Executive Officer and other executives were invited by the Compensation Committee to attend relevant portions of the Compensation Committee meetings in order to provide information and answer questions regarding the Company's strategic objectives and financial performance that impact the Compensation Committee's functions. Generally, the Chief Executive Officer makes recommendations to the Compensation Committee with respect to salary, bonus, and long-term incentive awards for other executive officers (other than himself), taking into account competitive market information described below, the Company's compensation strategy, his subjective assessment of the particular executive's individual performance, and the experience level of the particular executive. The Compensation Committee discusses with the Chief Executive Officer his recommendations and either approves or modifies the recommendations in its discretion. None of the Named Executive Officers are members of the Compensation Committee or otherwise have any role in determining their own compensation. The Compensation Committee reports to the Board on all compensation matters regarding our executives and other key salaried employees.

The Company's management also regularly:

  •
  provides data, analysis and recommendations for the Compensation Committee's consideration regarding the Company's executive compensation programs and policies, preparing materials for the information of and review by the Committee;

  •
  administers those programs and policies consistent with the direction of the Committee;

  •
  provides an ongoing review of the effectiveness of the compensation programs, including competitiveness and alignment with the Company's objectives; and

  •
  recommends changes to compensation programs if necessary to promote achievement of all program objectives.

Role of Compensation Consultant

From time to time, the Compensation Committee retains the services of outside compensation consultants to provide assistance in its review and determination of the Company's executive compensation program. For fiscal 2014, the Compensation Committee engaged Pearl Meyer & Partners ("PM&P"), an independent third party consultant, to assist the committee in, among other things, structuring and approving a new employment agreement with Mr. Feltheimer (as described in detail below), determining fiscal 2014 annual incentive awards to be granted to Messrs. Feltheimer and Burns, and reviewing general compensation levels and trends within the industry in which the Company operates.

PM&P's review included the development of a multi-dimensional peer group which could be used not only to evaluate the Company's current approach to executive compensation, but also provide an additional approach to assessing the Company's relative performance. PM&P reviewed companies within the broader media industry segments as well as leisure product and home entertainment industries to assess which companies were similar to the Company in terms of size (revenue/market capitalization), operational characteristics (with less diversified product lines) and stock price correlation relative to the market.

Based on PM&P's review, the Compensation Committee selected the following two groups of companies for the purpose of evaluating our executive compensation program: (i) companies included in the then-current Towers Watson Entertainment Industry Survey (the "Entertainment Survey Companies"), and (ii) a select group of companies within the broader media and leisure product industry (the "Comparator Companies"):

  Entertainment Survey Companies

ABC	AMC Networks
CBS Corporation	Discovery Communications
DreamWorks Animation	Fox Networks Group
HBO	NBC Universal
Paramount Pictures Corporation	Showtime
Sony Pictures Entertainment	Turner Broadcasting
Twenty-First Century Fox	The Walt Disney Company
Viacom Media Networks	Warner Bros.

  Comparator Companies

AMC Networks Inc.	Discovery Communications
Electronic Arts	John Wiley & Sons
Live Nation Entertainment	The Madison Square Garden Company
Netflix	Scholastic Corporation
Scripps Networks Interactive	Sirius XM Holdings
Starz

Utilizing the data provided by PM&P, the Compensation Committee evaluates the amount and proportions of base pay, annual incentive pay and long-term compensation, as well as the targeted total direct compensation value for a select number of the Company's officers, including the Company's Chief Executive Officer and Vice Chairman, relative to the compensation of similarly situated executives among the comparison groups. As noted below, the Company's standard practice is to grant equity awards to the Named Executive Officers only in connection with the executive's entering into a new employment agreement with the Company. In assessing the executives' compensation levels for market comparison purposes, the grant date value of the equity awards and any value attributable to stock price bonuses is allocated over the term of the contract so that the executive's compensation is not disproportionately high in the initial year of the contract and disproportionately low for the remaining years of the contract term.

In general, the Compensation Committee uses the peer group data as background information for its compensation decisions and does not "benchmark" compensation at any particular level relative to the peer companies. The Compensation Committee believes that the compensation opportunities provided to our Named Executive Officers are appropriate in light of competitive considerations. The Compensation Committee continues to monitor current trends and issues in the Company's competitive landscape and will modify its programs where appropriate.

Consultant Independence

During fiscal 2014, PM&P did not perform work for the Company other than pursuant to its engagement by the Compensation Committee. The Compensation Committee has assessed the independence of PM&P and concluded that its engagement of PM&P does not raise any conflict of interest with the Company or any of its directors or executive officers.

Role of Shareholder Say-on-Pay Votes

The Company provides its shareholders with the opportunity to cast an annual advisory vote on its executive compensation program (referred to as a "say-on-pay proposal"). At the Company's Annual Meeting of Shareholders held in September 2013, approximately 96% of the votes actually cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Compensation Committee believes this result affirms shareholders' support of the Company's approach to executive compensation, and generally did not change its approach in fiscal 2014. As noted above, the Company entered into employment agreements with Messrs. Feltheimer and Barge during the past year that, as with the Company's other agreements with its executive officers, incorporate a number of features (such as the elimination of "single-trigger" benefits paid solely on a change in control and the elimination of tax gross-up payments) that we believe represent best practices in executive compensation and are generally favored by shareholders. The Compensation Committee will continue to consider the outcome of the Company's say-on-pay votes when making future compensation decisions for the Named Executive Officers.

Employment Agreements

We have entered into employment agreements with each of the Named Executive Officers. Each employment agreement specifies the annual base salary that the executive will be entitled to receive during the term of the agreement, as well as the Company benefit plans in which the executive will participate and any other perquisites that the executive will receive. In addition, each agreement sets forth the annual and long-term incentive compensation target or ranges that the executive officer will be eligible to receive, subject in all instances to the discretion of the Compensation Committee. Each agreement also specifies the post-termination benefits that will be received by each executive (including the treatment of any unvested equity awards) upon certain terminations of employment.

Each of these agreements was approved by the Compensation Committee and is described below under Description of Employment Agreements. We believe that it is in the best interests of the Company to enter into multi-year employment agreements with the Named Executive Officers because the agreements foster long-term retention, and promote stability among the management team, while still allowing the Compensation Committee to exercise considerable discretion in designing incentive compensation programs and rewarding performance. In addition, we believe that use of multi-year employment agreements assists in retention and recruiting efforts because generally, other entertainment companies with which we compete for executive talent enter into long-term employment agreements with their executives as well.

Jon Feltheimer.    In January 2013, the Compensation Committee engaged PM&P to assist the committee in structuring and analyzing terms for a new employment agreement with Mr. Feltheimer, the Company's Chief Executive Officer. In May 2013, the Company entered into a new employment agreement with Mr. Feltheimer for a term ending May 22, 2018. Based on compensation levels from the 2012 Towers Watson Entertainment Industry Survey and Comparator Companies, PM&P provided an analysis of the proposed compensation structure relative to the targeted total direct compensation provided by each of the peer companies to their most highly compensated executive officers, illustrated potential realizable long-term value of the compensation arrangements through the term of the agreement, and summarized proposed employment terms providing comparator practice to current market and best governance practices. PM&P concluded that the proposed levels for Mr. Feltheimer's compensation did not exceed the median targeted total direct compensation level for the highest paid executive officer of each member of the Company's peer group. In addition, the Compensation Committee determined that the majority of the targeted compensation would come in the form of long-term incentives, which we believe is consistent with the long-term orientation of the Company's shareholder based pay-for-performance philosophy.

Accordingly, on May 30, 2013, we entered into a new employment agreement with Mr. Feltheimer to continue to serve as our Chief Executive Officer for a term ending May 22, 2018. The base salary increase, target bonus and equity awards (including the grant levels, types of awards and vesting provisions) provided in the agreement were established by the Compensation Committee based on its subjective assessment of Mr. Feltheimer's performance as Chief Executive Officer, negotiations with Mr. Feltheimer and taking into account the data provided by PM&P described above. The majority of the equity-based grants were in the form of stock options, which the Compensation Committee believed was important to further align Mr. Feltheimer's interests with those of our shareholders, as Mr. Feltheimer will only realize value on stock options if our stock price increases after the option grant date. The stock options and restricted share units granted under the agreement are scheduled to vest over a four-year period to provide a retention incentive as the vesting of the awards is generally subject to Mr. Feltheimer's continued employment with us through the vesting date. In determining the equity grant levels, the Compensation Committee intended that these grants will provide incentives through the five-year term of the agreement, and we do not currently anticipate that Mr. Feltheimer will receive any additional equity grants during the term. Under applicable SEC rules, the entire value of these equity grants is required to reported in the Summary Compensation table below as fiscal 2014 compensation for Mr. Feltheimer, which results in his total compensation for fiscal 2014 reflected in the table being significantly higher than his compensation reported for prior fiscal years and the compensation we expect will be reported for him for future fiscal years over the term of his new employment agreement. Mr. Feltheimer also agreed to the elimination of certain provisions of his prior employment agreements (such as "single-trigger" acceleration of equity awards upon a change in control and certain tax gross-up rights) that are generally disfavored by shareholders and that we believe do not represent best practices in executive compensation. For more information on the terms of the agreement, see Description of Employment Agreements below and the narrative descriptions accompanying the Grants of Plan-Based Awards table and the Potential Payments upon Termination or Change in Control section.

James W. Barge.    In September 2013, we entered into an employment agreement with Mr. Barge to serve as the Company's Chief Financial Officer commencing October 1, 2013, for a four-year term ending September 30, 2017. The base salary and equity awards (including the grant levels, types of awards and vesting provisions) provided in the agreement were established with reference to the market compensation data and as a result of negotiations with Mr. Barge, and the Compensation Committee believed these compensation levels were appropriate in light of market data. In particular, the Compensation Committee believed it would be appropriate to structure new grants of stock options and restricted share units to be made to Mr. Barge so that the vesting of a substantial portion of these awards would be subject to the achievement of Company and individual performance criteria established by the Compensation Committee. Approximately 50% of the stock options and approximately 50% of the restricted share units granted to Mr. Barge pursuant to the employment agreement are subject to performance-based vesting requirements. Each of these performance-based awards covers a four-year period and is divided into four tranches, with one-fourth of each award being eligible to vest based on performance over a specified twelve-month period. For accounting purposes, each of these awards is treated as four separate annual awards, and pursuant to SEC rules, only the portion of the award with a grant date (as determined for accounting purposes) that occurs during fiscal 2014 is reflected in the compensation tables below as fiscal 2014 compensation (with the remaining tranches of each award to be reflected in future proxy statements as compensation for the fiscal year in which the grant date occurs). The Compensation Committee believed that these performance-based vesting requirements would create additional incentives for Mr. Barge to help achieve particular goals deemed important to the Company and further align Mr. Barge's interests with those of our shareholders. In addition, both the time-based and performance-based components provide a retention incentive as the vesting of the award is generally subject to Mr. Barge's continued employment with us through the vesting date. For more information on the terms of the agreement, see Description of Employment Agreements below and the narrative descriptions accompanying the Grants of Plan-Based Awards table and the Potential Payments upon Termination or Change in Control section.

Executive Compensation Components

The Company's executive compensation program is generally based on three components, which are designed to be consistent with the Company's compensation philosophy:

    (1)
    base salary;

    (2)
    annual incentive bonuses; and

    (3)
    long-term incentive awards, including awards of restricted share units, SARs and stock options that are subject to time-based and/or performance-based vesting.

The Company also provides certain perquisites and personal benefits to the Named Executive Officers pursuant to their employment agreements, and severance benefits if the Named Executive Officer's employment terminates under certain circumstances. In structuring executive compensation packages, the Compensation Committee considers how each component of compensation promotes retention and/or motivates performance by the executive. The rationale for providing each component of compensation is discussed in more detail in the sections below. Our compensation packages are designed to promote teamwork, initiative and resourcefulness by key employees whose performance and responsibilities directly affect our results of operations.

Base Salary

We provide our executive officers and other employees with an annual base salary to compensate them for the scope of their responsibilities, the complexity of the tasks associated with their position within the Company, their skill set and their performance during the year. Base salaries are not generally reviewed annually — they are established when we hire or otherwise enter into an employment agreement with an executive officer, based on negotiations with the executive and taking into account market compensation data for that position. In determining base salary, the Compensation Committee primarily considers market data and compensation levels of executive officers of companies in competing businesses, an internal review of the executive's compensation, both individually and relative to other executive officers, and the individual performance of the executive. We also consider the recommendations of our Chief Executive Officer in establishing the base salaries for other executive officers. Consistent with our philosophy that executive pay should primarily be based on performance, our practice has been to establish base salaries that are generally lower than such salaries at our peer companies, with the majority of the executive's compensation being delivered in the form of incentive compensation that we believe is tied directly to shareholder value creation.

Generally, base salaries along with perquisites and personal benefits are intended to attract and retain highly qualified executives. These are the elements of our executive compensation program where the value of the benefit in any given year is not dependent on performance and the marketplace. We believe that in order to attract and retain top executives, we need to provide them with certain predictable compensation levels that reward their continued service.

In fiscal 2014, the Compensation Committee entered into new employment arrangements with Messrs. Feltheimer and Barge, as described above. Beginning in fiscal year 2014, based on the factors noted above and negotiations with the executive, Mr. Feltheimer's base salary was increased to $1,500,000 (effective May 22, 2013) and Mr. Barge was granted a base salary of $800,000.

The Compensation Committee believes that the base salary levels of each of the Named Executive Officers, including the levels provided to Messrs. Feltheimer and Barge under their arrangements approved in fiscal 2014 as noted above, are reasonable in view of the Compensation Committee's assessment of peer group data for similar positions and the committee's assessment of the Company's overall performance and the contribution of those officers relative to that performance.

Annual Incentive Bonuses

Annual incentive bonuses are primarily intended to motivate the Named Executive Officers to achieve annual financial, operational and individual performance objectives and focus on promotion of and contribution to achievement of the Company's business strategy. The Company has entered into employment agreements with each of the Named Executive Officers that generally provide for bonuses to be determined in the discretion of the Compensation Committee, as recommended by our Chief Executive Officer (other than for himself), based on performance criteria established by the Compensation Committee. The Compensation Committee believes that discretionary bonuses, where warranted, can be effective in motivating, rewarding and retaining our executive officers. Annual incentive bonus payments are typically paid in June based on performance for the prior fiscal year.

In May 2013, the Compensation Committee approved a bonus plan, the Executive Annual Bonus Program (the "Executive Bonus Program"), to provide the terms of annual bonus opportunities to be granted to certain of the Company's executive officers. Under the Executive Bonus Program, each of the Company's executive officers selected by the Compensation Committee to participate in the plan for a particular fiscal year is eligible to receive a bonus if the Company achieves a target level of adjusted EBITDA established by the Compensation Committee for that year. If the target level is not achieved, no bonuses will be paid under the plan for that fiscal year. If the target level is achieved, the executive is eligible to receive a bonus up to a maximum amount established by the Compensation Committee for each executive. The Compensation Committee then has the discretion to determine the actual amount of the bonus to be awarded to each executive for the fiscal year based on the executive's target bonus amount for the year and such company and/or individual performance criteria as it may determine appropriate (subject in each case to the maximum bonus amount for that executive). The Executive Bonus Program provides that the executive generally must remain employed with the Company through the date on which bonuses are paid for a particular fiscal year to be eligible for a bonus for that year.

For fiscal 2014, the Compensation Committee determined that Executive Bonus Program could be fully funded up to each executive's maximum opportunity if the Company achieved adjusted EBITDA of at least $200.1 million for fiscal 2014. If this goal was not met, no bonuses would be paid under the program. The Compensation Committee selected adjusted EBITDA as the financial performance metric for fiscal 2014 because it believes that it is a meaningful indicator of the Company's performance. In April 2014, the Compensation Committee certified that target level was achieved as the Company's adjusted EBITDA for fiscal 2014 was $370.8 million and, accordingly, the Executive Bonus Program was fully funded up to the program's maximum opportunity. This minimum requirement of the Executive Bonus Program is intended to preserve the Company's tax deduction for bonuses paid under the program as determined under Section 162(m) of the U.S. Internal Revenue Code.

The Compensation Committee also approved the following target and maximum bonus opportunities under the Executive Bonus Program for the Company's 2014 fiscal year for the Named Executive Officers (the target amounts expressed in each case as a percentage of the executive's base salary):

	Annual Incentive Range
Executive	Target	Maximum*
Jon Feltheimer	100%	$10,000,000
Michael Burns	50%	$10,000,000
Steven Beeks	50%	$3,000,000
Brian Goldsmith	50%	$3,000,000
James Keegan**	50%	$3,000,000

*
Maximum funded amount under the Executive Bonus Program.

**
Mr. Keegan was not eligible for a bonus under the program as his employment with the Company ended during fiscal 2014.

The portion of Executive Bonus Program payout tied to corporate performance was based on specific corporate performance measures with payouts ranging from 0% to 300% of the target incentive. For fiscal 2014, the Compensation Committee approved adjusted EBITDA and free cash flow as the corporate performance measures. The Compensation Committee identified the following metrics, their corresponding weighting as well as required performance necessary to achieve a payout of threshold, target and maximum incentives under such corporate performance measures (with the payout to be determined by linear interpolation for performance between the stated levels):

Corporate Performance Goals (dollar amounts in millions)
Metric	Weight	Threshold	Target	Maximum
Adjusted EBITDA	75%	$232.0	$309.3	$371.2
Free Cash Flow	25%	$153.1	$204.1	$244.9
Payout Opportunity as a % of Target
Total Payout		50%	100%	300%

In addition, the Executive Bonus Program provides for the actual awards to be further modified based on the Compensation Committee's subjective assessment of the participant's individual performance. Based on its assessment, the Compensation Committee has discretion to reduce an executive's bonus (including to zero) or increase an executive's bonus (subject in each case to the executive's maximum bonus opportunity established by the Compensation Committee).

Accordingly, for fiscal 2014, the Compensation Committee approved the following annual incentive bonuses to be awarded to each of the Named Executive Officers. In each case, the Compensation Committee used its discretion to determine the bonuses based on the terms of the Executive Bonus Program and its subjective assessment of the achievement of the various performance objectives noted below. Except as expressly noted, no specific financial performance targets or other objective performance criteria were established by the Compensation Committee for purposes of determining bonuses to be awarded to the Named Executive Officers. Rather, the Compensation Committee noted the actual performance of the Company or the individual executive, as applicable, and made a subjective determination as to the level of that performance.

Jon Feltheimer and Michael Burns

For the corporate performance component, the Compensation Committee determined in April 2014 that the payout percentage for the corporate performance component was 244% based on the Company's estimated adjusted EBITDA of $356.6 million for fiscal 2014 and the Company's estimated free cash flow level of $228.0 million for fiscal 2014. (Subsequently, the Company's final levels of adjusted EBITDA and free cash flow for fiscal 2014 were determined to be $370.8 million and $258.3 million, respectively, with each such level being higher than the estimated level used to determine the payout percentage.) Applying the corporate performance achievement/payout level illustrated above, the proposed calculated payouts for such performance criteria for Messrs. Feltheimer and Burns were as follows:

	Opportunity		% Target Bonus
Executive	Target	Maximum	Corporate	Calculated Payout
Jon Feltheimer	$1,500,000	$10,000,000	244%	$3,660,000
Michael Burns	$500,000	$10,000,000	244%	$1,220,000

The awards were further modified based on the Compensation Committee's assessment of the executive's individual performance. Specifically, the Compensation Committee also reviewed the following criteria (with no emphasis to be derived from the order in which they appear), including the financial performance results noted in Executive Summary above:

  •
  the Company's debt reduction and interest cost savings;

  •
  the Company's total shareholder return;

  •
  growth of the Company's core library asset; and

  •
  consideration of other criteria identified below, such as transformative transactions and initiatives completed by the Company which may result in general long-term growth of the business.

In reviewing such criteria, the Compensation Committee noted, among other things, that fiscal 2014 was another strong year for the Company. The Company set all-time highs in adjusted EBITDA and adjusted net income in the fiscal year, with adjusted EBITDA gains driven by record margins, the global box office performance of a theatrical slate led by The Hunger Games: Catching Fire and Now You See Me, as well as strong results from the Company's filmed entertainment library and lower theatrical marketing costs. The Company's share of income from equity investments also increased due to continued strong gains at EPIX, its partnership with Viacom, its Paramount Pictures unit and Metro-Goldwyn-Mayer Studios, and improved performance at TVGN, its 50/50 partnership with CBS. Adjusted net income benefitted further from decreased interest expense and a lower adjusted effective tax rate compared to the prior year.

The Compensation Committee also noted that the Company's revenue contributors during the 2014 fiscal year included The Hunger Games: Catching Fire, which grossed $865 million at the worldwide box office on its way to becoming the 10th highest-grossing domestic release of all time, Now You See Me, which grossed more than $350 million at the worldwide box office, and Divergent, which launched only 10 days before the end of the fiscal year. Indeed, the Company's international motion picture segment revenue (excluding form its U.K. subsidiary, Lionsgate U.K.) increased 7% to a record $397.1 million in the fiscal year, driven by the international box office performances of The Hunger Games: Catching Fire, Now You See Me, Red 2 and Escape Plan and strong carryover performance from the prior year release of The Twilight Saga: Breaking Dawn — Part II. Moreover, revenue for the Company's television production segment increased 18% to a record $447.4 million in fiscal 2014, with strong gains in both domestic and international television. Domestic television deliveries in the fiscal year totaled 176 episodes and 122 hours of television content, including Seasons 1 and 2 of Orange is the New Black, Seasons 1 and 2 of Nashville, Seasons 6 and 7 of Mad Men, Season 6 of Nurse Jackie and Anger Management. In all, as discussed above, adjusted EBITDA of $370.8 million for fiscal 2014 compared to adjusted EBITDA of $329.7 million in the prior year, and the Company's filmed entertainment backlog, or already contracted future revenue not yet recorded, rose to $1.2 billion at March 31, 2014, compared to $1.1 billion at March 31, 2013.

Further, the Compensation Committee considered the contributions of Messrs. Feltheimer and Burns to the following achievements during fiscal 2014:

  •
  In March 2013, CBS joining the Company as a 50/50 partner in TVGN;
  •
  In April 2013, the Company issuing approximately $60.0 million in aggregate principal amount of 1.25% Convertible Senior Subordinated Notes ("the 1.25% Notes");
  •
  In May 2013, the Company selling its interest in TVGuide.com;
  •
  In July 2013, the Company issuing $225.0 million aggregate principal amount of 5.25% Senior Secured Second-Priority Notes (the "5.25% Senior Notes");
  •
  In July 2013, the Company entering into a seven-year term loan for an aggregate amount of $222.5 million (the "Term Loan");
  •
  In July 2013, the redemption and discharge of $432.0 million of remaining outstanding principal amount of the Company's 10.25% Senior Secured Second-Priority Notes (the "10.25% Notes");

  •
  In September 2013, WGN America ordering its second scripted series, the 13-episode drama Manhattan;
  •
  In September 2013, the Company's amending its new $800 million senior revolving credit facility;
  •
  In October 2013, the Company's joint venture, Break Media merging with Alloy Digital to create Defy Media (of which the Company owns a 20% economic interest as of March 31, 2014);
  •
  In October 2013, the Company announcing that FX had ordered The Partnership, a new sitcom starring Martin Lawrence and Kelsey Grammer;
  •
  In December 2013, the Company increasing its previously announced stock repurchase plan to $300 million;
  •
  The Company declaring quarterly cash dividends of five cents ($0.05) per common share (paid on February 7, 2014 and May 30, 2014);
  •
  In March 2014, Showtime renewing Nurse Jackie for a seventh season;
  •
  The success of worldwide theatrical box office for The Hunger Games: Catching Fire, Now You See Me and Divergent; and
  •
  Numerous Academy Award®, Emmy Award®, Golden Globe®, and other recognitions, nominations and wins for various Company film and television programs during the fiscal year.

Moreover, the Compensation Committee engaged PM&P to assist it in assessing its proposed annual incentive bonus amounts for Messrs. Feltheimer and Burns. In its review, PM&P summarized highlights of the Company's business and strategic performance achieved during 2014, reviewed the executives' historic compensation and potential fiscal 2014 compensation relative to the year over year change in market capitalization and adjusted EBITDA, illustrated competitive position of Messrs. Feltheimer's and Burns' fiscal 2014 compensation relative to the Entertainment Industry Survey Companies and Comparator Companies, and illustrated the ratio of realizable compensation to target compensation and total return to shareholders over a three year period relative to the Comparator Companies and selected Entertainment Industry Survey Companies with publicly available compensation information. In its review of the proposed incentives, PM&P noted, among other things, the following: that the Company's three and five year growth in revenues, adjusted EBITDA, and free cash flow generally exceeded the 75th percentile of this group, with margins falling below the 75th percentile; total shareholder return over three and five years was at the 100th and 65th percentile, respectively; over the one year period, the Company's performance relative to this group was generally consistent with three and five year performance for each metric except revenue and free cash flow growth; the Company's revenues and adjusted EBITDA and free cash flow were projected to increase over fiscal 2013; and the Company was on track to achieve its three year adjusted EBITDA directional guidance. PM&P concluded that the proposed incentives to Mr. Feltheimer would result in total compensation for Mr. Feltheimer in fiscal 2014 at the 75th percentile of the Entertainment Industry Survey Companies and above 75th percentile of Comparator Companies, and total compensation for Mr. Burns for fiscal 2014 was above the 75th percentile of the Entertainment Industry Survey Companies and Comparator Companies.

After consideration of PM&P's analysis of the proposed bonus amounts for Messrs. Feltheimer and Burns, the Compensation Committee determined that, in light of all of the performance achievements described above in this section, the Company performed at an exceptional level in fiscal 2014 and that these executives principally drove that performance in their leadership roles with the Company. The Compensation Committee concluded that it would be appropriate to reward them for the Company's performance in fiscal 2014 with bonus payouts that were substantially above the median relative to similarly situated executives with the peer companies noted above.

Accordingly, in April 2014, based on its review, the Compensation Committee approved for fiscal 2014 under the Executive Bonus Program, for Mr. Feltheimer, a cash bonus of $8.0 million and the grant of a number of our common shares with a value equal to $1.0 million (which vested immediately upon grant) and, for Mr. Burns, a cash bonus of $3.0 million and the grant of a number of our common shares with a value equal to $4.5 million (which vested immediately upon grant). The Compensation Committee determined that it would be appropriate for a portion of each executive's bonus to be paid in shares to further align the executive's interests with those of our shareholders.

Steven Beeks.    Mr. Beeks' bonus was determined, in part, based on the Company's corporate performance measures discussed above and, in part, based on the Compensation Committee's subjective assessment of Mr. Beeks' performance, as well as Mr. Feltheimer's recommendations based on his subjective assessment of Mr. Beeks' performance, during the fiscal year.

Under the terms of the Executive Bonus Program for the Company's 2014 fiscal year, Mr. Beeks' target bonus opportunity for the corporate performance achievement/payout level illustrated above, was as follows:

	Opportunity
Executive	Target	Maximum
Steven Beeks	$450,000	$3,000,000

In assessing Mr. Beeks' individual performance during fiscal 2014, the Compensation Committee acknowledged Mr. Beeks' contribution to, among other things, the following:

  •
  The Company's home entertainment revenue from both motion pictures and television of $863.9 million for fiscal 2014, highlighted by 20% growth in home entertainment revenue from the Company's managed brands segment;
  •
  In calendar year 2013, the Company continuing to achieve the highest box office-to-DVD conversion rate in the industry, maintaining a rate of approximately 25% above that of the industry average, and a box office-to-VOD conversion rate of approximately 40% above that of the industry average;
  •
  In the 2013 calendar year, the Company holding an approximately 8% market share of the Blu-ray packaged media market based on sales volume;
  •
  The Company growing its packaged sell-through and rental spend market share to 10.2% in calendar 2013, maintaining its ranking as the number five studio in home entertainment market share;
  •
  In fiscal 2014, four of the Company's theatrical releases on DVD debuting at number one — The Hunger Games: Catching Fire, Now You See Me, Tyler Perry's Temptation and The Last Stand;
  •
  In fiscal 2014, five of the Company's titles debuting at either number one or number two on the Rentrak On-Demand VOD charts — The Hunger Games: Catching Fire, Ender's Game, Red 2, Mud and Now You See Me;
  •
  In fiscal 2014, the Company continuing its acquisition of platform titles such as Mud, Redemption, All is Lost and the Codeblack Films release Kevin Hart: Let Me Explain, released through joint ventures and third parties and frequently utilized an early or day-and-date with theatrical windowing strategy to maximize revenue;
  •
  The Company's dedicated fitness network on YouTube, Lionsgate BeFit, achieving approximately two million subscribers and 250 million views in fiscal 2014, and featuring the number one fitness channel, BeFit, which has approximately one million subscribers, 150 million views to date and more than 100 hours of new original programming and bestselling fitness content, as well as other premium fitness channels;
  •
  The Company achieving strong results in its first full fiscal year of distributing the A&E library, expanding the library's overall distribution reach and title depth at retail with such titles as Duck Dynasty and The Men Who Built America;
  •
  Successfully managing Lionsgate U.K, which posted revenue of $146.3 million for fiscal 2014; Successfully managing the Company's joint venture with Televisa, Pantelion Films, whose theatrical release, Instructions Not Included, became the highest-grossing Spanish-language film ever at the domestic box office; and
  •
  Successfully managing the day-to-day functioning of the Company's motion picture group.

Accordingly, for fiscal 2014, based on its review, the Compensation Committee approved a cash bonus of $825,000 under the Executive Bonus Program for Mr. Beeks.

Brian Goldsmith.    Mr. Goldsmith's bonus was determined, in part, based on the Company's corporate performance measures discussed above and, in part, based on the Compensation Committee's subjective assessment of Mr. Goldsmith's performance, as well as Messrs. Feltheimer's and Burns' recommendations based on his subjective assessment of Mr. Goldsmith's performance, during the fiscal year.

Pursuant to his employment agreement, Mr. Goldsmith is eligible to receive a cash bonus of 25% of his base salary each fiscal year if the Company attains an EBITDA target established by the Company for that fiscal year. As the Company's EBITDA for fiscal 2014 exceeded the Company's target EBITDA for fiscal 2014, Mr. Goldsmith was entitled to a cash bonus of $187,500 for the EBITDA component of his fiscal 2014 bonus opportunity.

Under the terms of the Executive Bonus Program for the Company's 2014 fiscal year, Mr. Goldsmith's target bonus opportunity for the corporate performance achievement/payout level illustrated above, was as follows:

	Opportunity
Executive	Target	Maximum
Brian Goldsmith	$375,000	$3,000,000

In assessing Mr. Goldsmith's individual performance during fiscal 2014, the Compensation Committee acknowledged Mr. Goldsmith's contribution to, among other things, the following:

  •
  In March 2013, CBS joining the Company as a 50/50 partner in TVGN;
  •
  In April 2013, the Company issuing the 1.25% Notes;
  •
  In May 2013, the Company selling its interest in TVGuide.com;
  •
  In July 2013, the Company issuing the 5.25% Senior Notes;
  •
  In July 2013, the Company entering into the Term Loan;
  •
  In July 2013, the redemption and discharge of the 10.25% Notes;
  •
  In September 2013, the Company amending its new $800 million senior revolving credit facility;
  •
  In October 2013, Break Media merging with Alloy Digital to create Defy Media;
  •
  The negotiation and consummation of various production loans throughout fiscal 2014;
  •
  The successful management of the Company's joint ventures, including EPIX and Celestial Tiger Entertainment Limited (the Company's joint venture with Saban Capital Group and Celestial Pictures, a company wholly-owned by Astro Malaysia Holdings); and
  •
  Successfully managing the day-to-day functioning of the Company's corporate development group.

Accordingly, for fiscal 2014, based on its review, the Compensation Committee approved a cash bonus of $825,000 under the Executive Bonus Program for Mr. Goldsmith. This amount includes the $187,500 bonus awarded pursuant to his employment agreement based on the Company's EBITDA level for fiscal 2014, as noted above.

James W. Barge.    Mr. Barge did not participate in the Executive Bonus Program for fiscal 2014 as he did not become an executive of the Company until October 2013. Mr. Barge's bonus was determined in the Compensation Committee's judgment, taking into account the Company's corporate performance discussed above, the Compensation Committee's subjective assessment of Mr. Barge's performance, and Mr. Feltheimer's recommendations based on his subjective assessment of Mr. Barge's performance, during the fiscal year.

In assessing Mr. Barge's individual performance during fiscal 2014, the Compensation Committee acknowledged Mr. Barge's contribution to the following:

  •
  The Company continuing to strengthen its balance sheet in the fiscal year and reducing the principal amount outstanding on its $800 million revolving credit facility to $97.6 million on March 31, 2014 and zero on May 29, 2014;
  •
  The Company reducing its cash-based interest expense in fiscal 2014 to $49.0 million compared to $75.3 million in the fiscal 2013;
  •
  Excluding certain items, the Company's reducing its adjusted effective tax rate in fiscal 2014 to 25.7% compared to 41.1% in fiscal 2013;
  •
  In July 2013, the Company issuing the 5.25% Senior Notes;
  •
  In July 2013, the Company entering into the Term Loan;
  •
  In July 2013, the Company redeeming and discharging the 10.25% Notes;
  •
  In September 2013, the Company amending its new $800 million senior revolving credit facility;
  •
  The consolidation and integration of the Company's various joint ventures and equity interests into the Company's business operations;
  •
  The timely and efficient completion and filing of the Company's Quarterly Reports on Forms 10-Q and Annual Report on Form 10-K for fiscal 2014; and
  •
  The consummation of various single picture financing loans throughout fiscal 2014.

Accordingly, for fiscal 2014, based on its review, the Compensation Committee approved a discretionary cash bonus of $1,000,000 for Mr. Barge.

In addition to annual incentive bonuses, the Compensation Committee may provide additional discretionary bonus awards in certain circumstances as it deems appropriate. In fiscal 2014, the Compensation Committee awarded Mr. Barge a discretionary bonus of $100,000 upon his commencing employment with the Company as an inducement for him to join the Company and based on the Compensation Committee's assessment of his past performance as a consultant of the Company.

Each of the cash bonuses for the Named Executive Officers described above is reflected in the Bonus or, in the case of bonuses awarded under the Executive Bonus Program, Non-Equity Incentive Plan Compensation column of the Summary Compensation table below. Pursuant to SEC rules, the portion of the bonuses awarded to Messrs. Feltheimer and Burns in the form of equity in April 2014 described above will be reported as compensation for fiscal 2015 in the Summary Compensation table in the Company's 2015 proxy statement.

Long-term Incentive Awards

The Company believes that providing a meaningful equity stake in our business is essential to create compensation opportunities that can compete with entrepreneurial employment alternatives. In addition, the Company believes that ownership shapes behavior, and that by providing compensation in the form of equity awards, we align the executive's incentives with our shareholders' interests in a manner that we believe drives superior performance over time. Therefore, we have historically made annual grants of stock options, restricted share units and SARs to provide further incentives to our executives to increase shareholder value. The Compensation Committee bases its award grants to executives each year on a number of factors, including:

  •
  the executive's position with the Company and total compensation package;

  •
  the executive's performance of his or her individual responsibilities;

  •
  the equity participation levels of comparable executives at comparable companies; and

  •
  the executive's contribution to the success of the Company's financial performance.

Award grants to the Named Executive Officers are generally made by the Compensation Committee in connection with the executive's entering into a new employment agreement with the Company. As noted above, the equity grants provided in each executive's employment agreement are intended to provide incentives for the entire term of the agreement, and the Company typically does not grant equity-based awards to its executive officers at any other time. The Company has, however, granted equity-based awards in recent years to certain executive officers as part of their annual bonus and retains discretion to grant equity awards to its executives from time to time as the Compensation Committee may determine.

Stock Options.    A stock option is the right to purchase common shares of the Company at a future date at a specified price per share. The Company grants stock options to the Named Executive Officers with an exercise price that is equal to the closing price of our common shares on the date of grant. Thus, the Named Executive Officers will only realize value on their stock options if our shareholders realize value on their shares. These stock options may be subject to time-based or performance-based vesting requirements. The stock options function as a retention incentive for our executives as the executive generally must remain employed with us through the vesting period and, in the case of performance-based options, provide an additional incentive to achieve performance goals considered important to the growth of the Company and the creation of value for our shareholders. The maximum term of an option is ten years from the date of grant.

In connection with their entering into employment agreements in fiscal 2014, the Compensation Committee approved stock option grants to each of Messrs. Feltheimer and Barge. For more information on these grants, please see the Employment Agreements section of this CD&A above and the executive compensation tables and narratives that follow this CD&A.

Share Appreciation Rights.    A share appreciation right is the right to receive payment of an amount equal to the excess of the fair market value of a common share on the date of exercise of the share appreciation right over the base price of the share appreciation right. The Company has also in past years made a portion of its long-term incentive grants to the Named Executive Officers in the form of SARs. Upon exercise of a SAR, the holder receives a payment in cash or shares with a value equal to the excess, if any, of the fair market value of our common shares on the date of exercise of the SAR over the base price of the SAR. Because the base price of the SAR is equal to the closing price of our common shares on the grant date, SARs provide the same incentives as stock options because the holder will only realize value on their SARs if our share price increases after the date of grant. The SARs also function as a retention incentive for our executives as they vest ratably over a certain period after the date of grant. The maximum term of a share appreciation right is ten years from the date of grant.

The Company did not grant any SARs to the Named Executive Officers in fiscal 2014.

Restricted Share Units.    The Company also grants long-term incentive awards to the Named Executive Officers in the form of restricted share units that are subject to time-based vesting requirements. Awards of time-based restricted share units vest over a period of several years following the date of grant and, upon vesting, are paid in the Company's common shares. Thus, the units are designed both to link executives' interests with those of our shareholders as the units' value is based on the value of our common shares and to provide a long-term retention incentive for the vesting period, as they generally have value regardless of stock price volatility.

The Company also grants long-term incentive awards to the Named Executive Officers in the form of restricted share units that are subject to performance-based vesting requirements. The performance unit awards cover multiple years, with a percentage of the units subject to the award becoming eligible to vest each year based on the Company's and the individual's actual performance during that year relative to performance goals established by the Compensation Committee. Before any performance-based restricted share unit is paid, the Compensation Committee must certify that the performance target or targets have been satisfied. The Compensation Committee has discretion to determine the performance target or targets and any other restrictions or other limitations of performance-based restricted share units and may reserve discretion to reduce payments below maximum award limits. Thus, the performance units are designed both to motivate executives to maximize the Company's performance each year and to provide a long-term retention incentive for the entire period covered by the award.

Vesting of Fiscal 2014 Performance-Based Awards.    In June 2013, the Compensation Committee approved a plan to provide the terms for the vesting of restricted share unit awards granted to certain of the Company's executive officers that will vest based on the performance of the Company and the individual executive during all or a portion of the 2014 fiscal year (the "Performance-Based Restricted Share Unit Award Plan"). The Named Executive Officers participating in the plan were Messrs. Feltheimer, Beeks and Goldsmith with respect to certain performance-based vesting grants that were made to each executive pursuant to their employment agreements. In each case, the executive was previously granted an award of restricted stock units that would vest based on such Company and/or individual performance criteria determined by the Compensation Committee in consultation with Mr. Feltheimer for each of the 12-month performance periods covered by these awards (with a tranche of each award being allocated to each of the performance periods for that award). With respect to the portion of each executive's award allocated to a 12-month performance period that ended during fiscal 2014, the Compensation Committee established a target level of adjusted EBITDA for fiscal year 2014. The Compensation Committee selected adjusted EBITDA as the performance metric for the program for the reasons noted above for the Executive Bonus Plan. If the target level is not achieved, the performance-based restricted share units subject to that tranche will not vest. If the target level is achieved, the executive would be eligible to vest in the performance-based restricted share units subject to that tranche based on the corporate and individual performance measures determined by the Compensation Committee (provided that in no event will the tranche vest as to more than 100% of the units subject to that tranche). The Performance-Based Restricted Share Unit Award Plan provides that the executive generally must remain employed with the Company through the date on which performance-based restricted share units vest for that year. The structure of the Performance-Based Restricted Share Unit Award Plan is intended to preserve the Company's tax deduction for amounts paid under the program as determined under Section 162(m) of the U.S. Internal Revenue Code.

For fiscal 2014, the Compensation Committee determined that the portion of each executive's award subject to the Performance-Based Restricted Share Unit Award Plan could vest as to 100% of the units subject to that tranche if the Company achieved adjusted EBITDA of at least $200.1 million for fiscal 2014. In April 2014, the Compensation Committee certified that target level was achieved as the Company's adjusted EBITDA for fiscal 2014 was $370.8 million and, accordingly, this tranche of each executive's award was eligible to vest up to 100% of the units covered by that tranche.

In addition to the performance-based restricted stock unit awards described above, Messrs. Beeks and Goldsmith were also previously granted stock options that were subject to performance-based vesting requirements. Like the performance unit awards granted to these executives, these performance-based options were also divided into annual tranches that are eligible to vest based on Company and individual performance during the applicable 12-month performance period. The Compensation Committee determined the vesting of the tranches of these executives' performance options at the same time it determined the vesting of their performance unit awards under the Performance-Based Restricted Share Unit Award Plan, as noted below.

Jon Feltheimer.    In April 2014, the Compensation Committee determined the vesting of a portion of a performance-based restricted share unit award granted to Mr. Feltheimer in October 2008. As per the Performance-Based Restricted Share Unit Award Plan and under the terms of the award, a total of 152,679 units were eligible to vest based on the Compensation Committee's assessment of the Company's and Mr. Feltheimer's performance during fiscal 2014. For these purposes, the Compensation Committee considered the following performance criteria to determine the number of these units that would vest for the applicable twelve-month performance period:

  •
  assessing whether deals or acquisitions are accretive, by examining post-transaction multiples or results, as the case may be;
  •
  stock price in comparison to the market and other media companies;
  •
  annual revenue growth;
  •
  growth of the Company's core library asset;
  •
  performance of acquisitions over time and their value-added nature (including, but not limited to, broadcasting and digital initiatives);
  •
  free cash flow levels or adjusted EBITDA, when appropriate;
  •
  cash management and management of cost of capital;
  •
  achieving pre-tax net income targets, adjusting for growth opportunities;
  •
  return on equity and gross margin, whenever comparables are appropriate, in order to assess the Company's marketplace performance versus those measures at every year end;
  •
  appropriate capital market raises at parent or subsidiary levels;
  •
  reduction of corporate debt and interest cost savings; and
  •
  any other information that may be deemed appropriate.

The Compensation Committee did not assign any particular weight to any of the foregoing criteria or establish any particular performance targets for these measures. Instead, the Compensation Committee used these criteria as reference points in making its subjective assessment of the performance of the Company and the individual executives during the fiscal year. In reviewing such criteria, the Compensation Committee also acknowledged, among other things, the contributions of Mr. Feltheimer cited above under the heading Annual Incentive Plans.

Accordingly, based on its review, the Compensation Committee approved the vesting of all of the performance-based restricted share units for Mr. Feltheimer under the award that were eligible to vest based on fiscal 2014 performance.

Steven Beeks.    In April 2014, the Compensation Committee determined the vesting of a portion of a performance-based restricted share unit award and a performance-based stock option granted to Mr. Beeks in March 2012. As per the Performance-Based Restricted Share Unit Award Plan and under the terms of the awards, a total of 50,000 units and 125,000 options were eligible to vest based on the Compensation Committee's assessment of the Company's and Mr. Beeks' performance during fiscal 2014. For these purposes, the Compensation Committee reviewed the Company's corporate performance discussed above and also acknowledged, among other things, the contributions of Mr. Beeks cited above under the heading Annual Incentive Plans.

Accordingly, based on its review, the Compensation Committee approved the vesting of all of the performance-based restricted share units and performance options for Mr. Beeks that were subject to such portions of these awards. For accounting purposes, the grant date for the portions of these awards that related to fiscal 2014 performance did not occur until after the end of the performance period in April 2014 when the Compensation Committee evaluated performance and determined the portions of these awards that would vest. Under SEC rules, the value of equity awards is reported as compensation for the fiscal year in which the grant date (as determined for accounting purposes) occurs. Accordingly, these awards will be included in the tables below as compensation for Mr. Beeks for fiscal 2015.

Brian Goldsmith.    In October 2013, the Compensation Committee determined the vesting of a portion of a performance-based restricted share unit award and a performance-based stock option granted to Mr. Goldsmith in October 2012. As per the Performance-Based Restricted Share Unit Award Plan and under the terms of the awards, a total of 25,000 units and 41,667 options were eligible to vest based on the Compensation Committee's assessment of the Company's and Mr. Goldsmith's performance during fiscal 2014. For these purposes, the Compensation Committee reviewed the Company's corporate performance discussed above and also acknowledged, among other things, the contributions of Mr. Goldsmith cited above under the heading Annual Incentive Plans.

Accordingly, based on its review, the Compensation Committee approved the vesting of all of the performance-based restricted share units and performance options for Mr. Goldsmith that were subject to such portions of these awards.

Time-Based Restricted Stock Unit Awards.    In connection with their entering into new employment agreements in fiscal 2014 as described above, the Compensation Committee also approved grants of time-based restricted share units to each of Messrs. Feltheimer and Barge. The Compensation Committee also approved a grant of time-based restricted share units to Mr. Keegan in June 2013 as a portion of his fiscal 2013 bonus. For more information on these grants, please see the Employment Agreements section of this CD&A above and the executive compensation tables and narratives that follow this CD&A.

In addition, as described above under Annual Incentive Bonuses, the Company awarded a portion of the fiscal 2014 bonus for Messrs. Feltheimer and Burns in the form of restricted share units. These awards were granted in April 2014 and will be reflected in future proxy statements as compensation for these executives for fiscal 2015 (the fiscal year in which the award was granted). As described in last year's proxy statement and in the compensation tables below, the Company also awarded a portion of the fiscal 2012 bonuses for each of Messrs. Feltheimer, Burns and Beeks in the form of restricted share units. These awards were granted in April 2013 and are reflected in the tables below as compensation for each executive for fiscal 2014.

Severance and Other Benefits upon Termination of Employment

The Company believes that severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers. Accordingly, we provide such protections for the Named Executive Officers under their respective employment agreements. The Compensation Committee evaluates the level of severance benefits to provide a Named Executive Officer on a case-by-case basis, and, in general, we consider these severance protections an important part of an executive's compensation and consistent with competitive practices.

As described in more detail under Potential Payments Upon Termination or Change in Control below, the Named Executive Officers would be entitled under their employment agreements to severance benefits in the event of a termination of employment by the Company "without cause" (and, in the case of Messrs. Feltheimer and Burns, a termination by the executive for "good reason"), as such terms are defined in the executive's employment agreement. The Company has determined that it is appropriate to provide these executives with severance benefits under these circumstances in light of their positions with the Company and as part of their overall compensation package. The severance benefits for these executives are generally determined as if they continued to remain employed by the Company through the remainder of the term covered by their employment agreement.

The Company also believes that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our executive officers to remain employed with the Company during an important time when their prospects for continued employment following the transaction are often uncertain, we provide certain Named Executive Officers with enhanced severance benefits if their employment is terminated by the Company "without cause" or, in certain cases, by the executive for "good reason" in connection with a change in control. We believe that such enhanced severance benefits the Company and the shareholders by incentivizing the executives to be receptive to potential transactions that are in the best interest of shareholders even if the executives face great personal uncertainty in the change in control context.

As noted above, we do not provide any benefits to our Named Executive Officers that would be payable solely because a change in control occurs or any right to receive a gross-up payment for any parachute payment taxes that may be imposed in connection with a change in control.

Perquisites and Other Benefits

We provide certain Named Executive Officers with limited perquisites and other personal benefits, such as a car allowance, life insurance policy contributions and club membership dues that the Compensation Committee believes are reasonable and consistent with our overall compensation program, to better enable us to attract and retain superior employees for key positions. Additionally, we own an interest in an aircraft through a fractional ownership program for use related to film promotion and other corporate purposes. This enables our executive officers and other service providers to fly more efficiently and to conduct business in privacy while traveling. As we own an interest in and maintain this aircraft for business purposes, we believe it is reasonable to afford limited personal use of the aircraft consistent with regulations of the Internal Revenue Service, the SEC and the Federal Aviation Administration. Messrs. Feltheimer and Burns reimburse the Company for a substantial amount of the costs incurred for their limited personal use of the aircraft. All of these perquisites are reflected in the All Other Compensation column of the Summary Compensation table and the accompanying footnotes below.

Policy with Respect to Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows public companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officers and certain other executive officers unless certain performance and other requirements are met. Although our intent generally is to design and administer our executive compensation program in a manner that will preserve the deductibility of compensation paid to our executive officers, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. In any case, there can be no assurance that the compensation intended to qualify for deductibility under Section 162(m) awarded or paid by the Company will be fully deductible. The Compensation Committee will continue to monitor the tax and other consequences of our executive compensation program as part of its primary objective of ensuring that compensation paid to our executive officers is reasonable, performance-based and consistent with the goals of the Company and its shareholders.

Compensation Committee Report On Executive Compensation

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent we specifically incorporate the report by reference in that filing.

The Compensation Committee has certain duties and powers as described in its charter. The Compensation Committee is currently composed of the three Non-Employee Directors named at the end of this report, each of whom is independent as defined by the NYSE listing standards.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this report. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis section be included in this Amendment to be filed with the SEC.

Compensation Committee of the Board of Directors

Arthur Evrensel (Chairman)
Mark H. Rachesky, M.D.
Daryl Simm

COMPANY'S COMPENSATION POLICIES AND PRACTICES RELATING TO RISK MANAGEMENT

During fiscal 2014, the Compensation Committee consisted of Mr. Evrensel, Mr. Simm and Dr. Rachesky. The Compensation Committee has reviewed the design and operation of the Company's current compensation structures and policies as they pertain to risk and has determined that the Company's compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member who served on the Compensation Committee at any time during fiscal 2014 is or has been a former or current executive officer of the Company, had any relationships requiring disclosure by the Company under the SEC's rules requiring disclosure of certain relationships and related-party transactions. None of the Company's executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during the fiscal year ended March 31, 2014.

EXECUTIVE COMPENSATION INFORMATION

Summary Compensation Table

The Summary Compensation table below quantifies the value of the different forms of compensation earned by or awarded to the Named Executive Officers for the 2014 fiscal year. The primary elements of each Named Executive Officer's total compensation reported in the table are base salary, an annual bonus, and long-term equity incentives consisting of stock options and restricted share units. The Named Executive Officers also received the other benefits listed in column (i) of the Summary Compensation table, as further described in footnote 3 to the table.

The Summary Compensation table should be read in conjunction with the tables and narrative descriptions that follow. The Grants of Plan-Based Awards table, and the accompanying description of the material terms of equity awards granted in fiscal 2014, provide information regarding the long-term equity incentives awarded to the Named Executive Officers in fiscal 2014. The Outstanding Equity Awards at Fiscal 2014 Year-End and Option Exercises and Stock Vested tables provide further information on the Named Executive Officers' potential realizable value and actual value realized with respect to their equity awards.

Summary Compensation — Fiscal 2012, 2013 and 2014

Name and Principal Position (a)	Fiscal Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Stock Awards ($)(2) (e)	Option Awards ($)(2) (f)	Non-Equity Incentive Plan Compensation ($)(1) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($)(3) (i)	Total ($) (j)
Jon Feltheimer*	2014	1,465,428	0	11,675,835	41,513,029	8,750,000	0	197,201	63,601,493	*
Chief Executive Officer	2013	1,264,070	6,000,000	3,625,278	0	1,500,000	0	184,535	12,573,883
	2012	1,220,907	5,001,000	121,500	0	0	0	94,169	6,437,576
Michael Burns	2014	1,000,000	0	3,000,000	0	4,400,000	0	78,205	8,478,205
Vice Chairman	2013	970,962	4,000,000	7,900,172	13,995,430	1,300,000	0	33,484	28,200,048
	2012	950,000	4,001,000	603,199	0	0	0	16,292	5,570,491
James W. Barge	2014	381,538	1,100,000	936,250	2,597,054	0	0	477	5,015,319
Chief Financial Officer
Steven Beeks	2014	900,000	0	0	0	825,000	0	3,657	1,728,657
Co-Chief Operating	2013	900,000	850,000	0	0	0	0	5,960	1,755,960
Officer and President, Motion Picture Group	2012	750,000	1,001,000	1,430,000	1,312,500	0	0	6,635	4,500,135
Brian Goldsmith	2014	750,000	0	936,500	989,490	825,000	0	2,932	3,503,922
Co-Chief Operating Officer	2013	750,000	537,500	1,182,000	756,625	187,500	0	2,960	3,416,585
James Keegan	2014	273,077	0	1,393,411	255,613	0	0	634,801	2,556,902
Former Chief Financial	2013	499,439	300,250	0	221,275	0	0	2,960	1,023,924
Officer	2012	475,000	401,000	738,600	0	0	0	2,960	1,617,560

*
Because the Company entered into a new employment agreement with Mr. Feltheimer during fiscal 2014, the compensation for Mr. Feltheimer reported in the table for fiscal 2014 is significantly higher than his compensation reported for prior fiscal years and the compensation we expect will be reported for him for future fiscal years. Accordingly, even though the equity awards granted to Mr. Feltheimer vest over a four year period, as specified below, under applicable SEC rules, the full grant date fair value of equity awards (as determined for accounting purposes) is required to be reported in the table as compensation for the fiscal year in which the award was granted. This amount includes the grant date fair value of options and restricted share units that have not yet vested and for which Mr. Feltheimer has not realized any financial benefit. Specifically, such amount includes: (i) an option to purchase 2,000,000 of our common shares with an exercise price of $26.55, of which 500,000 vested on May 23, 2014 and 1,500,000 vest in three equal installments on May 23, 2015, May 23, 2016 and May 23, 2017 (which, using a Black-Scholes option pricing model, values such options at $12.21 per share, resulting in an aggregate value of $24,425,846); (ii) an option to purchase 1,250,000 of our common shares with an exercise price of $31.72, of which 312,500 vested on May 23, 2014 and 937,500 vest in three equal installments on May 23, 2015, May 23, 2016 and May 23, 2017 (which, using a Black-Scholes option pricing model, values such options at $13.67 per share, resulting in an aggregate value of $17,087,183); and (iii) an aggregate of 294,971 restricted share units, of which 73,743 vested on May 23, 2014 and 221,228 vest in three equal installments on May 23, 2015, May 23, 2016 and May 23, 2017. For further information see Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal 2014 Year-End tables below.

(1)
For a description of the performance criteria and other factors used to determine the bonus amounts for fiscal 2014, see Compensation Discussion and Analysis above and the description of each Named Executive Officer's employment agreement with the Company under Description of Employment Agreements below. As noted above, the portion of the fiscal 2014 bonuses for Messrs. Feltheimer and Burns that the Compensation Committee determined after the end of the fiscal year would be paid in the form of an equity award will be reported as compensation for fiscal 2015 in accordance with SEC rules. In addition to the fiscal 2014 bonuses, column (g) includes bonuses of $750,000 for Mr. Feltheimer and $1,400,000 for Mr. Burns awarded to each executive in fiscal 2014 pursuant to his employment agreement based on the Company's achievement of specified stock price levels. The amount in column (d) for Mr. Barge represents a bonus under his new employment agreement with the Company in fiscal 2014 in recognition of certain consulting services provided prior to his commencing employment.

(2)
The amounts reported in columns (e) and (f) reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of the Company's financial statements. Under

  SEC rules, the entire grant date value of these awards is reported as compensation for the Named Executive Officer for the fiscal year in which the award was granted. Accordingly, these columns include amounts for awards that have not yet vested and for which the executive may not have realized any financial benefit. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock awards and option awards contained in Note 12 to the Company's Audited Consolidated Financial Statements, included as part of the Company's 2014 Annual Reports filed on Form 10-K filed with the SEC on May 29, 2014. With respect to performance-based stock awards granted to Mr. Feltheimer in April 2013, this award has been included in this column based on the probable outcome (as of the grant date) of the performance-based conditions applicable to the award, as determined under generally accepted accounting principles. The same amount would have been included in this column for this award if they had been reported assuming the highest level of performance conditions had been achieved.

As described in the Compensation Discussion and Analysis above under Long-Term Incentive Awards, the Compensation Committee approved certain grants of options and/or restricted stock units to Mr. Barge, Mr. Beeks and Mr. Goldsmith that would vest based on such Company and/or individual performance criteria determined by the Compensation Committee in consultation with Mr. Feltheimer for each of the 12-month performance periods covered by these awards (with a tranche of each award being allocated to each of the performance periods for that award). The grant date for accounting purposes for each portion of the award occurs at the end of the applicable performance period when it is determined whether the performance criteria applicable to that portion of the award have been met. Under SEC rules, the value of equity awards is reported as compensation for the fiscal year in which the grant date (as determined for accounting purposes) occurs. Accordingly, the portion of each executive's award allocated to a 12-month performance period then ended during fiscal 2014 is reported as compensation for fiscal 2014, and the portion of each award allocated to a performance period that will end during fiscal 2015 will be reported in the executive compensation tables in next year's proxy as compensation for fiscal 2015.

(3)
The following table outlines the amounts included in All Other Compensation in column (i) of the Summary Compensation table for the Named Executive Officers in fiscal 2014:

Name	Year	401(k) Contribution	Term Life Insurance Premiums	Automobile Allowance	Miscellaneous		Tax Payments for Disability Benefits	Total
			(a)		(b)
Jon Feltheimer	2014	$1,000	$1,200	—	$194,269		$732	$197,201
Michael Burns	2014	$1,000	$1,200	$13,332	$61,941		$732	$78,205
James W. Barge	2014	—	$240	—	—		$237	$477
Steven Beeks	2014	$1,000	$1,200	—	$725		$732	$3,657
Brian Goldsmith	2014	$1,000	$1,200	—	—		$732	$2,932
James Keegan	2014	—	$600	—	$633,831	(c)	$370	$634,801

(a)
The Company is not the beneficiary of the life insurance policies, and the premiums that the Company pays are taxable as income to the applicable officer. This insurance is not split-dollar life insurance.

(b)
For Mr. Feltheimer, the amount in this column for fiscal 2014 includes $23,884 in club membership dues and $170,385 in incremental costs for the personal use of the Company-leased aircraft (net of approximately $54,750 reimbursed to the Company by Mr. Feltheimer). For Mr. Burns, the amount in this column for fiscal 2014 $61,941 in incremental costs for the personal use of the Company-leased aircraft (net of approximately $18,750 reimbursed to the Company by Mr. Burns). Personal use of the aircraft is valued using an incremental cost method that takes into account variable cost per flight hour, as well as other direct operating costs to the Company, including fuel costs, crew fees and travel expenses, trip-related repairs and maintenance, landing fees and other direct operating costs. Incremental costs do not include certain fixed costs that do not change based on usage (e.g., maintenance not related to personal trips, flight crew salaries and depreciation).

(c)
Effective October 1, 2013 retired as the Company's Chief Financial Officer. Mr. Keegan entered into a retirement and consulting services agreement pursuant to which Mr. Keegan received a severance payment of $525,000 and continued health care coverage for up to thirty-six (36) months, and, in consideration for providing certain finance consulting services commencing October 1, 2013 and ending January 3, 2014, $33,333 per month and acceleration of all his currently outstanding and unvested restricted share units and options.

Description of Employment Agreements

We have entered into employment agreements with each of the Named Executive Officers. These employment agreements are briefly described below. Provisions of these agreements relating to post-termination of employment benefits are discussed below under Potential Payments Upon Termination or Change in Control.

Jon Feltheimer.    We entered into an employment agreement with Mr. Feltheimer effective May 22, 2013. The agreement provides that Mr. Feltheimer will serve as our Chief Executive Officer for a term that ends May 22, 2018. Pursuant to the agreement, Mr. Feltheimer will receive an annual base salary of $1,500,000 and will be eligible to receive an annual performance bonus based on such performance criteria as established by the Compensation Committee, with the target bonus being 100% of his base salary. Any portion of Mr. Feltheimer's annual bonus that exceeds $1,500,000 for a particular year may be paid to him in the form of fully vested common shares of the Company. Mr. Feltheimer was also granted an option to purchase 2,000,000 of the Company's common shares and an award of 200,000 of the Company's restricted stock units. The Compensation Committee also approved, effective on the first trading day of January 2014 (the "January 2014 Grant Date") and subject to Mr. Feltheimer's continued employment with the Company through that date, the grant to Mr. Feltheimer of (1) an option to purchase 250,000 of the Company's common shares at a per-share exercise price equal to the closing price of the Company's common shares on the January 2014 Grant Date (the "First January 2014 Option") and (2) an option to purchase 1,000,000 of the Company's common shares at a per-share exercise price equal to the greater of $30.00 or the closing price of the Company's common shares on the January 2014 Grant Date (the "Second January 2014 Option"). Pursuant to this formula, On January 2, 2014, Mr. Feltheimer was granted an option to purchase an aggregate of 1,250,000 of the Company's common shares at a per-share exercise price equal to $31.72. If the exercise price of the First January 2014 Option is greater than $26.55, Mr. Feltheimer would also receive a number of the Company's restricted stock units equal to (i) the product obtained by multiplying 250,000 by the amount by which the per-share exercise price of the First January 2014 Option exceeds $26.55, divided by (ii) the closing price of a Lions Gate common share on the January 2014 Grant Date. Pursuant to this formula, On January 2, 2014, Mr. Feltheimer was granted 40,747 restricted stock units. If the exercise price of the Second January 2014 Option is greater than $30.00, Mr. Feltheimer would also receive a number of the Company's restricted stock units equal to (i) the product obtained by multiplying 1,000,000 by the amount by which the per-share exercise price of the Second January 2014 Option exceeds $30.00, divided by (ii) the closing price of a Lions Gate common share on the January 2014 Grant Date. Pursuant to this formula, on January 2, 2014, Mr. Feltheimer was granted 54,224 restricted stock units. Each of these equity awards is scheduled to vest as to 25% of the award on each of May 23, 2014, May 23, 2015, May 23, 2016 and May 23, 2017. The agreement also provides for Mr. Feltheimer to participate in the Company's usual benefit programs for executives at his level, as well as Company-provided life and disability insurance coverage, reasonable club membership dues and limited use of the Company's private aircraft.

Michael Burns.    We entered into an employment agreement with Mr. Burns effective October 30, 2012. The agreement provides that Mr. Burns will serve as our Vice Chairman for a term that ends October 30, 2017. Pursuant to the agreement, Mr. Burns will receive an annual base salary of $1,000,000, and was granted an option to purchase 1,857,143 of the Company's common shares and an award of 130,000 of the Company's restricted stock units. Each of these awards is scheduled to vest in four annual installments, with the first such installment vesting October 30, 2013. Mr. Burns is also eligible to receive an annual performance bonus at the discretion of the Compensation Committee, with the target bonus being 50% of his base salary. Any portion of Mr. Burns' annual bonus that exceeds $1,500,000 million for a particular year (and, at Mr. Burns' election, 50% of any annual bonus he is awarded up $1,500,000 million) will be paid to him in the form of either an award of the Company's common shares or an option to purchase the Company's common shares, as determined by the Compensation Committee (any such award to be fully vested on grant and the number of shares subject to such award to be determined based on the Company's then-current stock price and, in the case of an option, the assumptions then used to value stock options for purposes of the Company's financial reporting). In addition, Mr. Burns was entitled to receive a stock price bonus of $700,000 each if the volume-weighted average of the Company's stock price exceeds $17.00, $20.00 or $23.00 for a period of six consecutive months (for a maximum total bonus of $2,100,000 if all three stock price values are met). Each of these stock price bonuses has been paid as the first stock price goal was met during fiscal 2013 and the other two stock price goals were met during fiscal 2014. Mr. Burns also has the right to receive, on November 3, 2012 and on each three (3) month anniversary thereafter that occurs during the term of the agreement, a number of the Company's common shares equivalent to $187,500, calculated using the closing price of the shares on the last trading day immediately prior to the respective quarterly issuance date. The agreement also provides for Mr. Burns to participate in the Company's usual benefit programs for executives at his level, as well as Company-provided life and disability insurance coverage, a car allowance and limited use of the Company's private aircraft.

James W. Barge.    On September 16, 2013, we entered into an employment agreement with Mr. Barge. The agreement provides that Mr. Barge will serve as the Company's Chief Financial Officer commencing October 1, 2013, for a four-year term ending September 30, 2017. Pursuant to the agreement, Mr. Barge will receive an annual base salary of $800,000 for the first year of the employment term, $825,000 for the second year of the employment term, $850,000 for the third year of the employment term and $900,000 for the fourth year of the employment term. Mr. Barge was also granted (i) 25,000 time-vesting restricted stock units, (ii) 25,000 performance-vesting restricted stock units, (iii) 175,000 time-vesting options to purchase shares of the Company's common stock, and (iv)175,000 performance-vesting options to purchase shares of the Company's common stock. Each of these awards is scheduled to vest in four equal installments on September 16, 2014, September 16, 2015, September 16, 2016 and September 16, 2017, and with the vesting of the performance awards to also be subject to an assessment of Mr. Barge's performance over the 12 month period ending on each vesting date, based on such Company and/or individual performance criteria determined by the Compensation Committee in consultation with the Company's Chief Executive Officer. Mr. Barge is eligible to receive an annual performance bonus, at the full discretion of the Compensation Committee, in consultation with the Company's Chief Executive Officer. Mr. Barge also received a one-time bonus of $100,000 in recognition of certain consulting services rendered for the Company for the previous six months.

Steven Beeks.    On March 5, 2012, we entered into an employment agreement with Mr. Beeks. The agreement provides that Mr. Beeks will serve as the Company's Co-Chief Operating Officer and President, Motion Picture Group for a term commencing April 2, 2012 and ending April 1, 2015. Pursuant to the agreement, Mr. Beeks will receive an annual base salary of $900,000. Mr. Beeks was also granted (i) 50,000 time-vesting restricted share units, (ii) 150,000 performance-vesting restricted share units, (iii) 125,000 time-vesting options to purchase shares of the Company's common stock, and (iv) 375,000 performance-vesting options to purchase shares of the Company's common stock. Each of these awards is scheduled to vest in three installments on March 5, 2013, March 5, 2014 and March 5, 2015, and with the vesting of the performance awards to also be subject to an assessment of Mr. Beeks' performance over the 12 month period ending on each vesting date, based on such Company and/or individual performance criteria determined by the Compensation Committee in consultation with the Company's Chief Executive Officer. Mr. Beeks is also eligible to receive an annual bonus with a target amount of 50% of base salary, such bonus to be determined at the full discretion of the Compensation Committee in consultation with the Company's Chief Executive Officer.

Brian Goldsmith.    On October 3, 2012, we entered into an employment agreement with Mr. Goldsmith. The agreement provides that Mr. Goldsmith will serve as our Co-Chief Operating Officer for a term that ends September 30, 2015. Pursuant to the agreement, Mr. Goldsmith will receive an annual base salary of $750,000, and was granted (i) 75,000 time-vesting restricted share units, (ii) 75,000 performance-vesting restricted share units, (iii) 125,000 time-vesting options to purchase shares of the Company's common stock, and (iv) 125,000 performance-vesting options to purchase shares of the Company's common stock. Each of these awards is scheduled to vest in three installments on October 3, 2013, October 3, 2014 and September 30, 2015, and with the vesting of the performance awards to also be subject to an assessment of Mr. Goldsmith's performance over the twelve month period ending on each vesting date, based on such Company and/or individual performance criteria determined by the Compensation Committee in consultation with the Company's Chief Executive Officer and Vice-Chairman. Mr. Goldsmith is also eligible to receive a targeted annual performance bonus of 25% of base salary, at the full discretion of the Company's Compensation Committee, in consultation with the Company's Chief Executive Officer, and an additional bonus each fiscal year of up to 25% of his base salary if Lions Gate achieves specified EBITDA targets for that year.

James Keegan.    On February 22, 2013, we entered into an employment agreement with Mr. Keegan. The agreement provided that Mr. Keegan would serve as the Company's Chief Financial Officer for a term commencing April 16, 2013 and ending October 15, 2014, subject to extension by the Company for an additional period ending April 15, 2016. Pursuant to the agreement, Mr. Keegan received an annual base salary of $525,000 for the initial term, and, in the event that the term is extended by the Company, $550,000 for such additional period. Mr. Keegan was also granted 25,000 options to purchase shares of the Company's common stock, and, in the event that the initial term is extended, an additional 25,000 options, each of which would vest in three installments on the first, second and third anniversary of grant. Mr. Keegan was also eligible to receive an annual performance bonus, at the full discretion of the Compensation Committee, in consultation with the Company's Chief Executive Officer.

Mr. Keegan, retired as the Company's Chief Financial Officer effective October 1, 2013. Mr. Keegan agreed to provide consulting services to the Company until January 3, 2014 to assist and support the Company in an orderly transition. Accordingly, Mr. Keegan entered into a retirement and consulting services agreement with the Company. Under this agreement, Mr. Keegan received a payment of $525,000 and continued health care coverage for up to thirty-six (36) months, and, in consideration for providing certain finance consulting services commencing October 1, 2013 and ending January 3, 2014, $33,333 per month and acceleration of all his then-outstanding and unvested restricted share units and options.

Grants of Plan-Based Awards

The following table presents information regarding the incentive awards granted to the Named Executive Officers during fiscal 2014. Each of the equity-based awards was granted under the 2012 Plan, which has been approved by our shareholders. For information concerning the non-equity incentive plan awards granted during fiscal 2014, please see Compensation Discussion and Analysis above.

Grants of Plan-Based Awards — Fiscal 2014

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name (a)	Grant Date (b)		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	Units (#) (i)	Options (#) (j)	Awards ($/Sh) (k)	Awards ($)(1) (l)
Jon Feltheimer	4/1/2013		—	—	—	—	152,679	—	—	—	—	3,580,323
	4/5/2013		—	—	—	—	—	—	107,574	—	—	2,500,000
	5/23/2013		—	—	—	—	—	—	200,000	—	—	5,310,000
	5/23/2013		—	—	—	—	—	—	—	2,000,000	26.55	24,425,846
	1/2/2014		—	—	—	—	—	—	—	1,250,000	31.72	17,087,183
	1/2/2014		—	—	—	—	—	—	94,971	—	—	285,512
	N/A		—	1,500,000	10,000,000	—	—	—	—	—	—	—
Michael Burns	4/5/2013		—	—	—	—	—	—	129,089	—	—	3,000,000
	N/A		—	500,000	10,000,000	—	—	—	—	—	—	—
James W. Barge	9/16/2013		—	—	—	—	—	—	25,000	—	—	936,250
	9/16/2013		—	—	—	—	—	—	—	175,000	37.45	2,597,054
Steven Beeks	N/A		—	450,000	3,000,000	—	—	—	—	—	—	—
Brian Goldsmith	10/3/2013		—	—	—	—	25,000	—	—	—	—	936,500
	10/3/2013		—	—	—	—	41,667	—	—	—	15.76	989,490
	N/A		—	375,000	3,000,000	—	—	—	—	—	—	—
James Keegan	6/21/2013		—	—	—	—	—	—	1,767	—	—	50,000
	N/A		—	150,000	3,000,000	—	—	—	—	—	—	—
	10/1/2013	(2)	—	—	—	—	—	—	40,000	—	—	1,343,411
	10/1/2013	(2)	—	—	—	—	—	—	—	25,000	23.27	255,613

(1)
The amounts reported in column (l) reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of the Company's financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in column (l), see footnote (2) to the Summary Compensation table.

(2)
As noted above, Mr. Keegan retired as an employee of the Company, effective October 1, 2013. These entries reflect the value, as determined in accordance with generally accepted accounting principles, attributable to his outstanding equity awards that accelerated upon his retirement pursuant to his retirement and consulting agreement with the Company.

Description of Plan-Based Awards

Each of the equity-based awards reported in the Grants of Plan-Based Awards table was granted under, and is subject to, the terms of the 2012 Plan. The 2012 Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan.

This authority includes selecting participants and determining the type(s) of award(s) that they are to receive, determining the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award, canceling, modifying, or waiving the Company's rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consents, accelerating or extending the vesting or exercisability or extend the term of any or all outstanding awards, subject to the other provisions of the 2012 Plan, making certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award, allowing the purchase price of an award or the Company's common shares to be paid in the form of cash, check, or electronic funds transfer, by the delivery of already-owned of the Company's common shares or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the Compensation Committee may authorize, or any other form permitted by law, making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provisions to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the plan are generally only transferable to a beneficiary of a Named Executive Officer upon his death or, in certain cases, to family members for tax or estate planning purposes.

Under the terms of the 2012 Plan, a change in control of the Company does not automatically trigger vesting of the awards then outstanding under the plan. If there is a change in control, each participant's outstanding awards granted under the plan will generally be assumed by the successor company, unless the Compensation Committee provides that the award will not be assumed and will become fully vested and, in the case of options, exercisable. Any options that become vested in connection with a change in control will generally terminate to the extent they are not exercised prior to the change in control.

As described below under Potential Payments upon Termination or Change in Control, certain equity awards granted to the Named Executive Officers are subject to accelerated vesting under the terms of their respective employment agreements in the event of a change in control of the Company and/or the termination of their employment under certain circumstances.

Restricted Share Units

Columns (g) and (i) and in the table above report awards of time-based and performance-based restricted share units granted to the Named Executive Officers during fiscal 2014. Each restricted share unit represents a contractual right to receive, upon vesting of the unit, one of our common shares. The Named Executive Officer does not have the right to vote or dispose of the restricted share units, but does have the right to receive cash payments as dividend equivalents based on the amount of dividends (if any) paid by the Company during the term of the award on a number of shares equal to the number of outstanding and unpaid restricted share units then subject to the award. Such payments are made at the same time the related dividends are paid to the Company's shareholders generally, except that dividend equivalents credited with respect to awards subject to performance-based vesting requirements will only be paid if and when the applicable performance conditions are achieved.

Time-Based Units.    For Messrs. Feltheimer and Burns, the grants made in April 2013 reported in column (i) in the table above reflect a grant of restricted share units made in partial payment of the executive's annual bonus for fiscal 2013 (as described in more detail in the proxy statement for the Company's 2013 annual meeting). These units were fully vested and paid on grant, except that one-fifth of the units granted to Mr. Feltheimer and one-sixth of the units granted to Mr. Burns are subject to a three-year vesting schedule.

For Mr. Feltheimer, the grants made in May 2013 and January 2014 and reported in column (i) in the table above were made in connection with his entering into a new employment agreement with the Company. Mr. Feltheimer received awards of 200,000 restricted share units and 94,971 restricted share units, each subject to a four-year vesting schedule, subject to the executive's continued employment with us through the vesting date.

For Mr. Barge, the grant made in September 2013 and reported in column (i) in the table above were made in connection with his entering into a new employment agreement with the Company. Mr. Barge received an award of 25,000 restricted share units that is subject to a four-year vesting schedule, subject to the executive's continued employment with us through the vesting date. See the footnotes to the Outstanding Equity Awards at Fiscal 2014 Year-End table below for more information on the specific vesting dates of these awards.

For Mr. Keegan, the grant made in June 2013 and reported in column (i) in the table above was subject to a three-year vesting schedule, subject to the executive's continued employment with us through the vesting date. As noted above, Mr. Keegan's outstanding equity awards became fully vested on his retirement in October 2013.

Performance-Based Units.    For Mr. Feltheimer, the amount reported in column (g) in the table above represents the portion of an award of restricted share units that vested based on Mr. Feltheimer's and the Company's performance over the 2014 fiscal year. This grant made to Mr. Feltheimer in September 2008 covered a three-year period ending with fiscal 2014, with one-third of the total award being eligible to vest based on Mr. Feltheimer's and the Company's performance over a specified twelve-month period, and is treated as three separate annual awards for accounting purposes. Accordingly, only the units eligible to vest based on Mr. Feltheimer's and the Company's performance for fiscal 2014 are reflected in the table above.

For Mr. Goldsmith, the 25,000-share award reported in column (g) in the table above represents the portion of an award of restricted share units that vested based on Mr. Goldsmith's and the Company's performance over the 2014 fiscal year. This grant made to Mr. Goldsmith in October 2013 covers a three-year period, with one-third of the total award being eligible to vest based on Mr. Goldsmith's and the Company's performance over a specified twelve-month period, and is treated as three separate annual awards for accounting purposes. Accordingly, only the units eligible to vest based on Mr. Goldsmith and the Company's performance for fiscal 2014 are reflected in the table above.

For more information on each of the foregoing awards, please see the Compensation Discussion and Analysis above.

Stock Options

Column (j) in the table above report awards of time-based options granted to the Named Executive Officers during fiscal 2014. See the footnotes to the Outstanding Equity Awards at Fiscal 2014 Year-End table below for more information on the specific vesting dates of these awards. Once vested, each option will generally remain exercisable until its normal expiration date. Each of the options granted to our Named Executive Officers in fiscal 2014 has a term of ten years. However, vested options may terminate earlier in connection with a change in control transaction or a termination of the Named Executive Officer's employment. Subject to any accelerated vesting that may apply in the circumstances, the unvested portion of the option will immediately terminate upon a termination of the Named Executive Officer's employment. The Named Executive Officer will generally have six months to exercise the vested portion of the option following a termination of employment. If the Named Executive Officer is terminated by us for cause, the option (whether or not) vested will immediately terminate. The options granted to Named Executive Officers do not include any dividend rights.

During fiscal 2014, Messrs. Feltheimer and Barge were granted time-based stock options reported in Column (j) in the table above. Each option was granted with a per-share exercise price equal to the fair market value of a share of our common stock on the grant date. For these purposes, and in accordance with the terms of the 2012 Plan and our option grant practices, the fair market value is equal to the closing price of a share of our common stock on the applicable grant date.

For Mr. Goldsmith, the 41,667-share award reported in column (g) in the table above represents the portion of an award of options that vested based on Mr. Goldsmith's and the Company's performance over the 2014 fiscal year. This grant made to Mr. Goldsmith in October 2013 covers a three-year period, with one-third of the total award being eligible to vest based on Mr. Goldsmith's and the Company's performance over a specified twelve-month period, and is treated as three separate annual awards for accounting purposes. Accordingly, only the options eligible to vest based on Mr. Goldsmith and the Company's performance for fiscal 2014 are reflected in the table above.

For more information on each of the foregoing awards, please see the Compensation Discussion and Analysis above.

Outstanding Equity Awards

The following table presents information regarding the outstanding equity awards held by each of the Named Executive Officers as of March 31, 2014, including the vesting dates for the portions of these awards that had not vested as of that date.

Outstanding Equity Awards at Fiscal 2014 Year-end

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1) (j)
Jon Feltheimer	1,050,000	—		—	10.04	9/20/2016	—		—	—	—
	—	2,000,000	(2)	—	26.55	5/23/2013	—		—	—	—
	—	1,250,000	(3)	—	31.72	5/23/2013	—		—	—	—
	—	—		—	—	—	471,884	(4)	12,613,459	—	—
Michael Burns	1,050,000	—		—	9.31	9/11/2016	—		—	—	—
	464,286	1,392,857	(5)	—	16.09	10/30/2022	—		—	—	—
	—	—		—	—	—	121,743	(6)	3,253,950	—	—
	—	—		—	—	—	105,063	(7)	2,808,333	—	—
James W. Barge	—	175,000	(8)	—	37.45	9/16/2023	—		—	—	—
	—	—		—	—	—	25,000	(9)	668,250	—	—
Steven Beeks	108,333	41,667	(10)	—	13.80	3/5/2022	—		—	—	—
	—	—		—	—	—	19,386	(11)	518,188	—	—
Brian Goldsmith	83,334	83,333	(12)	—	15.76	10/3/2022	—		—	—	—
	—	—		—	—	—	53,333	(13)	1,425,591	—	—

(1)
The dollar amounts shown in columns (h) and (j) are determined by multiplying the number of shares or units reported in columns (g) and (i), respectively, by $26.73, the closing price of our common shares on March 31, 2014 (the last trading day of fiscal 2014).

(2)
Represents an option to purchase 2,000,000 of our common shares, of which 500,000 vested on May 23, 2014 and 1,500,000 is scheduled to vest in three equal installments on May 23, 2015, May 23, 2016 and May 23, 2017.

(3)
Represents an option to purchase 1,250,000 of our common shares, of which 312,500 vested on May 23, 2014 and 937,500 is scheduled to vest in three equal installments on May 23, 2015, May 23, 2016 and May 23, 2017.

(4)
Of these time-based restricted share units, 2,719 vested on June 8, 2014, 152,679 vested on April 7, 2014, 7,172 vested on April 5, 2014, 73,743 vested on May 23, 2014, 14,343 are scheduled to vest in two equal annual installments on April 5, 2015 and April 5, 2016, and 221,228 are scheduled to vest in three equal installments on May 23, 2015, May 23, 2016 and May 23, 2017.

(5)
Represents an option to purchase 1,392,857 of our common shares which is scheduled to vest in three equal installments on October 30, 2014, October 30, 2015 and October 30, 2016.

(6)
Of these time-based restricted share units, 2,719 vested on June 8, 2014, 7,172 vested on April 5, 2014, 14,343 are scheduled to vest in two equal annual installments on April 5, 2015 and April 5, 2016 and 97,500 are scheduled to vest in three equal annual installments on October 30, 2014, October 30, 2015 and October 30, 2016.

(7)
As per the terms of an employment agreement dated October 30, 2012, Mr. Burns has the right to receive, on the first day following each three month anniversary of November 2, 2012 that occurs during the term of the agreement, a number of our common shares equivalent to $187,500, calculated using the closing price of our common shares on the last trading day immediately prior to the respective quarterly issuance date. The amount reported in column (g) represents the projected number of our common shares that would be delivered through the remainder of the term of the employment agreement based on the $26.73 closing price of our common shares on March 31, 2014, and the amount reported in column (h) represents the value of such award through the remaining term of the agreement.

(8)
Represents an option to purchase 175,000 of our common shares which is scheduled to vest in four equal installments on September 16, 2014, September 16, 2015, September 16, 2016 and September 16, 2017.

(9)
Time-based restricted share units that are scheduled to vest in four equal annual installments on September 16, 2014, September 16, 2015, September 16, 2016 and September 16, 2017.

(10)
Represents an option to purchase 41,667 of our common shares which is scheduled to vest on March 5, 2015.

(11)
Of these time-based restricted share units, 2,719 vested on June 8, 2014 and 16,667 are scheduled to vest on March 5, 2015.

(12)
Represents an option to purchase 83,333 of our common shares which is scheduled to vest in two equal installments on October 3, 2014 and September 30, 2015.

(13)
Of these time-based restricted share units, 3,333 vested on June 27, 2014 and 50,000 are scheduled to vest in two equal annual installments on October 3, 2014 and September 30, 2015.

Option Exercises and Stock Vested

The following table presents information regarding the exercise of stock options by the Named Executive Officers during fiscal 2014 and on the vesting during fiscal 2014 of other stock awards previously granted to the Named Executive Officers.

Option Exercises and Stock Vested — Fiscal 2014

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(1) (e)
Jon Feltheimer	—	—	161,637	3,956,448
Michael Burns	—	—	208,227	5,527,635
James W. Barge	—	—	—	—
Steven Beeks	675,000	14,549,242	19,385	576,399
Brian Goldsmith	—	—	78,334	2,788,252
James Keegan	25,000	167,000	75,100	2,353,401

(1)
The dollar amounts shown in column (c) above for option awards are determined by multiplying (i) the number of our common shares to which the exercise of the option related, by (ii) the difference between the per-share closing price of our common shares on the date of exercise and the exercise price of the options. The dollar amounts shown in column (e) above for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of our common shares on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following section describes the benefits that may become payable to the Named Executive Officers in connection with a termination of their employment with us and/or a change in control of the Company pursuant to the terms of their respective employment agreements with the Company. In addition to the benefits described below, outstanding equity-based awards held by the Named Executive Officers may also be subject to accelerated vesting in connection with a change in control of the Company under the terms of our 2012 Plan, as noted under Grants of Plan-Based Awards above, if the awards are not assumed or otherwise continue following the transaction.

Jon Feltheimer

Severance Benefits — Termination of Employment.    In the event Mr. Feltheimer's employment is terminated by the Company "without cause" or by him for "good reason" (as such terms are defined in Mr. Feltheimer's employment agreement), Mr. Feltheimer will be entitled to a cash severance payment equal to the present value of his base salary through May 22, 2018, as well as Company payment of his premiums for continued health coverage for up to six months following his termination and Company payment of his life and disability insurance premiums through May 22, 2018. In addition, Mr. Feltheimer would be entitled to a prorated annual bonus for the fiscal year in which his termination occurs, and the stock options and restricted stock units granted to Mr. Feltheimer pursuant to the agreement, to the extent then outstanding and unvested, will become fully vested upon his termination. Mr. Feltheimer's right to receive the severance payments described above is subject to his execution of a release of claims in favor of the Company.

Severance Benefits — Termination of Employment in Connection with Change in Control.    In the event Mr. Feltheimer's employment is terminated by the Company "without cause" or by him for "good reason" and such termination occurs on or within 12 months following a change in control of the Company (as such terms are defined in Mr. Feltheimer's employment agreement), he would be entitled to the severance benefits described above, except that his cash severance would be the greater of the present value of his base salary through May 22, 2018 or $4.5 million. Mr. Feltheimer's right to receive the severance payments described above is subject to his execution of a release of claims in favor of the Company. In the event that the benefits payable to Mr. Feltheimer in connection with a change in control would be subject to the excise tax imposed under Section 280G of the U.S. Internal Revenue Code of 1986 ("Section 280G"), Mr. Feltheimer's benefits would either be reduced to a level such that the excise tax would not apply or he would be paid the full amount of his benefits, whichever would result in his receiving the greater benefit on an after-tax basis. Under his new employment agreement, Mr. Feltheimer is not entitled to any reimbursement or gross-up payment for any excise taxes imposed under Section 280G. He also does not have a right to voluntarily terminate his employment (other than for good reason) following a change in control and receive severance and is not entitled to any "single-trigger" vesting of his equity awards upon a change in control unless his employment terminates in the circumstances described above.

Severance Benefits — Death or Disability.    In the event Mr. Feltheimer's employment with the Company terminates due to his death or disability (as those terms are defined in Mr. Feltheimer's employment agreement), the stock options and restricted stock units granted to him pursuant to the agreement, to the extent then outstanding and unvested, will become fully vested as of the date of death.

Michael Burns

Severance Benefits — Termination of Employment.    In the event Mr. Burns' employment is terminated by the Company "without cause" or by him for "good reason" (as such terms are defined in Mr. Burns' employment agreement), Mr. Burns will be entitled to a severance payment equal to the present value of his base salary through October 30, 2017, as well as Company payment of his premiums for continued health coverage for up to six months following his termination and continued payment of his quarterly grants provided in his employment agreement through October 30, 2017. In addition, the stock option and restricted stock units granted to Mr. Burns pursuant to his employment agreement, to the extent then outstanding and unvested, will become fully vested upon his termination. Mr. Burns would also remain eligible to receive his stock price bonus described above to the extent any applicable stock price target is achieved prior to October 30, 2017 (any such bonus to be paid in cash rather than equity). Mr. Burns' right to receive the severance payments described above is subject to his execution of a release of claims in favor of the Company.

Severance Benefits — Termination of Employment in Connection with Change in Control.    If Mr. Burns' employment is terminated by the Company "without cause "or by him for "good reason" and such termination occurs on or within 12 months following a change in control of the Company (as such terms is defined in Mr. Burns' employment agreement), Mr. Burns would be entitled to cash severance, Company-payment of his health coverage premiums for up to six (6) months following termination, continued payment of his quarterly grants and accelerated vesting of his equity awards as described above, except that the cash severance amount would be the greater of the present value of his base salary through October 30, 2017 or $2.5 million. Mr. Burns' right to receive the severance payments described above is subject to his execution of a release of claims in favor of the Company.

Severance Benefits — Death or Disability.    In the event Mr. Burns' employment with the Company terminates due to his death or disability (as defined in Mr. Burns' employment agreement), he (or his estate) would be entitled to payment of his stock price bonus described above to the extent any applicable stock price target is met for the four-month period preceding the date of termination. Mr. Burns (or his estate) may also be entitled to a pro-rated payment of his stock price bonus to the extent any applicable stock price target is achieved during the six-month period following such a termination. In addition, if Mr. Burns' employment is terminated due to his death, the stock option and restricted stock units granted to him pursuant to the employment agreement, to the extent then outstanding and unvested, will become fully vested as of the date of death.

James. W. Barge

Severance Benefits — Termination of Employment.    In the event that Mr. Barge's employment is terminated during the employment term by the Company "without cause" (as defined in Mr. Barge's employment agreement), Mr. Barge will be entitled to a severance payment equal to 50% of his base salary for the remainder of the term of the employment agreement and a prorated bonus for the fiscal year in which his termination occurs. Mr. Barge's right to receive the severance payments and benefits under the employment agreement is subject to his execution of a release of claims in favor of the Company.

Severance Benefits — Death.    In the event Mr. Barge's employment is terminated during the employment term due to his death, restricted share units and options granted to Mr. Barge pursuant to his employment agreement will become fully vested, to the extent then outstanding and not otherwise vested.

Steven Beeks

Severance Benefits — Termination of Employment.    In the event Mr. Beeks' employment is terminated during the employment term by the Company "without cause" (as defined in Mr. Beeks' employment agreement), Mr. Beeks will be entitled to a severance payment equal to 50% of his base salary for the remainder of the term of the employment agreement, but in no event less than the greater of either 12 months' base salary or the amount Mr. Beeks would receive under the Company's severance policy for non-contract employees that is in effect at the time of termination (the "severance policy"), a prorated bonus for the fiscal year in which his termination occurs and twelve months' accelerated vesting of his time-vested options and restricted stock units granted under the employment agreement. Mr. Beeks' right to receive the severance payments and benefits under the employment agreement is subject to his execution of a release of claims in favor of the Company.

Severance Benefits — Termination of Employment in Connection with Change in Control.    In the event Mr. Beeks' employment is terminated by the Company "without cause" within six (6) months of the date of a change in control (as such term is defined in Mr. Beeks' employment agreement), Mr. Beeks would be entitled to a severance payment equal to 100% of his base salary for the remainder of the term of the employment agreement (but not less than the greater or either twelve months' base salary or the amount Mr. Beeks would receive under the Company's severance policy), subject to mitigation, and any restricted share units and options granted to Mr. Beeks pursuant to the employment agreement will become fully vested, to the extent then outstanding and not otherwise vested. Mr. Beeks' right to receive the severance payments and benefits under the employment agreement is subject to his execution of a release of claims in favor of the Company.

Severance Benefits — Death.    In the event Mr. Beeks' employment is terminated during the employment term due to his death, restricted share units and options granted to Mr. Beeks pursuant to his employment agreement will become fully vested, to the extent then outstanding and not otherwise vested.

Brian Goldsmith

Severance Benefits — Termination of Employment.    In the event Mr. Goldsmith's employment is terminated during the employment term by the Company "without cause" (as such term is defined in Mr. Goldsmith's employment agreement), Mr. Goldsmith would be entitled to a severance payment equal to 50% of his base salary for the remainder of the term of the employment agreement, but in no event less than the greater of either six months' base salary or the amount Mr. Goldsmith would receive under the Company's severance policy, prorated bonuses for the fiscal year in which his termination occurs and payment by the Company of his COBRA premiums for up to six months. Mr. Goldsmith's right to receive the severance payments under his employment agreement is subject to his execution of a release of claims in favor of the Company.

Severance Benefits — Termination of Employment in Connection with Change in Control.    In the event Mr. Goldsmith's employment is terminated by the Company "without cause" within six months of the date of a change in control (as such term is defined in Mr. Goldsmith's employment agreement), Mr. Goldsmith would be entitled to a severance payment equal to 100% of his base salary for the remainder of the term of the employment agreement (but not less than the greater or either twelve months' base salary or the amount Mr. Goldsmith would receive under the Company's severance policy), subject to mitigation, and any restricted share units and options granted to Mr. Goldsmith pursuant to the employment agreement will become fully vested, to the extent then outstanding and not otherwise vested. In the event Mr. Goldsmith's employment is terminated by the Company "without cause" within six months of the date of a "change in management" (as such term is defined in in Mr. Goldsmith's employment agreement), Mr. Goldsmith would be entitled to a severance payment equal to 100% of his base salary for the remainder of the term of the employment agreement (or, if greater, twelve months' base salary or the amount Mr. Goldsmith would receive under the Company's severance policy), subject to mitigation, and the next vesting installment of the restricted share units and options granted to Mr. Goldsmith pursuant to the employment agreement, and 50% of the vesting installment that follows such next vesting installment, will generally become fully vested, in each case to the extent then outstanding and not otherwise vested. Mr. Goldsmith's right to receive the severance payments under his employment agreement is subject to his execution of a release of claims in favor of the Company.

Severance Benefits — Death.    In the event Mr. Goldsmith's employment is terminated during the employment term due to his death, restricted share units and options granted to Mr. Goldsmith pursuant to his employment agreement will become fully vested, to the extent then outstanding and not otherwise vested.

For a description of the benefits paid to Mr. Keegan in connection with his retirement in October 2013, please see Description of Employment Agreements above.

Estimated Severance and Change in Control Benefits

Severance Benefits.    The following chart presents our estimate of the amount of the dollar value of the benefits each of the Named Executive Officers would have been entitled to have, had his employment terminated under the circumstances described above (other than in connection with a change in control of the Company) on March 31, 2014:

	Termination by the Company Without Cause(1)		Termination Due to Executive's Death
Name	Cash Severance	Equity Acceleration(2)	Equity Acceleration(2)
Jon Feltheimer	$5,827,458	$12,973,459	$12,973,459
Michael Burns	$3,392,215	$20,882,282	$18,073,948
James W. Barge	$1,487,500	—	$1,336,500
Steven Beeks	$900,000	$984,263	$6,889,763
Brian Goldsmith	$575,467	—	$4,501,326

(1)
As described above, Messrs. Feltheimer and Burns would also be entitled to these benefits pursuant to their respective employment agreements if their employment is terminated for good reason.

(2)
These columns report the intrinsic value of the unvested portions of each executive's awards that would accelerate in the circumstances. For options and SARs, this value is calculated by multiplying the amount (if any) by which the closing price of our common shares on the last trading day of the fiscal year exceeds the exercise price or base price of the award by the number of shares subject to the accelerated portion of the award. For restricted share unit awards, this value is calculated by multiplying the closing price of our common shares on the last trading day of the fiscal year by the number of units subject to the accelerated portion of the award.

Change in Control Benefits.    The following chart presents our estimate of the dollar value of the amount of the benefits to which each of the Named Executive Officers would have been entitled to receive had a change in control of the Company occurred on March 31, 2014 (and, as applicable, the executive's employment with us had terminated under the circumstances described above on such date):

Name	Cash Severance(1)	Equity Acceleration(2)
Jon Feltheimer	$5,827,458	$12,973,459
Michael Burns	$3,392,215	$20,882,282
James W. Barge	—	—
Steven Beeks	$900,000	$6,889,763
Brian Goldsmith	$1,125,000	$4,501,326

(1)
As described above, Messrs. Feltheimer and Burns would also be entitled to these benefits pursuant to their respective employment agreements if their employment is terminated for "good reason."

(2)
See note (2) to the table above for the valuation of these benefits. For purposes of this presentation, we have assumed that outstanding equity awards will be assumed by the acquirer or otherwise continue following a change in control.

EQUITY COMPENSATION PLAN INFORMATION FOR FISCAL 2014

See Proposal 3 above for information regarding Equity Compensation Plan Information.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. These persons are required by the Exchange Act to furnish us with copies of all Section 16(a) forms they file. As an administrative matter, we assist our executive officers and directors by monitoring transactions and filing Section 16 reports on their behalf. Based solely on a review of the copies of such forms we received, or written representations from certain reporting persons that no forms were required for those persons, we believe that during fiscal 2014, our executive officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements, except that two separate Form 4s each covering a single transaction were filed late for Mr. Burns.

REPORT OF THE AUDIT & RISK COMMITTEE

The following Report of the Audit & Risk Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent we specifically incorporate the report by reference in that filing.

The members of the Audit & Risk Committee are all non-employee directors. In addition, the Board has determined that each meets the current NYSE and SEC independence requirements. The full text of our current Audit & Risk Committee charter is available in the Corporate/Governance/Governance Documents section on our website at www.lionsgate.com or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary.

The Audit & Risk Committee assists the Board in overseeing, among other things, (a) the integrity of the Company's financial statements, (b) the Company's exposure to risk and the Company's compliance with legal and regulatory requirements, (c) the independent auditor's qualifications and independence, (d) the performance of the Company's internal audit function and independent auditors and (e) review of the Company's risk assessment and risk management and discussion of risks as they relate to its review of the Company's financial statements.

The Audit & Risk Committee also recommends to the shareholders the selection of independent auditors. Management and our independent auditors are responsible for planning or conducting audits. Our management is responsible for determining that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles and for assuring compliance with applicable laws and regulations and our business conduct guidelines.

In performing its oversight function, the Audit & Risk Committee reviewed and discussed our fiscal year ended March 31, 2014 audited consolidated financial statements with management and the independent auditors. The Audit & Risk Committee also discussed with our independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T, which relates to the conduct of our audit, including our auditors' judgment about the quality of the accounting principles applied in our fiscal 2014 audited consolidated financial statements. The Audit & Risk Committee received the written disclosures and the letter from our independent auditors required by the applicable requirements of the PCAOB regarding the independent auditor's communication with the Audit & Risk Committee concerning independence, and has discussed with our auditors their independence from management and us. When considering the independent auditors' independence, we considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the consolidated financial statements was compatible with maintaining their independence. We also reviewed, among other things, the amount of fees paid to the independent auditors for non-audit services.

The Audit & Risk Committee meets with our independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting. The Audit & Risk Committee held eight meetings during fiscal 2014 (in person or via teleconference).

Based upon the review and discussions described in this report, the Audit & Risk Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended March 31, 2014 for filing with the SEC. The Audit & Risk Committee also recommends to the shareholders the re-appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2015.

The Audit & Risk Committee of the Board of Directors

G. Scott Paterson (Chairman)
Morley Koffman
Hardwick Simmons
Phyllis Yaffe

 STATEMENT OF CORPORATE GOVERNANCE PRACTICES

National Instrument 58-101 Disclosure of Corporate Governance Practices ("NI 58-101") adopted by the Canadian Securities Administrators ("CSA") requires us to disclose, on an annual basis, our approach to corporate governance. The CSA has also adopted National Policy 58-201 Corporate Governance Guidelines which includes recommendations on such matters as the constitution and independence of corporate boards, their functions, the effectiveness and education of board members, and other items dealing with sound corporate governance. The Board and senior management consider good corporate governance to be central to our effective and efficient operation. Set out below is a description of certain of our corporate governance practices, as required by NI 58-101.

Board of Directors

NI 58-101 defines "independence" of directors and requires disclosure as to whether a board of directors is composed primarily of independent directors. An "independent director" generally is one who is independent of management and is free from any interest and any other business or other relationship with the Company which could, or could reasonably be expected to, interfere with the exercise of the director's independent judgment.

The Board currently has 12 members. As of the date of this proxy statement, ten directors are independent and two directors are non-independent as senior management of the Company.

As permitted by Canadian law, the Board resolved to set the number of directors at 12 until the Company's next annual meeting of shareholders. As a result, a majority of the members of the Board are independent. In addition, the Board undertakes an annual review of the independence of all Non-Employee Directors.

The Board is currently made up of the following directors:

Michael Burns	Non-Independent as Vice Chairman
Gordon Crawford	Independent
Arthur Evrensel	Independent but related as a former partner of Heenan Blaikie LLP until February 2014, former Canadian counsel to the Company
Jon Feltheimer	Non-Independent as Chief Executive Officer
Frank Giustra	Independent
Morley Koffman	Independent
Harald Ludwig	Independent
G. Scott Paterson	Independent
Mark H. Rachesky, M.D.	Independent
Daryl Simm	Independent
Hardwick Simmons	Independent
Phyllis Yaffe	Independent

We have taken steps to ensure that adequate structures and processes are in place to permit the Board to function independently of management. The Chairman position is held by Dr. Rachesky, an independent director. In matters that require independence of the Board from management, only the independent board members take part in the decision-making and evaluation. An in camera session occurs at the end of the Board meetings in which the non-independent directors are usually excused. Dr. Rachesky presides at the regularly scheduled executive sessions of the non-management directors.

The Board held a total of eight meetings in fiscal 2014. The attendance, in person or via teleconference, of the current directors at such meetings was as follows:

Director	Board Meetings Attended
Michael Burns	8/8
Gordon Crawford	8/8
Arthur Evrensel	8/8
Jon Feltheimer	8/8
Frank Giustra	8/8
Morley Koffman	8/8
Harald Ludwig	8/8
G. Scott Paterson	8/8
Mark H. Rachesky, M.D.	8/8
Daryl Simm	8/8
Hardwick Simmons	8/8
Phyllis Yaffe	8/8

The independent board members held a total of eight sessions in fiscal 2014 at which non-independent directors and members of management were not in attendance. The attendance of the current independent directors at such sessions was as follows:

Director	Independent Board Sessions Attended
Gordon Crawford	8/8
Arthur Evrensel	8/8
Frank Giustra	7/8
Morley Koffman	7/8
Harald Ludwig	8/8
G. Scott Paterson	8/8
Mark H. Rachesky, M.D.	6/8
Daryl Simm	8/8
Hardwick Simmons	8/8
Phyllis Yaffe	7/8

Currently, the following directors or director nominees serve on the board of directors of other Canadian and U.S. public companies listed below.

Director	Public Company Board Membership
Michael Burns	None
Gordon Crawford	None
Arthur Evrensel	None
Jon Feltheimer	None
Frank Giustra	Petromanas Energy Inc., Endeavour Mining Corp
Morley Koffman	None
Harald Ludwig	West Fraser Timber Co. Ltd., Canadian Overseas Petroleum Limited, Seaspan Corporation
G. Scott Paterson	Symbility Solutions, Gale Force Petroleum Inc., Apogee Silver Ltd., Engagement Labs Inc.
Mark H. Rachesky, M.D.	Emisphere Technologies, Inc., Loral Space & Communications Inc., Telesat Canada, Navistar International Corporation, Titan International, Inc.
Daryl Simm	None
Hardwick Simmons	Raymond James Financial
Phyllis Yaffe(1)	Torstar Corporation, Cineplex Entertainment LP

(1)
Cineplex Inc. owns approximately 99.6% of Cineplex Entertainment LP (CGX: TSX).

Board Mandate

Under the Corporate Governance Guidelines established by the Board, which includes the Board's mandate, the Board has overall responsibility to review and regularly monitor the effectiveness of our fundamental operating, financial and other business plans, policies and decisions, including the execution of its strategies and objectives. Generally, the Board seeks to enhance shareholder value over the long term. The full text of our Corporate Governance Guidelines is available on the Corporate/Governance/Governance Documents section of our website at www.lionsgate.com or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary, at either of our principal executive offices.

Position Descriptions

To date, we have not developed position descriptions for the Chairman positions, the chair positions of each board committee or the Chief Executive Officer. The Board determines the appropriate roles for such positions from time-to-time as serves the best interests of the Company. With respect to the Chief Executive Officer, the Board currently sets our annual objectives that become the objectives against which the Chief Executive Officer's performance is measured.

Orientation and Continuing Education

The Nominating and Corporate Governance Committee, with the assistance of senior management, is responsible for overseeing and making recommendations to the Board regarding the orientation of new directors and a continuing education program for existing directors. Currently, the Board has an informal process for the orientation of new directors regarding the role of the Board, its committees and its directors and the nature of operation of the business. New directors meet with senior management and incumbent directors. Due to the experience level of the members of the Board, no formal continuing education program is believed to be required at this time, but the Nominating and Corporate Governance Committee monitors both external developments and the Board's composition to determine whether such a program may become useful in the future. However, directors are made aware of their responsibility to keep themselves up to date and the Nominating and Corporate Governance Committee advises all directors of major developments in corporate governance and important trends and new legal and regulatory requirements. Additionally, from time to time, members of the Board participate in various leadership workshops and programs concerning topics of interest to directors of public companies as well subjects they determine keep them up-to-date with current issues relevant to their service as directors of the Company.

Ethical Business Conduct

We have a Code of Business Conduct and Ethics that applies to all our directors, officers and employees, and a Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. Each of the codes is available in the Corporate/Governance/Governance Documents section on our website at www.lionsgate.com, on SEDAR at www.sedar.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary, at either of our principal executive offices. The codes are administered by our compliance officer, or his/her designee, and our legal department, and are overseen by the Nominating and Corporate Governance Committee.

Nomination of Directors

The Nominating and Corporate Governance Committee, comprised of three independent directors, is responsible for reviewing proposed new members of the Board and establishing full criteria for board membership. The Nominating and Corporate Governance Committee is also responsible for evaluating the performance of the Board as a whole, as well as that of the individual members of the Board. The Nominating and Corporate Governance Committee is governed by a written charter adopted by the Board, which is available on the Corporate/Governance/Governance Documents section on our website at www.lionsgate.com, on SEDAR at www.sedar.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary, at either of our principal executive offices. For further information with respect to the Nominating and Corporate Governance Committee see Information Regarding the Board of Directors and Committees of the Board of Directors — Board Committees and Responsibilities above.

Compensation

The Board, through the Compensation Committee, which is comprised of three independent directors, periodically reviews the adequacy and form of the compensation of directors and officers. The Compensation Committee is governed by a written charter, which is available in the Corporate/Governance/Governance Documents section of our website at www.lionsgate.com, on SEDAR at www.sedar.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary, at either of our principal executive offices. For further information with respect to the Compensation Committee see Information Regarding the Board of Directors and Committees of the Board of Directors — Board Committees and Responsibilities above.

Other Board Committees

The Board also has a standing Audit & Risk Committee and Strategic Advisory Committee. For further information with respect to these committees see Information Regarding the Board of Directors and Committees of the Board of Directors — Board Committees and Responsibilities above.

Assessments

The Nominating and Corporate Governance Committee is responsible for developing our overall approach to a corporate governance system that is effective in the discharge of our obligations to our shareholders. The Nominating and Corporate Governance Committee has the mandate and responsibility to review, on a periodic basis, the performance and effectiveness of the Board as a whole, and each individual director. The Nominating and Corporate Governance Committee annually assesses and provides recommendations to the Board of Directors on the effectiveness of the committees of the Board and the contributions of the directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review of Related Transactions

We recognize that transactions we may conduct with any of our directors or executive officers may present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than our best interests and those of our shareholders. We have established, and the Board has adopted, a written Related Person Transactions Policy to monitor transactions, arrangements or relationships, including any indebtedness or guarantee of indebtedness, in which the Company and any of the following have an interest: (i) any person who is or was an executive officer, director, or director nominee of the Company at any time since the beginning of the Company's last fiscal year; (ii) a person who is or was an immediate family member (as defined in the policy) of an executive officer, director, or director nominee at any time since the beginning of the Company's last fiscal year; (iii) any person who, at the time of the occurrence or existence of the transaction, is greater than 5% beneficial owner of our common shares; (iv) any person who, at the time of the occurrence or existence of the transaction, is an immediate family member (as defined in the policy) of the greater than 5% beneficial owner of our common shares; or (v) or any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in which such person has a 10% or greater beneficial ownership interest (which we refer to in this report as a "related person"). The policy covers any transaction where the aggregate amount is expected to exceed $120,000 in which a related person has a direct or indirect material interest.

Under the policy, potential related person transactions proposed to be entered into by us must be reported to our General Counsel and Chief Strategic Officer at the earliest practicable time, and shall be reviewed and approved by the Audit & Risk Committee prior to the effectiveness or consummation of the transaction, or, if it is not practicable for the Company to wait for the entire Audit & Risk Committee to consider the matter, the Audit & Risk Committee Chair (who will possess delegated authority to act between Audit & Risk Committee meetings). The Audit & Risk Committee will review the material facts of any potential related person transaction and will then approve, ratify or disapprove the transaction. In making its determination to approve or ratify a related person transaction, the Audit & Risk Committee considers such factors as: (i) the nature of the related person's interest in the related person transaction; (ii) the approximate dollar value of the amount involved in the related person transaction; (iii) the approximate dollar value of the amount of the related person's interest in the transaction without regard to the amount of any profit or loss; (iv) whether the transaction was or will be undertaken in the ordinary course of business of the Company; (v) whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third person; (vi) the purpose of, and the potential benefits to the Company of, the transaction; (vii) in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer, the impact of the transaction on a director's independence; (viii) the availability of other sources for comparable products or services; (ix) whether it is a single transaction or a series of ongoing, related transactions; (x) whether entering into the transaction would be consistent with the Company's Code of Business Conduct and Ethics; and (xii) any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction. No director or executive officer may participate in any discussion, approval or ratification of a transaction in which he or she is a related person.

The full text of the Related Person Transaction Policy is available in the Investors/Corporate Governance section on our website at www.lionsgate.com or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary.

Relationships and Transactions

Sobini Films

In November 2011, we entered into a distribution agreement with Sobini Films pursuant to which we acquired certain North American distribution rights to the film Sexy Evil Genius. Mr. Paterson, a director of the Company, is an investor in Sexy Evil Genius. During the year ended March 31, 2014, we did not make any payments to Sobini Films under this agreement.

Thunderbird Films

In March 2012, we announced that we had entered into a partnership with Thunderbird Films, a television production, distribution and financing company, to produce programming for broadcast and cable networks. Mr. Giustra, a director and former founder of the Company, owns an interest in Thunderbird Films. The venture, Sea To Sky Entertainment, intends to generate a broad range of scripted programming for mainstream commercial audiences in the U.S. and Canada. Sea To Sky Entertainment is jointly managed, and shares production and distribution costs for series picked up by television networks, allowing co-funding of network television programming while mitigating risk. During the year ended March 31, 2014, we did not make any payments to Sea To Sky Entertainment under this arrangement

In December 2011, we entered into a distribution agreement with Thunderbird Films, pursuant to which we acquired certain distribution rights to the television series Endgame. During the year ended March 31, 2014, we did not make any payments to Thunderbird Films under this agreement.

Icon International

In April 2012, we entered into a three year vendor subscription agreement (the "Vendor Agreement") with Icon International, Inc. ("Icon"), a company which directly reports to Omnicom Group, Inc. Mr. Simm, a director of the Company, is the Chairman and Chief Executive Officer of Omnicom Media Group, a division of Omnicom Group, Inc. Under the Vendor Agreement, we agreed to purchase media advertising of approximately $7.6 million per year through Icon, and Icon agreed to reimburse us for certain operating expenses of approximately $1.3 million per year. The actual amount of media advertising to be purchased is determined using a formula based upon values assigned to various types of advertising, as set forth in the Vendor Agreement. For accounting purposes, the operating expenses incurred by us will continue to be expensed in full and the reimbursements from Icon of such expenses will be treated as a discount on media advertising and will be reflected as a reduction of advertising expense as the media advertising costs are incurred by us. The Vendor Agreement may be terminated by us effective as of any Vendor Agreement year end with six months' notice. During the year ended March 31, 2014, Icon paid the Company $1.3 million, and the Company incurred $6.0 million in media advertising expenses with Icon under the Vendor Agreement.

Other Transactions with Equity Method Investees

FEARnet.    During the year ended March 31, 2014, we recognized $2.6 million in revenue pursuant to the five-year license agreement with FEARnet, our former joint venture with Sony Pictures Television Inc. and Comcast Corporation, and held accounts receivable due from FEARnet pursuant to the agreement of $0.7 million. Additionally, as of March 31, 2014, the Company had $0.3 million in deferred revenue from FEARnet.

Roadside Attractions.    During the year ended March 31, 2014, we recognized $14.2 million in revenue from Roadside Attractions, an independent theatrical distribution company, in connection with the release of certain theatrical titles, and held accounts receivable due from Roadside of $2.9 million. During the year ended March 31, 2014, we recognized $38.2 million in distribution and marketing expenses paid to Roadside Attractions in connection with the release of certain theatrical titles. During the year ended March 31, 2014, the Company made $3.1 million in participation payments to Roadside Attractions in connection with the distribution of certain theatrical titles and received a payment from Roadside of $0.5 million in connection with the acquisition of distribution rights for a theatrical title.

Defy Media Group.    During the year ended March 31, 2014, we recognized $3.5 million in interest income associated with a $21.7 million note receivable from our former joint venture, Break Media. In October 2013, the assets of Break Media were merged with Alloy Digital in a newly formed company, Defy Media.

EPIX.    During the year ended March 31, 2014, we recognized $49.3 million of revenue from EPIX, our joint venture with Viacom its Paramount Pictures unit and Metro-Goldwyn-Mayer Studios, in connection with the licensing of certain theatrical releases and other films and television programs. As of March 31, 2014, we held $22.2 million of accounts receivables from EPIX. In addition, as of March 31, 2014, we had $14.8 million in deferred revenue from EPIX. Additionally, the Company received dividends of $20.2 million from EPIX during the year ended March 31, 2014.

TVGN.    During the year ended March 31, 2014, we did not recognize any revenue from TVGN, our joint venture with CBS, in connection with the licensing of certain films and/or television programs. Additionally, we recognized $20.2 million of income for the accretion of the dividend and discount of the mandatorily redeemable preferred stock units as equity interest income in the year ended March 31, 2014. As of March 31, 2014, we held $6.2 million of accounts receivables from TVGN.

 ACCOUNTANTS' FEES

During fiscal 2013 and 2014, we retained our independent registered public accounting firm, Ernst & Young LLP, to provide services in the categories listed below. The following are the aggregate fees billed for each of the last two fiscal years for such services in the approximate amounts:

	Years Ended March 31,
	2013	2014
Audit Fees	$1,810,324	$2,346,928
Audit-Related Fees	$—	$162,500
Tax Fees	$763,914	$2,826,447

Audit Fees includes fees associated with the annual audit of our financial statements, the audit of the effectiveness of internal control over financial reporting, reviews of our Quarterly Reports on Form 10-Q, consultation with the Company's management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards, or interpretations by the SEC, the Financial Accounting Standards Board or other regulatory or standard-setting bodies, international statutory audits, and services that only the independent auditors can reasonably provide, such as services associated with SEC registration statements or other documents issued in connection with securities offerings (including consents and comfort letters). Audit-Related Fees of $162,500 were principally for attestation services not required by statute or regulation. Tax Fees consist of $1,239,368 and $542,649 for professional services related to tax compliance, including foreign tax return preparation and transfer pricing studies, for the years ended March 31, 2014 and 2013, respectively, as well as $1,587,100 and $221,265 for professional services related to tax planning and tax advisory services for the years ended March 31, 2014 and 2013, respectively.

Pursuant to the Audit & Risk Committee's policy to pre-approve all permitted audit and non-audit services, the Audit & Risk Committee pre-approved all professional services provided by Ernst & Young LLP during fiscal 2014 and determined that the provision of non-audit services in fiscal 2014 was compatible with maintaining Ernst & Young LLP's independence.

The Audit & Risk Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report any pre-approval decisions to the full Audit & Risk Committee at its next scheduled meeting.

OTHER INFORMATION

Information regarding the Company is contained in its Annual Report on Form 10-K and other periodic reports required by Section 13(a) or 15(d) of the Exchange Act. The Company makes available, free of charge through its website (www.lionsgate.com), its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after such documents are electronically filed with or furnished to the SEC. These reports can be found under "SEC Filings" through the "Investors" section of the Company's website. The exhibits to our Annual Report on Form 10-K are available to any shareholder who (a) submits a written request to us at 2700 Colorado Avenue, Suite 200, Santa Monica, California 90404, Attn: Investor Relations and (b) provides payment of charges that approximate our cost of reproduction. The exhibits to our Annual Report on Form 10-K are also available at no charge on the SEC's website at www.sec.gov and on SEDAR at www.sedar.com.

 OTHER BUSINESS

The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

 DIRECTORS' APPROVAL

The contents and sending of this proxy statement to shareholders of the Company has been approved by the Board.

By Order of The Board of Directors,
/s/ Jon Feltheimer Jon Feltheimer Chief Executive Officer
Vancouver, British Columbia July 29, 2014

EXHIBIT A

LIONS GATE ENTERTAINMENT CORP.
2012 PERFORMANCE INCENTIVE PLAN

1. PURPOSE OF PLAN

The purpose of this Lions Gate Entertainment Corp. 2012 Performance Incentive Plan (this "Plan") of Lions Gate Entertainment Corp., a company continued under the laws of the Province of British Columbia (the "Corporation"), is to promote the success of the Corporation and to increase shareholder value by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons.

2. ELIGIBILITY

The Administrator (as such term is defined in Section 3.1) may grant awards under this Plan only to those persons that the Administrator determines to be Eligible Persons. An "Eligible Person" is any person who is either: (a) an officer (whether or not a director) or employee of the Corporation or one of its Subsidiaries; (b) a director of the Corporation or one of its Subsidiaries; or (c) an individual consultant or advisor who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of the Corporation or one of its Subsidiaries in a capital-raising transaction or as a market maker or promoter of securities of the Corporation or one of its Subsidiaries) to the Corporation or one of its Subsidiaries and who is selected to participate in this Plan by the Administrator; provided, however, that a person who is otherwise an Eligible Person under clause (c) above may participate in this Plan only if such participation would not adversely affect either the Corporation's eligibility to use Form S-8 to register under the United States Securities Act of 1933, as amended (the "Securities Act"), the offering and sale of shares issuable under this Plan by the Corporation or the Corporation's compliance with any other applicable laws. An Eligible Person who has been granted an award (a "participant") may, if otherwise eligible, be granted additional awards if the Administrator shall so determine. As used herein, "Subsidiary" means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation; and "Board" means the Board of Directors of the Corporation.

3. PLAN ADMINISTRATION

    3.1
    The Administrator.    This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The "Administrator" means the Board or one or more committees appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. A committee may delegate some or all of its authority to another committee so constituted. The Board or a committee comprised solely of directors may also delegate, to the extent permitted by applicable law, to one or more officers of the Corporation, its powers under this Plan (a) to designate the officers and employees of the Corporation and its Subsidiaries who will receive grants of awards under this Plan, and (b) to determine the number of shares subject to, and the other terms and conditions of, such awards. The Board may delegate different levels of authority to different committees with administrative and grant authority under this Plan. Unless otherwise provided in the Bylaws of the Corporation or the applicable charter of any Administrator: (a) a majority of the members of the acting Administrator shall constitute a quorum, and (b) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.

      With respect to awards intended to satisfy the requirements for performance-based compensation under Section 162(m) of the United States Internal Revenue Code of 1986, as amended (the "Code"), this Plan shall be administered by a committee consisting solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code); provided, however, that the failure to satisfy such requirement shall not affect the validity of the action of any committee otherwise duly authorized and acting in the matter. Award grants, and transactions in or involving awards, intended to be exempt under Rule 16b-3 under the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), must be duly and timely authorized by the Board or a committee consisting solely of two or more non-employee directors (as this requirement is applied under Rule 16b-3 promulgated under the Exchange Act). To the extent required by any applicable listing agency, this Plan shall be administered by a committee composed entirely of independent directors (within the meaning of the applicable listing agency).

    3.2
    Powers of the Administrator.    Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan (in the case of a committee or delegation to one or more officers, within the authority delegated to that committee or person(s)), including, without limitation, the authority to:

      (a)
      determine eligibility and, from among those persons determined to be eligible, the particular Eligible Persons who will receive an award under this Plan;

      (b)
      grant awards to Eligible Persons, determine the price at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons, determine the other specific terms and conditions of such awards consistent with the express limits of this Plan, establish the installments (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance targets, and establish the events of termination or reversion of such awards;

      (c)
      approve the forms of award agreements (which need not be identical either as to type of award or among participants);

      (d)
      construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation, its Subsidiaries, and participants under this Plan, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;

      (e)
      cancel, modify, or waive the Corporation's rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.6.5;

      (f)
      accelerate or extend the vesting or exercisability or extend the term of any or all such outstanding awards (in the case of options or share appreciation rights, within the maximum ten-year term of such awards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a termination of employment or services or other events of a personal nature) subject to any required consent under Section 8.6.5;

      (g)
      adjust the number of Common Shares subject to any award, adjust the price of any or all outstanding awards or otherwise change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 4 and 8.6 (and subject to the no repricing provision below);

      (h)
      determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator's action (unless otherwise designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action granting an award);

        (i)
        determine whether, and the extent to which, adjustments are required pursuant to Section 7 hereof and authorize the termination, conversion, substitution or succession of awards upon the occurrence of an event of the type described in Section 7;

        (j)
        acquire or settle (subject to Sections 7 and 8.6) rights under awards in cash, stock of equivalent value, or other consideration (subject to the no repricing provision below); and

        (k)
        determine the fair market value of the Common Shares or awards under this Plan from time to time and/or the manner in which such value will be determined.

      Notwithstanding the foregoing and except for an adjustment pursuant to Section 7.1 or a repricing approved by shareholders, in no case may the Administrator (1) amend an outstanding stock option or SAR to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for an option or SAR with an exercise or base price that is less than the exercise or base price of the original award.

    3.3
    Binding Determinations.    Any action taken by, or inaction of, the Corporation, any Subsidiary, or the Administrator relating or pursuant to this Plan and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, attorneys' fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time.

    3.4
    Reliance on Experts.    In making any determination or in taking or not taking any action under this Plan, the Administrator may obtain and may rely upon the advice of experts, including employees and professional advisors to the Corporation. No director, officer or agent of the Corporation or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.

    3.5
    Delegation.    The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Corporation or any of its Subsidiaries or to third parties.

4. COMMON SHARES SUBJECT TO THE PLAN; SHARE LIMITS

    4.1
    Shares Available.    Subject to the provisions of Section 7.1, the capital stock that may be delivered under this Plan shall be shares of the Corporation's authorized but unissued Common Shares and any Common Shares held as treasury shares. For purposes of this Plan, "Common Shares" shall mean the common shares of the Corporation and such other securities or property as may become the subject of awards under this Plan, or may become subject to such awards, pursuant to an adjustment made under Section 7.1.

    4.2
    Share Limits.    The maximum number of Common Shares that may be delivered pursuant to awards granted to Eligible Persons under this Plan (the "Share Limit") is equal to:

      (1)
      27,600,000(1) Common Shares, less

      (2)
      the number of any Common Shares subject to awards granted under the Corporation's 2004 Performance Incentive Plan, as amended (the "2004 Plan"), after March 31, 2012

(1)
The current aggregate Share Limit for this Plan is 20,000,000 shares (excluding shares originally authorized for issuance under the 2004 Plan). Shareholders are being asked to approve amendments to this Plan that would increase this aggregate Share Limit by an additional 7,600,000 shares (so that the new aggregate Share Limit for the plan would be 27,600,000 shares, in addition to the shares originally authorized and not issued under the 2004 Plan as set forth above).

          and on or before September 11, 2012 (with any shares subject to such awards that are "Full-Value Awards" being counted against the Share Limit based on the Full-Value Award Ratio then in effect as specified below), plus

        (3)
        the number of any shares subject to stock options and share appreciation rights granted under the 2004 Plan and outstanding as of March 31, 2012 which expire, or for any reason are cancelled or terminated, after March 31, 2012 without any shares being issued, plus

        (4)
        the number of any shares subject to restricted stock and restricted stock unit awards granted under the 2004 Plan that are outstanding and unvested on March 31, 2012 that are forfeited, terminated, cancelled or otherwise reacquired by the Corporation after March 31, 2012 without having become vested (with any such shares increasing the Share Limit based on the Full Value Award Ratio specified below in effect at the time of forfeiture, termination, cancellation or repurchase, as the case may be).

      Shares issued in respect of any "Full-Value Award" granted under this Plan at any time on or after the date of the Corporation's 2014 annual meeting of shareholders (the "2014 Annual Meeting Date"), shall be counted against the foregoing Share Limit as 1.9(1) shares for every one share issued in connection with such award. (For example, if a stock bonus of 100 Common Shares is granted under this Plan on or after the 2014 Annual Meeting Date, 190 shares shall be charged against the Share Limit in connection with that award.) Shares issued in respect of any Full-Value Award granted under this Plan at any time prior to the 2014 Annual Meeting Date shall be counted against the foregoing Share Limit as 2.0 shares for every one share issued in connection with such award. For this purpose, a "Full-Value Award" means any award under this Plan that is not a stock option grant or a share appreciation right grant.

      The following limits also apply with respect to awards granted under this Plan:

        (a)
        The maximum number of Common Shares that may be delivered pursuant to options qualified as incentive stock options granted under this Plan is 27,600,000(2) shares.

        (b)
        The maximum number of Common Shares subject to those options and share appreciation rights that are granted during any calendar year to any individual under this Plan is 2,000,000 shares.

        (c)
        Additional limits with respect to Performance-Based Awards are set forth in Section 5.2.3.

      Each of the foregoing numerical limits is subject to adjustment as contemplated by Section 4.3, Section 7.1, and Section 8.10.

    4.3
    Awards Settled in Cash, Reissue of Awards and Shares.    Except as provided in the next sentence, shares that are subject to or underlie awards granted under this Plan which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall again be available for subsequent awards under this Plan (with any such shares increasing the Share Limit based on the Full-Value Award Ratio then in effect as specified in Section 4.2). Shares that are exchanged by a participant or withheld by the Corporation as full or partial payment in connection with any option or SAR granted under this Plan, as well as any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries to satisfy the tax withholding obligations related to any option or SAR granted under this Plan, shall not be available for subsequent awards under this Plan. Shares that are exchanged by a participant or withheld by the Corporation as full or partial payment in connection with any Full-Value Award granted under this Plan, as well as any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries to satisfy the tax withholding

(1)
The share-counting ratio for Full-Value Awards granted under the Plan is currently 2.0 shares for each share issued under the award. Shareholders are being asked to approve a reduction in this ratio to 1.9 shares for each share issued under the award.

(2)
This limit on incentive stock options granted under the Plan is currently 20,000,000 shares. Shareholders are being asked to approve an increase in this limit to 27,600,000 shares.

      obligations related to any Full-Value Award granted under this Plan, shall be available for subsequent Awards under this Plan, provided that any one (1) share so exchanged or withheld in connection with any Full-Value Award shall be credited based on the Full-Value Award ratio then in effect as described above when determining the number of shares that shall again become available for subsequent Awards under this Plan. To the extent that an award granted under this Plan is settled in cash or a form other than Common Shares, the shares that would have been delivered had there been no such cash or other settlement shall again be available for subsequent awards under this Plan (with any such shares increasing the Share Limit based on the Full-Value Award Ratio then in effect as specified in Section 4.2). In the event that Common Shares are delivered in respect of a dividend equivalent right granted under this Plan, the number of shares delivered with respect to the award shall be counted against the share limits of this Plan (including, for purposes of clarity, the limits of Section 4.2 of this Plan). (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Corporation pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 95 shares (based on the 1.9 Full-Value Award ratio described above). To the extent that Common Shares are delivered pursuant to the exercise of a share appreciation right or stock option granted under this Plan, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits under Section 4.2, as opposed to only counting the shares issued. (For purposes of clarity, if a share appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits under Section 4.2 with respect to such exercise.) Refer to Section 8.10 for application of the foregoing share limits with respect to assumed awards. The foregoing adjustments to the share limits of this Plan are subject to any applicable limitations under Section 162(m) of the Code with respect to awards intended as performance-based compensation thereunder.

    4.4
    Reservation of Shares; No Fractional Shares; Minimum Issue.    The Corporation shall at all times reserve a number of Common Shares sufficient to cover the Corporation's obligations and contingent obligations to deliver shares with respect to awards then outstanding under this Plan (exclusive of any dividend equivalent obligations to the extent the Corporation has the right to settle such rights in cash). No fractional shares shall be delivered under this Plan. The Administrator may pay cash in lieu of any fractional shares in settlements of awards under this Plan. The Administrator may from time to time impose a limit (of not greater than 100 shares) on the minimum number of shares that may be purchased or exercised as to awards granted under this Plan unless (as to any particular award) the total number purchased or exercised is the total number at the time available for purchase or exercise under the award.

5. AWARDS

    5.1
    Type and Form of Awards.    The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Corporation or one of its Subsidiaries. The types of awards that may be granted under this Plan are (subject, in each case, to the no repricing provisions of Section 3.2):

      5.1.1 Stock Options.    A stock option is the grant of a right to purchase a specified number of Common Shares during a specified period as determined by the Administrator. An option may be intended as an incentive stock option within the meaning of Section 422 of the Code (an "ISO") or a nonqualified stock option (an option not intended to be an ISO). The award agreement for an option will indicate if the option is intended as an ISO; otherwise it will be deemed to be a nonqualified stock option. The maximum term of each option (ISO or nonqualified) shall be ten (10) years. The per share exercise price for each option shall be not less than 100% of the fair market value of a Common Share on the date of grant of the option. When an option is exercised, the exercise price for the shares to be purchased shall be paid in full in cash or such other method permitted by the Administrator consistent with Section 5.5.

      5.1.2 Additional Rules Applicable to ISOs.    To the extent that the aggregate fair market value (determined at the time of grant of the applicable option) of shares with respect to which ISOs first become exercisable by a participant in any calendar year exceeds $100,000, taking into account both Common Shares subject to ISOs under this Plan and shares subject to ISOs under all other plans of the Corporation or one of its Subsidiaries (or any parent or predecessor corporation to the extent required by and within the meaning of Section 422 of the Code and the regulations promulgated thereunder), such options shall be treated as nonqualified stock options. In reducing the number of options treated as ISOs to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Administrator may, in the manner and to the extent permitted by law, designate which Common Shares are to be treated as shares acquired pursuant to the exercise of an ISO. ISOs may only be granted to employees of the Corporation or one of its subsidiaries (for this purpose, the term "subsidiary" is used as defined in Section 424(f) of the Code, which generally requires an unbroken chain of ownership of at least 50% of the total combined voting power of all classes of stock of each subsidiary in the chain beginning with the Corporation and ending with the subsidiary in question). There shall be imposed in any award agreement relating to ISOs such other terms and conditions as from time to time are required in order that the option be an "incentive stock option" as that term is defined in Section 422 of the Code. No ISO may be granted to any person who, at the time the option is granted, owns (or is deemed to own under Section 424(d) of the Code) outstanding Common Shares possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, unless the exercise price of such option is at least 110% of the fair market value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted.

      5.1.3 Share Appreciation Rights.    A share appreciation right or "SAR" is a right to receive a payment, in cash and/or Common Shares, equal to the excess of the fair market value of a specified number of Common Shares on the date the SAR is exercised over the "base price" of the award, which base price shall be set forth in the applicable award agreement and shall be not less than 100% of the fair market value of a Common Share on the date of grant of the SAR. The maximum term of a SAR shall be ten (10) years.

      5.1.4 Other Awards; Dividend Equivalent Rights.    The other types of awards that may be granted under this Plan include: (a) stock bonuses, restricted stock, performance stock, stock units, phantom stock or similar rights to purchase or acquire shares, whether at a fixed or variable price or ratio related to the Common Shares, upon the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or any combination thereof; (b) any similar securities with a value derived from the value of or related to the Common Shares and/or returns thereon; or (c) cash awards. Dividend equivalent rights may be granted as a separate award or in connection with another award under this Plan; provided, however, that dividend equivalent rights may not be granted in connection with a stock option or SAR granted under this Plan. In addition, any dividends and/or dividend equivalents as to the unvested portion of a restricted stock award that is subject to performance-based vesting requirements or the unvested portion of a stock unit award that is subject to performance-based vesting requirements will be subject to termination and forfeiture to the same extent as the corresponding portion of the award to which they relate.

    5.2
    Section 162(m) Performance-Based Awards.    Without limiting the generality of the foregoing, any of the types of awards listed in Section 5.1.4 above may be, and options and SARs granted to officers and employees ("Qualifying Options" and "Qualifying SARS," respectively) typically will be, granted as awards intended to satisfy the requirements for "performance-based compensation" within the meaning of Section 162(m) of the Code ("Performance-Based Awards"). The grant, vesting, exercisability or payment of Performance-Based Awards may depend (or, in the case of Qualifying Options or Qualifying SARs, may also depend) on the degree of achievement of one or more performance goals relative to a pre-established targeted level or levels using one or more of the Business Criteria set forth below (on an absolute or relative (including, without limitation, relative to the performance of other companies or upon comparisons of any of the indicators of performance relative to other companies) basis) for the Corporation on a consolidated basis or for one or more of the Corporation's subsidiaries, segments, divisions or business units, or any combination of the foregoing. Any Qualifying Option or Qualifying SAR shall be subject only to the requirements of Section 5.2.1 and 5.2.3 in order for such award to satisfy the requirements for "performance-based compensation" under Section 162(m) of the Code. Any other Performance-Based Award shall be subject to all of the following provisions of this Section 5.2.

      5.2.1 Class; Administrator.    The eligible class of persons for Performance-Based Awards under this Section 5.2 shall be officers and employees of the Corporation or one of its Subsidiaries. The Administrator approving Performance-Based Awards or making any certification required pursuant to Section 5.2.4 must be constituted as provided in Section 3.1 for awards that are intended as performance-based compensation under Section 162(m) of the Code.

      5.2.2 Performance Goals.    The specific performance goals for Performance-Based Awards (other than Qualifying Options and Qualifying SARs) shall be, on an absolute or relative basis, established based on one or more of the following business criteria ("Business Criteria") as selected by the Administrator in its sole discretion: earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), share price, total shareholder return, gross revenue, revenue growth, operating income (before or after taxes), net earnings (before or after interest, taxes, depreciation and/or amortization), return on equity or on assets or on net investment, cost containment or reduction, or any combination thereof. These terms are used as applied under generally accepted accounting principles or in the financial reporting of the Corporation or of its Subsidiaries. To qualify awards as performance-based under Section 162(m), the applicable Business Criterion (or Business Criteria, as the case may be) and specific performance goal or goals ("targets") must be established and approved by the Administrator during the first 90 days of the performance period (and, in the case of performance periods of less than one year, in no event after 25% or more of the performance period has elapsed) and while performance relating to such target(s) remains substantially uncertain within the meaning of Section 162(m) of the Code. The terms of the Performance-Based Awards may specify the manner, if any, in which performance targets shall be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets. The applicable performance measurement period may not be less than three months nor more than 10 years.

      5.2.3 Form of Payment; Maximum Performance-Based Award.    Grants or awards under this Section 5.2 may be paid in cash or Common Shares or any combination thereof. Grants of Qualifying Options and Qualifying SARs to any one participant in any one calendar year shall be subject to the limit set forth in Section 4.2(b). The maximum number of Common Shares which may be subject to Performance-Based Awards (including Performance-Based Awards payable in Common Shares and Performance-Based Awards payable in cash where the amount of cash payable upon or following vesting of the award is determined with reference to the fair market value of a Common Share at such time) that are granted to any one participant in any one calendar year shall not exceed 2,000,000 shares (counting such shares on a one-for-one basis for this purpose), either individually or in the aggregate, subject to adjustment as provided in Section 7.1; provided that this limit shall not apply to Qualifying Options and Qualifying SARs (which are covered by the limit of Section 4.2(b)). The aggregate amount of compensation to be paid to any one participant in respect of all Performance-Based Awards payable only in cash (excluding cash awards covered by the preceding sentence where the cash payment is determined with reference to the fair market value of a Common Share upon or following the vesting of the award) and granted to that participant in any one calendar year shall not exceed $10,000,000. Awards that are cancelled during the year shall be counted against these limits to the extent required by Section 162(m) of the Code.

      5.2.4 Certification of Payment.    Before any Performance-Based Award under this Section 5.2 (other than Qualifying Options and Qualifying SARs) is paid and to the extent required to qualify the award as performance-based compensation within the meaning of Section 162(m) of the Code, the Administrator must certify in writing that the performance target(s) and any other material terms of the Performance-Based Award were in fact timely satisfied.

      5.2.5 Reservation of Discretion.    The Administrator will have the discretion to determine the restrictions or other limitations of the individual awards granted under this Section 5.2 including the authority to reduce awards, payouts or vesting or to pay no awards, in its sole discretion, if the Administrator preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.

      5.2.6 Expiration of Grant Authority.    As required pursuant to Section 162(m) of the Code and the regulations promulgated thereunder, the Administrator's authority to grant new awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code (other than Qualifying Options and Qualifying SARs) shall terminate upon the first meeting of the Corporation's shareholders that occurs in the fifth year following the year in which the Corporation's shareholders first approve this Plan, subject to any subsequent extension that may be approved by shareholders.

    5.3
    Award Agreements.    Each award shall be evidenced by either (1) a written award agreement in a form approved by the Administrator and executed by the Corporation by an officer duly authorized to act on its behalf, or (2) an electronic notice of award grant in a form approved by the Administrator and recorded by the Corporation (or its designee) in an electronic recordkeeping system used for the purpose of tracking award grants under this Plan generally (in each case, an "award agreement"), as the Administrator may provide and, in each case and if required by the Administrator, executed or otherwise electronically accepted by the recipient of the award in such form and manner as the Administrator may require. The Administrator may authorize any officer of the Corporation (other than the particular award recipient) to execute any or all award agreements on behalf of the Corporation. The award agreement shall set forth the material terms and conditions of the award as established by the Administrator consistent with the express limitations of this Plan.

    5.4
    Deferrals and Settlements.    Payment of awards may be in the form of cash, Common Shares, other awards or combinations thereof as the Administrator shall determine, and with such restrictions as it may impose. The Administrator may also require or permit participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under this Plan. The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

    5.5
    Consideration for Common Shares or Awards.    The purchase price for any award granted under this Plan or the Common Shares to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, without limitation, one or a combination of the following methods:

    •
    services rendered by the recipient of such award;

    •
    cash, check payable to the order of the Corporation, or electronic funds transfer;

    •
    notice and third party payment in such manner as may be authorized by the Administrator;

    •
    the delivery of previously owned Common Shares;

    •
    by a reduction in the number of shares otherwise deliverable pursuant to the award; or

    •
    subject to such procedures as the Administrator may adopt, pursuant to a "cashless exercise" with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards.

    In no event shall any shares newly-issued by the Corporation be issued for less than the minimum lawful consideration for such shares or for consideration other than consideration permitted by applicable law. Common Shares used to satisfy the exercise price of an option shall be valued at their fair market value on the date of exercise. The Corporation will not be obligated to deliver any shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to exercise or purchase have been satisfied. Unless otherwise expressly provided in the applicable award agreement, the Administrator may at any time eliminate or limit a participant's ability to pay the purchase or exercise price of any award or shares by any method other than cash payment to the Corporation.

    5.6
    Definition of Fair Market Value.    For purposes of this Plan, "fair market value" shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the closing price (in regular trading) of a Common Share as reported on the composite tape for securities listed on the New York Stock Exchange (the "Exchange") for the date in question or, if no sales of Common Shares were made on the Exchange on that date, the closing price (in regular trading) of a Common Share as reported on said composite tape for the next preceding day on which sales of Common Shares were made on the Exchange. The Administrator may, however, provide with respect to one or more awards that the fair market value shall equal the closing price (in regular trading) of a Common Share as reported on the composite tape for securities listed on the Exchange on the last trading day preceding the date in question or the average of the high and low trading prices of a Common Share as reported on the composite tape for securities listed on the Exchange for the date in question or the most recent trading day. If the Common Shares are no longer listed or are no longer actively traded on the Exchange as of the applicable date, the fair market value of the Common Shares shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances. The Administrator also may adopt a different methodology for determining fair market value with respect to one or more awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular award(s) (for example, and without limitation, the Administrator may provide that fair market value for purposes of one or more awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).

    5.7
    Transfer Restrictions.

    5.7.1 Limitations on Exercise and Transfer.    Unless otherwise expressly provided in (or pursuant to) this Section 5.7 or required by applicable law: (a) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) awards shall be exercised only by the participant; and (c) amounts payable or shares issuable pursuant to any award shall be delivered only to (or for the account of) the participant.

    5.7.2 Exceptions.    The Administrator may permit awards to be exercised by and paid to, or otherwise transferred to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing. Any permitted transfer shall be subject to compliance with applicable federal and state securities laws and shall not be for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting interests are held by the Eligible Person or by the Eligible Person's family members).

    5.7.3 Further Exceptions to Limits on Transfer.    The exercise and transfer restrictions in Section 5.7.1 shall not apply to:

      (a)
      transfers to the Corporation (for example, in connection with the expiration or termination of the award),

      (b)
      the designation of a beneficiary to receive benefits in the event of the participant's death or, if the participant has died, transfers to or exercise by the participant's beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,

      (c)
      subject to any applicable limitations on ISOs, transfers to a family member (or former family member) pursuant to a domestic relations order if approved or ratified by the Administrator,

        (d)
        if the participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative, or

        (e)
        the authorization by the Administrator of "cashless exercise" procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable laws and the express authorization of the Administrator.

    5.8
    International Awards.    One or more awards may be granted to Eligible Persons who provide services to the Corporation or one of its Subsidiaries outside of the United States. Any awards granted to such persons may be granted pursuant to the terms and conditions of any applicable sub-plans, if any, appended to this Plan and approved by the Administrator.

6. EFFECT OF TERMINATION OF EMPLOYMENT OR SERVICE ON AWARDS

    6.1
    General.    The Administrator shall establish the effect of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award. If the participant is not an employee of the Corporation or one of its Subsidiaries and provides other services to the Corporation or one of its Subsidiaries, the Administrator shall be the sole judge for purposes of this Plan (unless a contract or the award otherwise provides) of whether the participant continues to render services to the Corporation or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated.

    6.2
    Events Not Deemed Terminations of Service.    Unless the express policy of the Corporation or one of its Subsidiaries, or the Administrator, otherwise provides, the employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Corporation or one of its Subsidiaries, or the Administrator; provided that, unless reemployment upon the expiration of such leave is guaranteed by contract or law or the Administrator otherwise provides, such leave is for a period of not more than three months. In the case of any employee of the Corporation or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Corporation or one of its Subsidiaries may be suspended until the employee returns to service, unless the Administrator otherwise provides or applicable law otherwise requires. In no event shall an award be exercised after the expiration of the term set forth in the applicable award agreement.

    6.3
    Effect of Change of Subsidiary Status.    For purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Corporation a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of the Corporation or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status unless the Subsidiary that is sold, spun-off or otherwise divested (or its successor or a direct or indirect parent of such Subsidiary or successor) assumes the Eligible Person's award(s) in connection with such transaction.

7. ADJUSTMENTS; ACCELERATION

    7.1
    Adjustments.    Subject to Section 7.2, upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Shares; or any exchange of Common Shares or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Shares; then the Administrator shall equitably and proportionately adjust (1) the number and type of Common Shares (or other securities) that thereafter may be made the subject of awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan), (2) the number, amount and type of Common Shares (or other securities or property) subject to any outstanding awards, (3) the grant, purchase, or exercise price (which term includes the base price of any SAR or similar right) of any outstanding awards, and/or (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding awards.

    Unless otherwise expressly provided in the applicable award agreement, upon (or, as may be necessary to effect the adjustment, immediately prior to) any event or transaction described in the preceding paragraph or a sale of all or substantially all of the business or assets of the Corporation as an entirety, the Administrator shall equitably and proportionately adjust the performance standards applicable to any then-outstanding performance-based awards to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding performance-based awards.

    It is intended that, if possible, any adjustments contemplated by the preceding two paragraphs be made in a manner that satisfies applicable U.S. legal, tax (including, without limitation and as applicable in the circumstances, Section 424 of the Code, Section 409A of the Code and Section 162(m) of the Code) and accounting (so as to not trigger any charge to earnings with respect to such adjustment) requirements.

    Without limiting the generality of Section 3.3, any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 7.1, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

    7.2
    Corporate Transactions — Assumption and Termination of Awards.    Upon the occurrence of any of the following: any merger, combination, consolidation, or other reorganization in connection with which the Corporation does not survive (or does not survive as a public company in respect of its Common Shares); any exchange of Common Shares or other securities of the Corporation in connection with which the Corporation does not survive (or does not survive as a public company in respect of its Common Shares); a sale of all or substantially all the business, shares or assets of the Corporation in connection with which the Corporation does not survive (or does not survive as a public company in respect of its Common Shares); a dissolution of the Corporation; or any other event in which the Corporation does not survive (or does not survive as a public company in respect of its Common Shares); then the Administrator may make provision for a cash payment in settlement of, or for the termination, assumption, substitution or exchange of any or all outstanding share-based awards or the cash, securities or property deliverable to the holder of any or all outstanding share-based awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Shares upon or in respect of such event. Upon the occurrence of any event described in the preceding sentence, then, unless the Administrator has made a provision for the substitution, assumption, exchange or other continuation or settlement of the award or the award would otherwise continue in accordance with its terms in the circumstances: (1) unless otherwise provided in the applicable award agreement, each then-outstanding option and SAR shall become fully vested, all shares of restricted stock then outstanding shall fully vest free of restrictions, and each other award granted under this Plan that is then outstanding shall become payable to the holder of such award; and (2) each award shall terminate upon the related event; provided that the holder of an option or SAR shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding vested options and SARs (after giving effect to any accelerated vesting required in the circumstances) in accordance with their terms before the termination of such awards (except that in no case shall more than ten days' notice of the impending termination be required and any acceleration of vesting and any exercise of any portion of an award that is so accelerated may be made contingent upon the actual occurrence of the event).

    The Administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award.

    In any of the events referred to in this Section 7.2, the Administrator may take such action contemplated by this Section 7.2 prior to such event (as opposed to on the occurrence of such event) to the extent that the Administrator deems the action necessary to permit the participant to realize the benefits intended to be conveyed with respect to the underlying shares. Without limiting the generality of the foregoing, the Administrator may deem an acceleration and/or termination to occur immediately prior to the applicable event and, in such circumstances, will reinstate the original terms of the award if an event giving rise to an acceleration and/or termination does not occur.

    Without limiting the generality of Section 3.3, any good faith determination by the Administrator pursuant to its authority under this Section 7.2 shall be conclusive and binding on all persons.

    7.3
    Other Acceleration Rules.    The Administrator may override the provisions of Section 7.2 by express provision in the award agreement and may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the award agreement or otherwise, in such circumstances as the Administrator may approve. The portion of any ISO accelerated in connection with an event referred to in Section 7.2 (or such other circumstances as may trigger accelerated vesting of the award) shall remain exercisable as an ISO only to the extent the applicable $100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the option shall be exercisable as a nonqualified stock option under the Code.

    7.4
    Definition of Change in Control.    With respect to a particular award granted under this Plan, a "Change in Control" shall be deemed to have occurred as of the first day, after the date of grant of the particular award, that any one or more of the following conditions shall have been satisfied:

      (a)
      The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a "Person")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (1) the then-outstanding Common Shares of the Corporation (the "Outstanding Company Common Shares") or (2) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control Event; (A) any acquisition directly from the Corporation, (B) any acquisition by the Corporation, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any affiliate of the Corporation or a successor, or (D) any acquisition by any entity pursuant to a transaction that complies with Sections (c)(1), (2) and (3) below;

      (b)
      Individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

      (c)
      Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Corporation or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or stock of another entity by the Corporation or any of its Subsidiaries (each, a "Business Combination"), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Shares and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation's assets directly or through one or more subsidiaries (a "Parent")) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Shares and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Corporation or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 30% existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

        (d)
        Approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation other than in the context of a transaction that does not constitute a Change in Control Event under clause (c) above.

8. OTHER PROVISIONS

    8.1
    Compliance with Laws.    This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of Common Shares, and/or the payment of money under this Plan or under awards are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Corporation or one of its Subsidiaries, provide such assurances and representations to the Corporation or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

    8.2
    No Rights to Award.    No person shall have any claim or rights to be granted an award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.

    8.3
    No Employment/Service Contract.    Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Corporation or one of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an employee's status as an employee at will, nor shall interfere in any way with the right of the Corporation or one of its Subsidiaries to change a person's compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an award agreement.

    8.4
    Plan Not Funded.    Awards payable under this Plan shall be payable in shares or from the general assets of the Corporation, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including Common Shares, except as expressly otherwise provided) of the Corporation or one of its Subsidiaries by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or one of its Subsidiaries and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

    8.5
    Tax Withholding.    Upon any exercise, vesting, or payment of any award, or upon the disposition of Common Shares acquired pursuant to the exercise of an ISO prior to satisfaction of the holding period requirements of Section 422 of the Code, or upon any other tax withholding event with respect to any award, the Corporation or one of its Subsidiaries shall have the right at its option to:

      (a)
      require the participant (or the participant's personal representative or beneficiary, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such award event or payment; or

      (b)
      deduct from any amount otherwise payable in cash (whether related to the award or otherwise) to the participant (or the participant's personal representative or beneficiary, as the case may be) the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such award event or payment.

    In any case where a tax is required to be withheld in connection with the delivery of Common Shares under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) require or grant (either at the time of the award or thereafter) to the participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, that the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their fair market value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy the minimum applicable withholding obligation on exercise, vesting or payment. In no event shall the shares withheld exceed the minimum whole number of shares required for tax withholding under applicable law.

    8.6
    Effective Date, Termination and Suspension, Amendments.

    8.6.1    Effective Date.    This Plan is effective as of July 16, 2012, the date of its approval by the Board (the "Effective Date"). This Plan shall be submitted for and subject to shareholder approval no later than twelve months after the Effective Date. Unless earlier terminated by the Board, this Plan shall terminate at the close of business on the day before the tenth anniversary of the Effective Date. After the termination of this Plan either upon such stated expiration date or its earlier termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

    8.6.2    Board Authorization.    The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Board suspends this Plan.

    8.6.3    Shareholder Approval.    To the extent then required by applicable law or any applicable listing agency or required under Sections 162, 422 or 424 of the Code to preserve the intended tax consequences of this Plan, or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to shareholder approval.

    8.6.4    Amendments to Awards.    Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on awards to participants that the Administrator in the prior exercise of its discretion has imposed, without the consent of a participant, and (subject to the requirements of Sections 3.2 and 8.6.5) may make other changes to the terms and conditions of awards. Any amendment or other action that would constitute a repricing of an award is subject to the limitations set forth in Section 3.2.

    8.6.5    Limitations on Amendments to Plan and Awards.    No amendment, suspension or termination of this Plan or amendment of any outstanding award agreement shall, without written consent of the participant, affect in any manner materially adverse to the participant any rights or benefits of the participant or obligations of the Corporation under any award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.6.

    8.7
    Privileges of Share Ownership.    Except as otherwise expressly authorized by the Administrator or this Plan, a participant shall not be entitled to any privilege of share ownership as to any Common Shares not actually delivered to and held of record by the participant (subject to the last sentence of Section 5.1.4). Except as expressly required by Section 7.1 or otherwise expressly provided by the Administrator, no adjustment will be made for dividends or other rights as a shareholder for which a record date is prior to such date of delivery.

    8.8
    Governing Law; Construction; Severability.

    8.8.1    Choice of Law.    This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of California, except to the extent that the laws of British Columbia are applicable as the jurisdiction of incorporation of the Corporation.

    8.8.2    Severability.    If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

    8.8.3    Plan Construction.

      (a)
      Rule 16b-3.    It is the intent of the Corporation that the awards and transactions permitted by awards be interpreted in a manner that, in the case of participants who are or may be subject to Section 16 of the Exchange Act, qualify, to the maximum extent compatible with the express terms of the award, for exemption from matching liability under Rule 16b-3 promulgated under the Exchange Act. Notwithstanding the foregoing, the Corporation shall have no liability to any participant for Section 16 consequences of awards or events under awards if an award or event does not so qualify.

      (b)
      Section 162(m).    Awards under Section 5.1.4 to persons described in Section 5.2 that are either granted or become vested, exercisable or payable based on attainment of one or more performance goals related to the Business Criteria, as well as Qualifying Options and Qualifying SARs granted to persons described in Section 5.2, that are approved by a committee composed solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code) shall be deemed to be intended as performance-based compensation within the meaning of Section 162(m) of the Code unless such committee provides otherwise at the time of grant of the award. It is the further intent of the Corporation that (to the extent the Corporation or one of its Subsidiaries or awards under this Plan may be or become subject to limitations on deductibility under Section 162(m) of the Code) any such awards and any other Performance-Based Awards under Section 5.2 that are granted to or held by a person subject to Section 162(m) will qualify as performance-based compensation or otherwise be exempt from deductibility limitations under Section 162(m).

    8.9
    Captions.    Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

    8.10
    Stock-Based Awards in Substitution for Stock Options or Awards Granted by Other Corporation.    Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee stock options, SARs, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Corporation or one of its Subsidiaries, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Corporation or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided the awards reflect only adjustments giving effect to the assumption or substitution consistent with the conversion applicable to the Common Shares in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Corporation, as a result of the assumption by the Corporation of, or in substitution for, outstanding awards previously granted by an acquired company (or previously granted by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Corporation or one of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan.

    8.11
    Non-Exclusivity of Plan.    Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Common Shares, under any other plan or authority.

    8.12
    No Corporate Action Restriction.    The existence of this Plan, the award agreements and the awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the shareholders of the Corporation to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Corporation or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Corporation or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Corporation or any Subsidiary, (d) any dissolution or liquidation of the Corporation or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Corporation or any Subsidiary, or (f) any other corporate act or proceeding by the Corporation or any Subsidiary. No participant, beneficiary or any other person shall have any claim under any award or award agreement against any member of the Board or the Administrator, or the Corporation or any employees, officers or agents of the Corporation or any Subsidiary, as a result of any such action.

    8.13
    Other Company Benefit and Compensation Programs.    Payments and other benefits received by a participant under an award made pursuant to this Plan shall not be deemed a part of a participant's compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except where the Administrator expressly otherwise provides or authorizes in writing. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans or arrangements of the Corporation or its Subsidiaries.

    8.14
    Clawback Policy.    The awards granted under this Plan are subject to the terms of the Corporation's recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of awards or any Common Shares or other cash or property received with respect to the awards (including any value received from a disposition of the shares acquired upon payment of the awards).

EXHIBIT B

NON-GAAP FINANCIAL MEASURES

Reconciliation of Annual Net Income (Loss) to EBITDA and EBITDA, as adjusted

	Year Ended March 31,
	2014	2013	2012
	(Amounts in thousands)
Net income (loss)	$152,037	$232,127	$(39,118)
Depreciation and amortization	6,539	8,290	4,276
Contractual cash based interest	48,960	75,322	62,430
Noncash interest expense	17,210	18,258	15,681
Interest and other income	(6,030)	(4,036)	(2,752)
Income tax provision (benefit)	32,923	(75,756)	4,695

EBITDA	$251,639	$254,205	$45,212

Gain on sale of asset disposal group	—	—	(10,967)
Loss on extinguishment of debt	39,572	24,089	967
Stock-based compensation(1)	72,119	47,665	25,014
Administrative proceeding	7,500	—	—
Acquisition related charges	—	2,575	11,957
Corporate defense charges(2)	—	—	(1,726)
Non-risk prints and advertising expense	—	1,155	1,095

EBITDA, as adjusted	$370,830	$329,689	$71,552

(1)
The years ended March 31, 2014, 2013 and 2012 include cash settled share appreciation rights ("SARs") expense of $10.9 million, $12.0 million, and $15.3 million, respectively.

(2)
The year ended March 31, 2012 includes a benefit for charges associated with a shareholder activist matter of $2.0 million related to a negotiated settlement with a vendor of costs incurred and recorded in fiscal year 2011, and insurance recoveries of related litigation offset by other costs.

EBITDA is defined as earnings before interest, income tax provision or benefit, and depreciation and amortization. EBITDA is a non-GAAP financial measure.

EBITDA, as adjusted represents EBITDA as defined above adjusted for gain on sale of asset disposal group, loss on extinguishment of debt, stock-based compensation, administrative proceeding, acquisition related charges, certain corporate defense and related charges, and non-risk prints and advertising expense. Stock-based compensation represents compensation expenses associated with stock options, restricted share units and cash and equity settled SARs. Administrative proceeding represents the settlement of an administrative order. Acquisition related charges represent severance and transaction costs associated with the acquisition of Summit Entertainment. Corporate defense and related charges represent legal fees, other professional fees, and certain other costs associated with a shareholder activist matter. Non-risk prints and advertising expense represents the amount of theatrical marketing expense for third party titles that the Company funded and expensed for which a third party provides a guarantee that such expense will be recouped from the performance of the film (i.e. there is no risk of loss to the company) net of an amount of the estimated amortization of participation expense that would have been recorded if such amount had not been expensed. The amount is subtracted from EBITDA in the year ended March 31, 2013 because there was no non-risk prints and advertising expense incurred and the amount represents the estimated amortization of participation expense that would have been recorded if such prior period amounts had not been expensed. EBITDA, as adjusted is a non-GAAP financial measure.

The Company's management believes EBITDA and EBITDA, as adjusted to be a meaningful indicator of our performance that provides useful information to investors regarding our financial condition and results of operations. Presentation of EBITDA and EBITDA, as adjusted are non-GAAP financial measures commonly used in the entertainment industry and by financial analysts and others who follow the industry to measure operating performance. While management considers EBITDA and EBITDA, as adjusted to be important measures of comparative operating performance, they should be considered in addition to, but not as a substitute for, net income (loss) and other measures of financial performance reported in accordance with Generally Accepted Accounting Principles ("GAAP"). EBITDA and EBITDA, as adjusted do not reflect cash available to fund cash requirements. Not all companies calculate EBITDA or EBITDA, as adjusted in the same manner and the measures as presented may not be comparable to similarly titled measures presented by other companies.

Reconciliation of Annual Income (Loss) Before Income Taxes, Net Income (Loss), Basic and Diluted EPS to Adjusted Income (Loss) Before Income Taxes, Adjusted Net Income (Loss), and Adjusted Basic and Diluted EPS

	Year Ended March 31, 2014
	Income before income taxes	Net income	Basic EPS*	Diluted EPS*

	(Amounts in thousands, except per share amounts)
As reported	$184,960	$152,037	$1.11	$1.04
Stock-based compensation(1)	72,119	45,435	0.33	0.29
Loss on extinguishment of debt(2)	39,572	24,930	0.18	0.16
Administrative proceeding(3)	7,500	7,500	0.05	0.05
Tax valuation allowance(4)	—	(12,030)	(0.09)	(0.08)

As adjusted for stock-based compensation, loss on extinguishment of debt, administrative proceeding and valuation allowance	$304,151	$217,872	$1.58	$1.47

	Year Ended March 31, 2013
	Income before income taxes	Net income	Basic EPS*	Diluted EPS*
	(Amounts in thousands, except per share amounts)
As reported	$156,371	$232,127	$1.73	$1.61
Stock-based compensation(1)	47,665	30,186	0.22	0.20
Loss on extinguishment of debt(2)	24,089	15,255	0.11	0.10
Tax valuation allowance(4)	—	(141,087)	(1.05)	(0.94)

As adjusted for stock-based compensation, loss on extinguishment of debt and valuation allowance	$228,125	$136,481	$1.01	$0.96

	Year Ended March 31, 2012
	Income (loss) before income taxes	Net income (loss)	Basic EPS*	Diluted EPS*
	(Amounts in thousands, except per share amounts)
As reported	$(34,423)	$(39,118)	$(0.30)	$(0.30)
Stock-based compensation(1)	25,014	15,841	0.12	0.12
Loss on extinguishment of debt(2)	967	612	—	—
Tax valuation allowance(4)	—	9,778	0.07	0.07

As adjusted for stock-based compensation, loss on extinguishment of debt and valuation allowance	$(8,442)	$(12,887)	$(0.10)	$(0.10)

*
Basic and Diluted EPS amounts may not add precisely due to rounding

  Adjusted income (loss) before income taxes, adjusted net income (loss) and adjusted basic and diluted EPS are adjusted for the following items:

(1)
Stock-based compensation: Adjustments for stock-based compensation represents compensation expenses associated with stock options, restricted share units, cash and equity settled SARs. The adjustment to net income (loss) is net of the tax impact calculated using the statutory tax rate applicable to each adjustment.

(2)
Loss on extinguishment of debt: This adjusts income (loss) before income taxes and net income (loss) to eliminate the loss on extinguishment of debt. The adjustment to net income (loss) is net of the tax impact calculated using the statutory tax rate applicable to each adjustment.

(3)
Administrative proceeding: Adjustment for administrative proceeding represents the settlement of an administrative order.

(4)
Tax valuation allowance: In order to reflect net income on a comparable basis, we have adjusted all periods to exclude the impact of changes in the valuation allowance from adjusted net income. A substantial portion of the Company's valuation allowance was reversed in the year ended March 31, 2013 due to the expectation of the realization of the related net deferred tax assets in future tax returns. A further reduction in the valuation allowance related to the Company's Canadian net deferred tax assets was reversed in the year ended March 31, 2014.

  The Company's management believes that these non-GAAP measures provide useful information to investors regarding the Company's results as compared to historical periods. The Company uses these measures, among other measures, to evaluate the operating performance of the Company. The Company believes that the adjusted results provide relevant and useful information for investors because they clarify the Company's actual operating performance and allow investors to review our operating performance in the same way as our management. Since these measures are not calculated in accordance with generally accepted accounting principles, they should not be considered in isolation of, or as a substitute for income before income taxes, net income, basic and diluted EPS. Not all companies calculate adjusted income before income taxes, adjusted net income, and adjusted basic and diluted EPS in the same manner and the measures as presented may not be comparable to similarly titled measures presented by other companies.

PROXY LIONS GATE ENTERTAINMENT CORP. 250 Howe Street, 20th Floor Vancouver, British Columbia V6C 3R8 THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS COMMON SHARES The undersigned holder of Common Shares of Lions Gate Entertainment Corp., a British Columbia corporation (the “Company”), hereby appoints Michael Burns, Jon Feltheimer, James W. Barge and Wayne Levin, and each of them, or in the place of the foregoing, (print name), as proxies for the undersigned, each with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated on the reverse, all of the Common Shares of the Company that the undersigned is entitled to vote at the 2014 Annual General and Special Meeting of Shareholders of the Company (the “Annual Meeting”), to be held at the Shangri-La Hotel, 188 University Avenue, Toronto, Ontario, M5H 0A3, Canada, on Tuesday, September 9, 2014, beginning at 10:00 a.m., local time, or at any continuations, adjournments or postponements thereof. If the shareholder does not want to appoint the persons named in this instrument of proxy, he/she should strike out his/her name and insert in the blank space provided the name of the person he/she wishes to act as his/her proxy. Such other person need not be a shareholder of the Company. This form of proxy must be completed, dated and signed and returned by mail in the envelope provided for that purpose, by fax to (302) 295-3811 or by Internet to: www.ivselection.com/lionsgate2014 prior to or at the Annual Meeting prior to the closing of the polls. If completing by fax, please ensure you fax both sides of this form of proxy. (Continued, and to be marked, dated and signed, on the other side) Address Change/Comments (Mark the corresponding box on the reverse side) Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on September 9, 2014. The notice of the Annual Meeting, the proxy statement and this proxy card first will be mailed to shareholders on or about July 30, 2014. The Company’s proxy statement and fiscal 2014 Annual Report to Shareholders are also available in the Corporate/Reports section on our website at www.lionsgate.com. . Detach here from proxy voting card .

Mark Here for Address Change or Comments . Detach here from proxy voting card . PLEASE SEE REVERSE SIDE 1. Election of Directors The Board of Directors recommends that you vote FOR the following director nominees: ABSTAIN WITHHOLD FOR 2. Proposal to reappoint Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending March 31, 2015. 3. Proposal to conduct an advisory vote to approve executive compensation. 4. Proposal to approve amendments to the Lions Gate Entertainment Corp. 2012 Performance Incentive Plan. 5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. ABSTAIN WITHHOLD FOR ABSTAIN AGAINST FOR ABSTAIN AGAINST FOR THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSALS 2, 3, 4 AND 5. The undersigned hereby acknowledges receipt of (i) the Notice of the Annual General and Special Meeting of Shareholders, (ii) the Proxy Statement and (iii) the Company’s 2014 Annual Report to Shareholders. PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED. Signature Signature Date Title Title Date IMPORTANT: Please sign exactly as your name appears hereon and mail it promptly even though you may plan to attend the meeting. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. LIONS GATE ENTERTAINMENT CORP. OFFERS SHAREHOLDERS OF RECORD THREE WAYS TO VOTE YOUR PROXY YOUR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU HAD RETURNED YOUR PROXY CARD. WE ENCOURAGE YOU TO USE THIS COST EFFECTIVE AND CONVENIENT WAY OF VOTING, 24 HOURS A DAY, 7 DAYS A WEEK. INTERNET VOTING Visit the Internet voting website at www.ivselection.com/lionsgate2014. Have this proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. VOTING BY MAIL Simply sign and date your proxy card and return it in the postage-paid envelope to IVS Associates Inc., Attn: Lionsgate Proxy Tabulation, 1000 N. West Street, Suite 1200, Wilmington, Delaware, 19801. If you are voting by Internet, please do not mail your proxy card. VOTING BY FAX Simply sign and date your proxy card and Fax it to IVS Associates Inc., Attn: Lionsgate Proxy Tabulation at Fax Number (302) 295-3811. Please ensure you fax both sides of this form of proxy. OR OR 01 Michael Burns 02 Gordon Crawford 03 Arthur Evrensel 04 Jon Feltheimer 05 Frank Giustra 06 Morley Koffman 07 Harald Ludwig 08 G. Scott Paterson 09 Mark H. Rachesky, M.D. 10 Daryl Simm 11 Hardwick Simmons 12 Phyllis Yaffe ABSTAIN WITHHOLD FOR The Board of Directors recommends that you vote FOR proposals 2, 3 and 4: ABSTAIN AGAINST FOR